Rule 424(b)(3)

File No. 333-273552

PROSPECTUS

CUENTAS INC.

311,771 Shares of Common Stock

This prospectus relates to the resale of up to 311,771 shares of common stock, par value $0.001 per share, of Cuentas Inc. (“we,” “us,” “our,” “Cuentas” or the “Company”), consisting of up to (i) 291,375 shares of common stock (the “Purchase Warrant Shares”) issuable upon exercise of warrants (the “Purchase Warrants”) to purchase shares of common stock at an exercise price of $17.16 per share originally issued by us to an institutional investor named herein as a selling shareholder on February 8, 2023 in a private placement of warrants (the “Private Placement”) that occurred concurrently with a registered direct offering of shares of common stock (the “February Offering”) and (ii) 20,396 shares of common stock (the “PA Warrant Shares”) issuable upon exercise of warrants (the “PA Warrants”) to purchase shares of common stock at an exercise price of $23.17 per share issued on February 8, 2023 to designees of H.C. Wainwright & Co. LLC (“Wainwright”), placement agent for the Private Placement.

This registration does not mean that the selling shareholders will actually offer or sell any of these shares. We will not receive any proceeds from the resale of any of the shares of common stock being registered hereby sold by the selling shareholders. However, we may receive proceeds from the exercise of the Purchase Warrants and the PA Warrants held by the selling shareholders exercised other than pursuant to any applicable cashless exercise provisions of such warrants.

Our common stock is listed on The NASDAQ Capital Market under the symbol “CUEN.” We also have a class of warrants that are listed on The NASDAQ Capital Market under the symbol “CUENW.” The last reported sale prices of our common stock and listed warrants on The NASDAQ Capital Market on August 8, 2023 were $3.82 per share and $0.06 per warrant.

Following the effectiveness of the registration statement of which this prospectus forms a part, the sale and distribution of securities offered hereby may be effected from time to time in one or more transactions that may take place on Nasdaq (or such other market or quotation system on which our common stock is then listed or quoted), including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders. The selling shareholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

This prospectus describes the general manner in which shares of common stock may be offered and sold by any selling shareholders. When the selling shareholders sell shares of common stock under this prospectus, we may, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. We urge you to read carefully this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

All share and per share information in this prospectus gives effect to a 1-for-13 reverse stock split effected on March 24, 2023.

Investing in our common stock is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 9, 2023.

Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus or any other matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

We further note that the representations, warranties and covenants made by us in any document that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus includes estimates, statistics and other industry data that we obtained from industry publications, research, surveys and studies conducted by third parties and publicly available information. Such data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. This prospectus also includes data based on our own internal estimates. We caution you not to give undue weight to such projections, assumptions and estimates.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in our Company.  You should carefully read the entire prospectus. In particular, attention should be directed to our “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto contained herein. Unless the context requires otherwise, references in this prospectus to “we,” “us,” “our,” “Cuentas,” “our company,” or similar terminology refer to Cuentas Inc. All share and per share information in this prospectus gives effect to a 1-for-13 reverse stock split effected on March 24, 2023.

Overview of Our Business

Our business is focused on using proprietary technologies to integrate FinTech (Financial Technology), e-finance and e-commerce services into solutions that deliver next generation digital financial services to the unbanked, under-banked and underserved populations nationally in the USA. The Cuentas Platform integrates Cuentas Mobile, the Company’s Telecommunications solution, with its core financial services offerings to help entire communities enter the modern financial marketplace. Our General Purpose Reloadable (GPR) Card includes a digital wallet, discounts for purchases at major physical and online retailers, rewards, and the ability to purchase digital content.

The Cuentas Mobile App & GPR ecosystem protects its customers by depositing their funds in an FDIC insured bank account at Sutton Bank, the issuing bank.

The Company has made improvements to the Mobile App since its launch and has been able to offer comprehensive financial services, including:

●	Direct ACH Deposits to receive funds

●	ATM access – U.S. and most foreign countries

●	Retail and Online purchases

●	Peer to Peer Payments at no cost between Cuentas Accountholders

●	Cash Reloads at major retailers (Walmart, CVS, Walgreens, Dollar General, etc.)

●	Discounted Gift Cards for major brands (Amazon Cash, Xbox, Playstation, Burger King, etc.)

●	Transit Authority Fares – Los Angeles TAP, Connecticut GoCT, coming soon NY-OMNY

●	Prepaid Long Distance Telecom Minutes – call land lines or mobile phones worldwide

●	U.S. Mobile Phone Recharges (TopUps)

●	Int’l. Mobile Phone Recharges (TopUps)

In March 2022, the Company integrated Western Union’s domestic and international money transfer capabilities into the Cuentas mobile banking app. The integration enables the Company’s customers to send money to 200 countries and territories via the Cuentas mobile app. Leveraging Western Union’s leading global cross-border, cross-currency platform, The Company’s customers can conveniently move money to friends and family almost anywhere across the world using the Cuentas mobile app. Once sent, receivers can pick up their remittance in cash at any Western Union retail location.

A major factor that provides technical strength and reliability to Cuentas’ project is the fintech ecosystem that it has developed. The foundation of Cuentas’ ecosystem is the fintech platform with mobile app, mobile wallet and associated integrations that Cuentas has developed over the past 3 years. We believe that this platform has been proven to be a robust, reliable transactional, marketing, financial and predictive, Tier-1 transactional platform. Cuentas’ ecosystem integrates its platform via dedicated APIs with Sutton Bank (the issuing bank), IDology (AML & KYC) and InComm (Processor, Load Network & 3rd Party Digital Products).

Cuentas’ Mobile App includes a Mobile Wallet (“Wallet”) and a Digital Store (the “Cuentas Digital Store” or the “Digital Store”) and is linked with a Prepaid Mastercard® which can be used for ATM withdrawals, online purchases and in-person purchases.

Accountholders may deposit funds to their account via (a) no-cost Direct Deposit, (b) no-cost fund transfers from other Cuentas accountholders, or (c) for a small charge, using InComm’s VanillaLoad network in over 200,000 locations at major retailers like Walmart, CVS, Walgreens, Dollar General, and more.

Once accountholders have available funds, they can use their Cuentas Prepaid Mastercard® wherever prepaid Mastercards are accepted worldwide and at most ATMs in the U.S., and many international ATMs.

Accountholders may use the funds in their Wallet to purchase discounted gift cards in the Cuentas Digital Store. Product categories in the Digital Store include Digital Gift Cards, Transit Cards, Mobile Phone Recharges (the “TopUps”) and Western Union International Remittances. Digital gift cards include Amazon Cash, Sony Playstation, Xbox, Karma Koin, Burger King, Bass Pro Shops and more. Active transit products include TAP in Los Angeles, GoCT in Connecticut and The Rapid from Grand Rapids, Michigan. These should include the digital availability of OMNY in New York when it launches officially. Additional transit products will be available as InComm rolls them out. Cuentas accountholders may purchase TopUps which allow them to recharge their own or someone else’s Verizon, AT&T or other mobile phones in the U.S. or in many foreign countries – in real time. Accountholders may make real phone calls using the Cuentas ILD Rewards balance (Loyalty Program) or funds in their wallet - actual phone calls that are made directly from their phone to any mobile phone or land line worldwide.

Cuentas e-commerce Distribution and Mobile Payments

The Cuentas e-commerce Distribution and Mobile Payments ecosystem will allow consumers to purchase Cuentas’s line of digital products and services through a nationwide network of retailers that specifically serve Cuentas’ target market. Cuentas’ distribution network includes certain neighborhood markets known as “Bodegas” and convenience stores as well as other retail establishments. This brings previously unavailable digital products and services to those neighborhoods affected by the e-commerce digital divide.

The Latino Market

The name “Cuentas” is a Spanish word that has multiple meanings and was chosen for strategic reasons, to develop a close relationship with the Spanish speaking population. It means “Accounts” as in “bank accounts” and it can also mean “You can count on me” as in “Cuentas conmigo”. Additionally, it can be used to “Pay or settle accounts” (saldar cuentas), “accountability” (rendición de cuentas), “to be accountable” (rendir cuentas) and other significant meanings.

The 2020 U.S. Census showed the Hispanic Latino population at over 62 million and at 18.7% of the total U.S. population. The FDIC defines the “unbanked” “as those adults without an account at a bank or other financial institution and are considered to be outside the mainstream for one reason or another. The Company believes that the Hispanic and Latino demographic generally have had more identification, credit, and former bank account issues than any other U. S. minority group leading to more difficulty in obtaining a traditional bank account.

The Cuentas Mobile App and Wallet are positioned to service the Hispanic, Latino and immigrant demographics with comprehensive financial products. Additionally, we are able to accept various forms of U.S. and some foreign government issued identification to confirm qualification for opening an account with the Cuentas App. The Cuentas App is able to accept SSN or ITIN with U.S. identification, Matricula Consular or other qualified government issued forms of identification.

The Cuentas Prepaid Mastercard® - General-Purpose Reloadable (GPR) Card

The Cuentas Prepaid GPR Card allows each account holder to have a personalized Cuentas Mastercard® and an associated Cuentas Account with the Mobile App, Digital Wallet, Digital Store and Long Distance Telecom services included. It acts as a comprehensive banking solution which enables access to the U.S. financial system for those who are unbanked or underbanked, while also enabling greater functionality than a traditional bank account. The cardholders’ deposited funds are protected in an FDIC-insured bank account at Sutton Bank.

For additional information, see “Business.”

Recent Developments

Efforts to Upgrade our Technology Platform and Increase Sales of our Fintech Products and Services Through Cuentas-SDI and Introduction of New Fintech Solutions

In April 2023, CIMA, which provided maintenance and support services for our technology platform, shut down access to the platform as we were transitioning to a new, improved platform. During the first quarter of 2023, we reduced product availability to Cuentas-SDI to allow Cuentas-SDI to catch up on its payments and during the second quarter of 2023 we curtailed all services to Cuentas-SDI and marketing initiatives with Cuentas-SDI due to its inability to reduce its debt significantly. These disruptions to our fintech solutions and technology business were a major reason for the decline in revenue between the Q1-Q2 periods in 2022 and 2023.

In May 2023, The OLB Group (NASDAQ: OLB) (“OLB”) terminated a Software Licensing and Transaction Sharing Agreement with the Company for the purpose of upgrading the Cuentas Mobile App and digital distribution system. In June 2023, OLB acquired 80.01% of Cuentas-SDI. In July 2023, the Company and Cuentas-SDI settled certain payment issues and renewed discussions and cooperation to re-open the digital distribution network and systems through Cuentas-SDI’s convenience store distribution network of over 31,000 locations, including many across the New York, New Jersey and Connecticut tri state area.

Investments in Real Estate Developments in Florida

Commencing in the first quarter of 2023, the Company through Cuentas Casa, has made a number of equity investments in real estate projects in Florida. Cuentas Casa partners with leading edge developers and construction technology companies to create sustainable, inclusive and affordable residential communities specifically designed to provide high quality housing alternatives at extremely competitive pricing. The Company’s goal is to source land zoned and ready for development of multi-family buildings in strategic areas where rental prices are increasing dramatically, placing financial stress and pressure on working class families. Cuentas has made investments in affordable housing projects for over 1,550 apartments.

We believe that providing affordable apartments to the Hispanic Latino and other immigrant communities in Florida will enable us to introduce them our fintech solutions and generate revenue.

Lakewood Village

On March 7, 2023 the Company acquired a six percent (6%) equity interest in Lakewood Village from Core Development Holdings Corporation (“Core”), pursuant to a Membership Interest Purchase Agreement (“MIPA”), in exchange for 295,282 shares of Common Stock, representing approximately19.99% of the then outstanding shares of Common Stock. Core holds approximately 29.3% of 4280 Lakewood Road Manager, LLC (“Lakewood Manager”), which in turn owns 86.45% of the membership interests in 4280 Lakewood Road, LLC (“4280 Project”), an affordable multi-family real estate project located in Lake Worth, Florida. As a result of the transaction, the Company acquired $700,000 of equity in the Lakewood Manager. Lakewood Manager, an affiliate of RENCo USA, Inc. (“Renco”), is constructing the 4280 Lakewood Project with RENCO Structural Building System, a proprietary composite structural system distributed by Renco. Lakewood Village is the first sustainable rental housing project developed in the US using a patented MCFR Mineral Composite Fiber Reinforced Construction Technology that has been approved for hurricane-prone areas as such in Florida. The Lakewood Village project is an affordable multi-family real estate development located in Lake Worth, Palm Beach County, Florida, consisting of 96 apartments that have two and three bedrooms. An independent appraisal valued the project, once completed, at approximately $25 million, equating the Company’s equity position at approximately $1.5 million.

Supply Agreement with Renco USA

In March 2023, the Company entered a 10 year supply agreement with Renco to provide Renco’s patented building materials for new, sustainable rental housing projects. Renco’s patented MCFR (Mineral Composite Fiber Reinforced) Construction System provides cost efficiency, reduced build time, and sustainable benefits. Renco’s system is hurricane proof up to Category 5, which is a major benefit for developing housing projects in the South Florida market and other hurricane prone areas where we are planning to develop projects. Renco’s system is also earthquake resistant. Renco has the exclusive rights in the USA to the patented building process. The Renco Wall, Floor and Roofing System is a unique MCFR Building System that creates interlocking, fiber reinforced, composite building blocks and other construction related products that can be connected in an almost limitless variety of designs. Renco’s system can be used to create homes, apartment buildings, hotels, office buildings, warehouses, infrastructure products and more.

Operating Agreement with Brookville Development Partners, LLC

On April 13, 2023, the Company entered into an Operating Agreement to be a majority member in Brooksville Development Partners, LLC (“Brooksville”) with two minority members for the purpose of acquiring land for the development of a residential apartment community consisting of approximately 360 apartments. All real and personal property owned by Brooksville will be owned by Brooksville as an entity. One of the minority members will be the manager of the project.

On April 28, 2023, the Company and minority partners in Brooksville closed on the transaction to acquire a 21.8 acre site for development of the Brooksville project. The Company deposited as an initial capital contribution $2,000,000 into a title insurance escrow account which was released from escrow by the Title Agent to fund the balance of the purchase price of the vacant land, together with a $3.05 million bank loan from Republic Bank of Chicago. Brooksville owns the vacant land, free and clear of any liens, claims and encumbrances with the sole exception being the Republic Bank loan. The Company is currently a 63% interest holder in Brooksville but that may change in the future if the Company is not able to raise sufficient financing to complete the project.

February Offering and Private Placement

On February 8, 2023, the Company sold to Armistice Capital Master Fund Ltd., an institutional investor, in a registered direct offering (the “Registered Offering”), an aggregate of (i) 163,344 shares of the Company’s common stock (“Common Stock”) and (ii) pre-funded warrants to purchase up to 128,031 shares of Common Stock (the “Pre-Funded Warrants” and such shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”) pursuant to a Securities Purchase Agreement dated February 6, 2023 (the “Purchase Agreement”). In a concurrent private placement, the Company sold to Armistice Capital Master Fund Ltd. warrants (the “Purchase Warrants”) to purchase 291,375 shares of Common Stock (the shares of Common Stock issuable upon exercise of the Purchase Warrants, the “Purchase Warrant Shares”). The combined purchase price per Share and Purchase Warrant was $17.16 and the combined purchase price per Pre-Funded Warrant and Purchase Warrant was $17.16.

The Pre-Funded Warrants were sold, in lieu of shares of Common Stock, to any investor whose purchase of shares of Common Stock in the Registered Offering would otherwise result in such investor, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at such investor’s option upon issuance, 9.99%) of the Company’s outstanding Common Stock immediately following the consummation of the Registered Offering. Each Pre-Funded Warrant represents the right to purchase one share of Common Stock at an exercise price of $0.0001 per share. Armistice Capital Master Fund Ltd. exercised 67,800 Pre-Funded Warrants on February 8, 2023 and the remaining 60,231 Pre-Funded Warrants on March 13, 2023.

The Purchase Warrants, which have an exercise price of $17.16 per share, are exercisable commencing on August 8, 2023 and will expire on August 6, 2028.

H.C. Wainwright & Co., LLC (“Wainwright”) acted as exclusive placement agent for the February Offering pursuant to an engagement agreement between the Company and Wainwright dated as of December 13, 2022. As compensation for such placement agent services, the Company paid Wainwright an aggregate cash fee equal to 7.0% of the gross proceeds received by the Company from the offering, plus a management fee equal to 1.0% of the gross proceeds received by the Company from the offerings, a non-accountable expense of $65,000 and $15,950 for clearing expenses. The Company also issued to designees of Wainwright warrants to purchase 20,396 shares of Common Stock (the “PA Warrants” and the shares of Common Stock issuable upon exercise of the PA Warrants, the “PA Warrant Shares”). The PA Warrants, which have an exercise price of $23.17 per share, are exercisable commencing on August 8, 2023 and will expire on February 6, 2028.

The Purchase Warrant Shares and the PA Warrant Shares have been registered for sale by the selling shareholders in the registration statement of which this prospectus is a part. To facilitate the exercise of the Purchase Warrants and the PA Warrants and to permit the selling shareholders to offer those shares from time to time. We will pay the expenses relating to such registration other than brokerage commissions in connection with the sale of the Purchase Warrant Shares and PA Warrant Shares by the selling shareholders. The net proceeds to the Company from the Registered Offering and concurrent private placement, after deducting the Placement Agent’s fees and expenses and the Company’s offering expenses, was approximately $4.3 million.

 Reverse Stock Split

On March 24, 2023, the Company completed a 1-for-13 reverse stock split of its Common Stock. As a result of the reverse stock split, the following changes have occurred (i) every thirteen shares of Common Stock have been combined into one share of Common Stock; (ii) the number of shares of Common Stock underlying each common stock option or common stock warrant have been proportionately decreased on a 1-for-13 basis, and the exercise price of each such outstanding stock option and common warrant has been proportionately increased on a 1-for-13 basis. Accordingly, all option numbers, share numbers, warrant numbers, share prices, warrant prices, exercise prices and losses per share have been adjusted in this prospectus, including the consolidated financial statements included herein, on a retroactive basis, to reflect this 1-for-13 reverse stock split. The reverse split was effected to cure a failure to comply with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) for continued listing.

Corporate Information

We were incorporated in Florida on September 21, 2005. Our principal executive offices are located at 235 Lincoln Rd., Suite 210, Miami Beach, Florida 33139, and our telephone number is (800) 611-3622. Our corporate website address is www.cuentas.com. The information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

The Offering

Common Stock Outstanding:	2,103,365 shares

Common Stock Offered by Selling Shareholders:	311,771 shares

Common Stock Outstanding After the Offering:	2,415,136 shares (assuming the exercise of all of the Purchase Warrants and PA Warrants issued in the Private Placement)

Use of Proceeds:

We will not receive any proceeds from the sale of the Common Stock by the selling shareholders. We may receive proceeds upon the exercise of the Purchase Warrants and the PA Warrants (to the extent the registration statement of which this prospectus is a part is then effective and, if applicable, the “cashless exercise” provision is not utilized by the holder). Any proceeds will be used for general corporate and working capital or for other purposes that the Board of Directors, in their good faith, deems to be in the best interest of the Company. There can be no assurance that any of the Purchase Warrants or PA Warrants will be exercised. See “Use of Proceeds.”

Listing of Securities:	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “CUEN.” A class of our warrants is listed on the Nasdaq Capital Market under the symbol “CUENW” (the “Public Warrants”).

Risk Factors:

An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our securities.

 Risks Associated with Our Business

Our business is subject to many significant risks, as more fully described in the section entitled “Risk Factors” immediately following this prospectus summary. You should read and carefully consider these risks, together with the risks set forth under the section entitled “Risk Factors” and all of the other information in this prospectus, including the financial statements and the related notes included elsewhere in this prospectus, before deciding whether to invest in our common stock. If any of the risks discussed in this prospectus actually occur, our business, financial condition or operating results could be materially and adversely affected. In particular, our risks include, but are not limited to, the following:

●

our ability to implement our business plan relating to our fintech solutions and technology to provide e-banking and e-commerce services and our recent equity investments in real estate projects in Florida;

●	our ability to attract key personnel;

●	our ability to operate profitably;

●	our ability to efficiently and effectively finance our operations;

●	our ability to raise additional financing for working capital;

●	our ability to efficiently manage our operations;

●	that our accounting policies and methods may require management to make estimates about matters that are inherently uncertain;

●	our ability to consummate future acquisitions or strategic transactions;

●	changes in the legal, regulatory and legislative environments in the markets in which we operate;

●	adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations; and

●	our ability to upgrade the Cuentas Mobile App and digital distribution system and make it completely functionable.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus, including our financial statements, the notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our common stock. The occurrence of any of the following risks could have a material and adverse effect on our business, reputation, financial condition, results of operations and future growth prospects, as well as our ability to accomplish our strategic objectives. As a result, the trading price of our common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and stock price.

Risks Related to the Company

We have a limited operating history relating to our fintech solutions and technology to provide e-banking and e-commerce services or our recent equity investments in real estate projects in Florida and therefore we cannot ensure, either in the near- or long-term, that we will be able to generate cash flow or profit.

We have a limited operating history relating to our fintech solutions and technology to provide e-banking and e-commerce services or our recent equity investments in real estate projects in Florida upon which you may evaluate our business and an investment in our Common Stock may entail significantly more risk than the shares of Common Stock of a company with a substantial operating history. Our ability to successfully develop and market our products, and to realize consistent, meaningful revenues and profit has not been established and cannot be assured. For us to achieve success, our products must receive broader market acceptance by consumers. Without this market acceptance, we will not be able to generate sufficient revenue to continue our business operation. If our products are not widely accepted by the market, our business may fail.

Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to generate revenues, manage development costs and expenses, and compete successfully with our direct and indirect competitors.

Our business operations are subject to numerous risks, uncertainties, expenses and difficulties associated with early stage enterprises. You should consider an investment in our company in light of these risks, uncertainties, expenses and difficulties. Such risks include: the absence of a lengthy operating history; insufficient capital to fully realize our operating plan; our ability to anticipate and adapt to a developing market; a competitive environment characterized by well-capitalized competitors; our ability to identify, attract and retain qualified personnel; our reliance on key management personnel.

Because we are subject to these risks, evaluating our business may be difficult. We may be unable to successfully overcome these risks, which could harm our business and prospects. Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. If we are unable to successfully address these risks, there may be an adverse effect on our business, results of operations, financial condition and cash flows.

We have incurred substantial losses from operations to date and we may never achieve profitability from operations or generate sufficient cash flows to make or sustain distributions to our shareholders.

We have incurred substantial losses from operations to date and we may never achieve profitability from operations. Even if we do achieve profitability, we cannot assure you that we will be able to sustain or increase profitability on a quarterly or annual basis in the future. There can be no assurance that future operations will be profitable or that we will be able to make or sustain distributions to our shareholders from cash from operations. Revenues and profits, if any, will depend upon various factors, including whether we will be able to successfully implement our business plan and operating strategy. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us. In addition, an inability to achieve profitability could have a detrimental effect on the market value of our Common Stock.

We are an early entrant in an emerging industry, and the long-term viability of our business strategy is unproven.

As an early entrant in this emerging Fintech industry, we are subject to the risk that our business model and business plan may not prove to be a viable long-term business strategy. If it turns out that our strategy is not a viable long-term business strategy, we may not be able to generate meaningful cash flows, which would materially and adversely affect the viability of our business and stock price. We have never generated any significant amount of revenue from our fintech solutions and technology business.

We may not be able to secure sufficient capital to effectively execute our business plan.

We may not be able to attract and obtain sufficient capital from the equity and debt markets, or any other capital markets, to execute our business plan and grow our business. If we do not have access to sufficient funding in the future, we may not be able to make necessary capital expenditures necessary to execute our business plan, and in that event our ability to generate revenue may be significantly impaired. We will be required to obtain significant capital to make equity investments in real estate projects and such capital may not be available on terms acceptable to us, if at all. Our percentage ownership in such real estate projects may be reduced if we are unable to obtain significant additional financing for such projects.

We have relied upon vendors and other third parties to develop, manage and operate our fintech solutions. To the extent our vendors and other third parties encounter financial and operational difficulties, our business, results of operations and financial conditions may be materially and adversely affected.

During the early stages of our financial solutions and technology business, due to our limited financial resources, we have relied upon vendors and other third parties to develop, manage and operate those businesses. To the extent our vendors and other third parties encounter financial and operational difficulties, our business, results of operations and financial conditions may be materially and adversely affected.

In April 2023, CIMA, which provided maintenance and support services for our technology platform, shut down access to the platform as we were transitioning to a new, improved platform, and during the first quarter of 2023, we reduced product availability to Cuentas-SDI to allow Cuentas-SDI to catch up on its payments and during the second quarter of 2023 we curtailed all services to Cuentas-SDI and marketing initiatives with Cuentas-SDI due to its inability to reduce its debt significantly. These disruption to our fintech solutions and technology business were a major reason for the decline in revenue between the Q1-Q2 periods in 2022 and 2023.

The success of our equity investments in real estate projects in Florida will depend upon the ability of the real estate developers, contractors, property managers and operators to develop, construct, manage and operate those projects and other factors beyond our control.

We own a minority equity interest in certain real estate development projects in Florida. The success of those projects will depends upon ability of the real estate developers, contractors, property managers and operators to develop, construct, manage and operate those projects and certain factors beyond our control, including occupancy and rental rates, economic conditions in the areas where the properties are located as well as changes in population, employment and household earnings and expenses, the condition of the financial and real estate markets and the economy, in general, the ability of developers to identify attractive acquisition opportunities consistent with our investment strategy and to obtain financing, inflation, interest rates levels and volatility, title litigation, litigation with guests, legal compliance, real estate taxes, HOA fees and insurance; and our ability to obtain financing to invest in projects on terms acceptable to us.

Our Independent Registered Public Accounting Firm Has Expressed Substantial Doubt About Our Ability to Continue as a Going Concern, Which May Hinder Our Ability to Obtain Future Financing.

During the three months ended March 31, 2023, the Company incurred a net loss of $1,695,000 and as of March 31, 2023, the Company had approximately $3,328,000 in cash and cash equivalents, approximately $1,468,000 in working capital, shareholder equity of $2,879,000 and an accumulated deficit of approximately $54,445,000. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. In addition, the Company’s independent registered public accounting firm, in its report published on our December 31, 2022 year-end financial statements, raised substantial doubt about the Company’s ability to continue as a going concern. The Company’s financial statements do not include any adjustments that might result from the outcome of this uncertainty should we be unable to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon raising capital from financing transactions and revenue from operations. Management anticipates their business will require substantial additional investments that have not yet been secured. Management is continuing in the process of fund raising in the private equity and capital markets as the Company will need to finance future activities.

No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to us. Even if we are able to obtain additional financing, if needed, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in the case of equity financing.

This going concern opinion could materially limit our ability to raise additional funds through the issuance of new debt or equity securities and future reports on our financial statements may also include an explanatory paragraph with respect to our ability to continue as a going concern.

We Have Identified Material Weaknesses In Our Disclosure Controls and Procedures and Internal Control Over Financial Reporting.

Maintaining effective internal control over financial reporting and effective disclosure controls and procedures are necessary for us to produce reliable financial statements. As discussed in Item 9A – “Controls and Procedures” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and in our quarterly report for the period ended March 31, 2023 we have evaluated our internal control over financial reporting and our disclosure controls and procedures and concluded that they were not effective as of December 31, 2022 or March 31, 2023. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses we identified are

●	Lack of appropriate segregation of duties;

●	Lack of information technology (“IT”) controls over revenue;

●	Lack of adequate review of internal controls to ascertain effectiveness; and

●	Lack of control procedures that include multiple levels of supervision and review.

The Company is committed to remediating its material weaknesses as promptly as possible. Implementation of the Company’s remediation plans has commenced and is being overseen by the board. However, there can be no assurance as to when these material weaknesses will be remediated or that additional material weaknesses will not arise in the future. Even effective internal control can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. Any failure to remediate the material weaknesses, or the development of new material weaknesses in our internal control over financial reporting, could result in material misstatements in our financial statements, which in turn could have a material adverse effect on our financial condition and the trading price of our Common Stock and we could fail to meet our financial reporting obligations. We have identified weaknesses in our internal controls, and we cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future.

If not remediated, our failure to establish and maintain effective disclosure controls and procedures and internal control over financial reporting could result in material misstatements in our financial statements and a failure to meet our reporting and financial obligations, each of which could have a material adverse effect on our financial condition and the trading price of our Common Stock.

We are involved in various litigation matters that are expensive and time consuming, and, if resolved adversely, could harm our business, financial condition, or results of operations.

Any litigation to which we are a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or we may decide to settle lawsuits on similarly unfavorable terms. Any such negative outcome could result in payments of substantial monetary damages or fines, or changes to our products or business practices, and accordingly our business, financial condition, or results of operations could be materially and adversely affected. See “Business-Legal Proceedings” for a description of certain litigation involving the Company.

Although the results of lawsuits and claims cannot be predicted with certainty, we cannot assure you that the final outcome of those matters that we currently face will not have a material adverse effect on our business, financial condition, or results of operations. Defending these claims is costly and can impose a significant burden on management and employees, and we may receive unfavorable preliminary or interim rulings in the course of litigation, which could adversely affect the market price of our securities. There can be no assurances that a favorable final outcome will be obtained in all cases.

Operating our business on a larger scale could result in substantial increases in our expenses.

As our business grows in size and complexity, we can provide no assurance that we can successfully enter new markets or grow our business without incurring significant additional expenses, that our management platform will ultimately prove to be scalable, and/or that we will be able to achieve economies of scale or we will be able to operate our business on a larger scale than the scale on which we have historically operated.

We may engage in future acquisitions or strategic transactions which may require us to seek additional financing or financial commitments, increase our expenses and/or present significant distractions to our management.

In the event we engage in an acquisition or strategic transaction, including real estate projects, we will likely to need additional financing (particularly, if the acquired entity is not cash flow positive or does not have significant cash on hand). Obtaining financing through the issuance or sale of additional equity and/or debt securities, if possible, may not be at favorable terms and may result in additional dilution to our current shareholders. Additionally, any such transaction may require us to incur non-recurring or other charges, may increase our near and long-term expenditures and may pose significant integration challenges or disrupt our management or business, which could adversely affect our operations and financial results. For example, an acquisition or strategic transaction may entail numerous operational and financial risks, including the risks outlined above and additionally:

●	exposure to unknown liabilities;

●	disruption of our business and diversion of our management’s time and attention in order to develop acquired products or technologies;

●	higher than expected acquisition and integration costs;

●	write-downs of assets or goodwill or impairment charges;

●	increased amortization expenses;

●	difficulty and cost in combining the operations and personnel of any acquired businesses with our operations and personnel;

●	impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and

●	inability to retain key employees of any acquired businesses.

Accordingly, although there can be no assurance that we will undertake or successfully complete any transactions of the nature described above, and any transactions that we do complete could have a material adverse effect on our business, results of operations, financial condition and prospects.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business we use sophisticated call processing engines and other sophisticated telecommunications technology platforms, and we acquire and store sensitive data, including intellectual property, our proprietary business information and personally identifiable information of our prospective and current tenants, our employees and third-party service providers on our networks and website. The secure processing and maintenance of this information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in revenue losses, legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disruption to our operations and the services we provide to customers or damage our reputation, which could adversely affect our results of operations and competitive position.

We are dependent on our executive officers and dedicated personnel, and the departure of any of our key personnel could materially and adversely affect us.

We rely on a small number of persons to carry out our business and investment strategies. Any member of our senior management may cease to provide services to us at any time. The loss of the services of any of our key management personnel, or our inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results. As we expand, we will continue to need to attract and retain qualified additional senior management but may not be able to do so on acceptable terms or at all. Cuentas does not yet have but intends to have key man life insurance policies in place.

We are subject to regulation which may adversely affect our ability to execute our business plan.

We operate in an ever-evolving and complex legal and regulatory environment. We, the products and services that we offer and market, and those for which we provide processing services, are subject to a variety of federal, state and foreign laws and regulations, including, but not limited to: federal communications laws and regulations; foreign jurisdiction communications laws and regulations; federal anti-money laundering laws and regulations, including the USA PATRIOT Act (the “Patriot Act”), the Bank Secrecy Act (the “BSA”), anti-terrorist financing laws and anti-bribery and corrupt practice laws and regulations in the U.S., and similar international laws and regulations, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act in Canada; state unclaimed property laws and money transmitter or similar licensing requirements; federal and state consumer protection laws, including the Credit Card Accountability, Responsibility and Disclosure Act of 2009 (the “CARD Act”), and the Durbin Amendment to Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and regulations relating to privacy and data security; and foreign jurisdiction payment services industry regulations. We believe that we are currently operating in compliance with all applicable laws and regulations, but there is no certainty that laws and regulations affecting our business will not change. Any such change of laws and regulations applicable to our business might adversely affect our ability to execute our business plan and achieve profitable operating results.

We are subject to Anti-Money Laundering Regulation.

We are subject to a comprehensive federal anti-money laundering regulatory regime that is constantly evolving. The anti-money laundering regulations to which we are subject include the BSA, as amended by the Patriot Act, which criminalizes the financing of terrorism and enhances existing BSA regimes through: (a) expanding AML program requirements to certain delineated financial institutions; (b) strengthening customer identification procedures; (c) prohibiting financial institutions from engaging in business with foreign shell banks; (d) requiring financial institutions to have due diligence procedures and, where appropriate, enhanced due diligence procedures for foreign correspondent and private banking accounts; and (e) improving information sharing between financial institutions and the U.S. government. Pursuant to the BSA, we have instituted a Customer Identification Program, (CIP). The CIP is incorporated into our BSA/anti-money laundering compliance program. We are increasingly facing more stringent anti-money laundering rules and regulations, compliance with which may increase our costs of operation, decrease our operating revenues and disrupt our business” for additional information. Cuentas is or may become subject to reporting and recordkeeping requirements related to anti-money laundering compliance obligations arising under the Patriot Act and its implementing regulations. In addition, provisions of the BSA enacted by the Prepaid Access Rule issued by the Financial Crimes Enforcement Network (“FinCEN”), impose certain obligations, such as registration and collection of consumer information, on “providers” of certain prepaid access programs, including the prepaid products issued by Cuentas and our issuing banks for which we serve as program manager. In order to qualify for certain exclusions under the Prepaid Access Rule, some of our content providers were required to modify operational elements of their products, such as limiting the amount that can be loaded onto a card in any one day. In addition, pursuant to the Prepaid Access Rule, Cuentas and some of our retail distribution partners have adopted policies and procedures to prevent the sale of more than $10,000 in prepaid access (including closed loop and open loop products that fall under the monetary thresholds outlined above) to any one person during any one day.

We are subject to Consumer Protection Regulation.

We are subject to various federal, state and foreign consumer protection laws, including those related to unfair and deceptive trade practices as well as privacy and data security. Failure to comply with, or further expansion of, consumer protection regulations could have a material adverse effect on our business, results of operations and financial condition. A data security breach could expose us to liability and protracted and costly litigation, and could adversely affect our reputation and operating revenues.

We are subject to Federal Regulation.

At the federal level, Congress and federal regulatory agencies have enacted and implemented new laws and regulations that affect the prepaid industry, such the CARD Act and FinCEN’s Prepaid Access Rule. Moreover, there are currently proposals before Congress that could further substantially change the way banks, including prepaid card issuing banks and other financial services companies, are regulated and are permitted to offer their products to consumers. Non-bank financial services companies, including money transmitters and prepaid access providers, are now regulated at the federal level by the Consumer Financial Protection Bureau (the “CFPB”), which began operations in July 2011, bringing additional uncertainty to the regulatory system and its impact on our business. We are increasingly facing more stringent anti-money laundering rules and regulations, compliance with which may increase our costs of operation, decrease our operating revenues and disrupt our business. Abuse of our prepaid products for purposes of financing sanctioned countries, terrorist funding, bribery or corruption could cause reputational or other harm that could have a material adverse effect on our business, results of operations and financial condition. Failure to comply with, or further expansion of, consumer protection regulations could have a material adverse effect on our business, results of operations and financial condition. Failure by us to comply with federal banking regulation may subject us to fines and penalties and our relationships with our issuing banks may be harmed.

We are subject to Money Transmitter Licenses or Permits.

Most states regulate the business of sellers of traveler’s checks, money orders, drafts and other monetary instruments, which we refer to collectively as money transmitters. While many states expressly exempt banks and their agents from regulation as money transmitters, others purport to regulate the money transmittal businesses of bank agents or do not extend exemptions to non-branch bank agents. In those states where we are required to be licensed, we are subject to direct supervision and regulation by the relevant state banking departments or similar agencies charged with enforcement of the money transmitter statutes and must comply with various restrictions and requirements, such as those related to the maintenance of certain levels of net worth, surety bonding, selection and oversight of our authorized delegates, permissible investments in an amount equal to our outstanding payment obligations with respect to some of the products subject to licensure, recordkeeping and reporting, and disclosures to consumers. We are also subject to periodic examinations by the relevant licensing authorities, which may include reviews of our compliance practices, policies and procedures, financial position and related records, various agreements that we have with our issuing banks, retail distribution partners and other third parties, privacy and data security policies and procedures, and other matters related to our business. As a regulated entity, Cuentas may incur significant costs associated with regulatory compliance. We anticipate that compliance costs and requirements will increase in the future for our regulated subsidiaries and that additional subsidiaries will need to become subject to these or new regulations. If we fail to maintain our existing money transmitter licenses or permits, or fail to obtain new licenses or permits in a timely manner, our business, results of operations and financial condition could be materially and adversely affected.

We are subject to Privacy Regulation.

In the ordinary course of our business, we collect and store or may collect and store personally identifiable information about customers, holders of our cards, subscribers, and users. This information may include names, addresses, email addresses, social security numbers, driver’s license numbers and account numbers. We also maintain or may maintain a database of cardholder data for our proprietary cards relating to specific transactions, including account numbers, in order to process transactions and prevent fraud. These activities subject us to certain privacy and information security laws, regulations and rules in the United States, including, for example, the privacy provisions of the Gramm-Leach-Bliley Act and its implementing regulations, various other federal and state privacy and information security statutes and regulations, and the Payment Card Industry Data Security Standard. These federal and state laws, as well as our agreements with our issuing banks, contain restrictions relating to the collection, processing, storage, disposal, use and disclosure of personal information, and require that we have in place policies regarding information privacy and security. We have in effect a privacy policy relating to personal information provided to us in connection with requests for information or services, and we continue to work with our issuing banks and other third parties to update policies and programs and adapt our business practices in order to comply with applicable privacy laws and regulations. Certain state laws also require us to notify affected individuals of certain kinds of security breaches of computer databases that contain their personal information. These laws may also require us to notify state law enforcement, regulators or consumer reporting agencies in the event of a data breach. Failure to comply with, or further expansion of, consumer protection regulations could have a material adverse effect on our business, results of operations and financial condition. A data security breach could expose us to liability and protracted and costly litigation, and could adversely affect our reputation and operating revenues.

We are subject to Card Association and Network Organization Rules.

In addition to the federal, state, local, and foreign jurisdiction laws and regulations discussed above, we and our issuing banks are also subject to card association and debit network rules and standards. The operating rules govern a variety of areas, including how consumers and merchants may use their cards and data security. Each card association and network organization audits us from time to time to ensure our compliance with these standards. Noncompliance with these rules or standards due to our acts or omissions or the acts or omissions of businesses that work with us could result in fines and penalties or the termination of the card association registrations held by us or any of our issuing banks. Changes in card association rules or standards set by Visa or Vanilla Reload, or changes in card association and debit network fees or products or interchange rates, could materially and adversely affect our business, financial condition and results of operations.

Our success depends, in part, upon our ability to hire and retain highly skilled managerial, and operational personnel, and the past performance of our senior management may not be indicative of future results.

The implementation of our business plan may require that we employ additional qualified personnel. Competition for highly skilled managerial, telecommunications, financial and operational personnel is intense, and we cannot assure our shareholders that we will be successful in attracting and retaining such skilled personnel. If we are unable to hire and retain qualified personnel as required, our growth and operating results could be adversely affected.

The Company and its subsidiaries have well-financed, well-managed competitors and may not be able to adequately compete in its market.

Most of our competitors are larger and have greater financial, technical, marketing, and other resources than we do. Some of our competitors have seasoned management teams with more experience and expertise in our industry than we do. Some competitors may enjoy significant competitive advantages that result from, among other things, having substantially more available capital, having a lower cost of capital, having greater economies of scale, and having enhanced operating efficiencies compared to ours.

Cuentas recently began e-commerce card operations and is much smaller than its competitors, faces competition in the prepaid financial services industry including competitors such as American Express, First Data, Total Systems Services, Green Dot, NetSpend, Money Network, Momentum, Blackhawk, Prepaid MasterCard, MasterCard RePower, PayPal, Apple Pay, Amex Serve, H&R Block Emerald, J.P. Morgan Chase, and others. Cuentas also faces intense competition from existing players in the prepaid card industry.

Cuentas Mobile faces prepaid competitors including, without limitation, AT&T, Sprint, Viber, WhatsApp, Skype, MetroPCS, TracFone, Telcel, StraightTalk, Simple Mobile, Virgin Mobile, Boost, Net 10, IDT, Boost, and others.

M&M faces competition from many strong and well-financed competitors and other competitors, engaged in the retail termination of domestic and international long distance as well a mobile voice, text, and data services, including, without limitation, IDT, NobelCom, Access Wireless, Boost Mobile, H2O mobile, Mint Mobile and others.

Cuentas Mobile will be dependent on the performance of third-party network operators.

MVNO operators, including Cuentas Mobile, earn revenues by purchasing network capacity from other network operators and reselling it to end users. Cuentas Mobile will sell mobile services starting in August 2023 as an MVNO that operates on the largest 5G nationwide network from one of the top 3 mobile carriers and is dependent on the performance of its underlying provider and its network. We cannot assure you that Cuentas Mobile will produce significant revenue in the future.

Cuentas may be unable to attract and retain users.

If Cuentas cannot increase the number of cardholders using its Cuentas Mastercard, which includes paying the monthly fee, and retain its existing cardholders, this will significantly adversely affect Cuentas’ operating results, revenues, financial condition, and ability to remain in business.

Cuentas may be adversely affected by fraudulent activity.

Criminals, including, without limitation, cyber-organized criminal syndicates, and others, use increasingly sophisticated methods to engage in illegal activities involving prepaid cards, reload products, and customer information. Cuentas relies on third parties for certain transaction processing services, which subjects Cuentas and its customers to risks related to the vulnerabilities of these third parties, as well as Cuentas’ own vulnerabilities to criminals engaged in fraudulent activities. Fraudulent activity could result in the imposition of regulatory sanctions, including significant monetary fines, which could adversely affect Cuentas’ business, operating results, and financial condition.

Risks Related to an Investment in Our Securities

Our failure to meet the continued listing requirements of Nasdaq could result in a de-listing of our Common Stock.

If we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to de-list our securities. Such a de-listing would likely have a negative effect on the price of our Common Stock and would impair your ability to sell or purchase our Common Stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our Common Stock to become listed again, stabilize the market price or improve the liquidity of our Common Stock, prevent our Common Stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements. The Company effected a 1-for 13 reverse stock split of its Common Stock on March 24, 2023 to bring it in compliance with Nasdaq’s minimum bid price requirements. There can be no assurance that we will continue to comply with the minimum bid price or other continued listing requirements to maintain our listing on Nasdaq in the future.

The market price of our Common Stock and Public Warrants may be highly volatile, and you could lose all or part of your investment.

The trading price of our Common Stock and Public Warrants is likely to be volatile. This volatility may prevent you from being able to sell your securities at or above the price you paid for your securities. Our stock price could be subject to wide fluctuations in response to a variety of factors, which include:

●	whether we achieve our anticipated corporate objectives;

●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	changes in financial or operational estimates or projections;

●	changes in the economic performance or market valuations of companies similar to ours; and

●	general economic or political conditions in the United States or elsewhere.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Common Stock, regardless of our actual operating performance.

We do not expect to pay dividends for the foreseeable future.

We do not expect to pay dividends on our Common Stock for the foreseeable future. Accordingly, any potential investor who anticipates the need for current dividends should not purchase our securities.

Our existing directors, executive officers and principal shareholders have substantial control over us, which could limit your ability to influence the outcome of key transactions, including a change of control.

Our directors, executive officers, principal shareholders and their affiliates beneficially own or control, directly or indirectly, in the aggregate, approximately 40.17% of our outstanding Common Stock. As a result, these shareholders, acting together, could have significant influence over the outcome of matters submitted to our shareholders for approval, including the election or removal of directors; any amendments to our articles of incorporation or bylaws; any merger, consolidation or sale of all or substantially all of our assets; and over the management and affairs of the Company. This concentration of ownership may also have the effect of delaying or preventing a change in control of the Company or discouraging others from making tender offers for our shares and might affect the market price of our Common Stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Common Stock by the selling shareholders. We may receive proceeds upon the exercise of the Purchase Warrants and the PA Warrants (to the extent the registration statement of which this prospectus is a part is then effective and, if applicable, the “cashless exercise” provision is not utilized by the holder). Any proceeds will be used for general corporate and working capital or for other purposes that the Board of Directors, in their good faith, deems to be in the best interest of the Company. There can be no assurance that any of the Purchase Warrants or PA Warrants will be exercised.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock. We do not anticipate paying any cash dividends in the foreseeable future and we intend to retain all of our earnings, if any, to finance our growth and operations and to fund the expansion of our business. Payment of any dividends will be made in the discretion of our Board of Directors, after its taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. Any dividends that may be declared or paid on our Common Stock, must also be paid in the same consideration or manner, as the case may be, on our shares of preferred stock, if any.

DETERMINATION OF OFFERING PRICE

The selling shareholders will offer Common Stock at the prevailing market prices or privately negotiated prices.

The offering price of our Common Stock by the selling shareholders does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our Common Stock will trade at market prices in excess of the offering price as prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

MARKET FOR OUR COMMON STOCK

Market Information

Since February 2, 2021, our Common Stock has been traded on the Nasdaq Capital Market with the symbol CUEN and a class of our warrants have been traded on the Nasdaq Capital Market with the symbol CUENW. Prior to such date, our Common Stock was traded on the OTCQB market. As our shares are relatively thinly traded, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this prospectus, including the many risks associated with an investment in our securities, may have a significant impact on the market price of our Common Stock. The Company effected a 1-for-13 reverse stock split of our Common Stock on March 24, 2023. All share and per share information in this prospectus gives effect to the reverse split.

Holders of Common Stock and Public Warrants

As of June 30, 2023, our shares of Common Stock were held by 131 record holders and our Public Warrants were held by one record holder.

Dividends

The payment of dividends is subject to the discretion of our Board of Directors and depends, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We have not paid any dividends upon our common stock since our inception. By reason of our present financial status and our contemplated financial requirements, we may not declare additional dividends upon our common or preferred stock in the foreseeable future.

We have never paid any cash dividends. We may not pay additional cash or stock dividends in the foreseeable future on the shares of common or preferred stock. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common shareholders will be payable when, as and if declared by our Board of Directors, based upon the Board’s assessment of our financial condition, earnings, need for funds, prior claims of preferred stock to the extent issued and outstanding and other factors, including applicable laws. Therefore, there can be no assurance that any addition dividends on the common or preferred stock will be declared.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of December 31, 2022 relating to all our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	128,477	56.44	120,782
Equity compensation plans not approved by security holders	-	-	-
Total**	128,477	56.44	120,782

On June 17, 2021 the Board of the Company approved the Cuentas Inc. 2021 Share Incentive Plan (the “2021 Plan”). The maximum number of shares of stock reserved and available for issuance under the 2021 Plan as of December 31, 2022 and June 30, 2023 was 242,308 shares and 122,381 shares, respectively. The 2021 Plan is designed to enable the flexibility to grant equity awards to the Company’s officers, employees, directors and consultants as determined by the Company’s Compensation Committee. On December 15, 2021, the shareholders of the Company approved the 2021 Plan.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future, although not all forward-looking statements contain these words. These statements relate to future events or our future financial performance or condition and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

●	our ability to implement our business plan, including equity investments in real estate projects in Florida in which we have limited experience and the risks relating to those type of investments;

●	our ability to attract key personnel;

●	our ability to operate profitably;

●	our ability to efficiently and effectively finance our operations;

●	our ability to raise additional financing for working capital;

●	our ability to efficiently manage our operations;

●	that our accounting policies and methods may require management to make estimates about matters that are inherently uncertain;

●	changes in the legal, regulatory and legislative environments in the markets in which we operate; and

●	adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations ; and

●	our ability to upgrade the Cuentas Mobile App and digital distribution system and make it completely functionable.

These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly regulated, very competitive, and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Forms 10-Q, 8-K and 10-K filed with the SEC. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements for the years ended December 31, 2022 and 2021 and our unaudited condensed consolidated financial statements for the quarter ended March 31, 2023 and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. You should specifically consider the various risk factors identified in this prospectus that could cause actual results to differ materially from those anticipated in these forward-looking statements. These statements are based on current expectations and assumptions that are subject to risk, uncertainties and other factors. These statements are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” or “continue,” and similar expressions or variations. Actual results could differ materially because of the factors discussed in “Risk Factors” elsewhere in this prospectus, and other factors that we may not know. All share and per share information in this prospectus gives effect to a 1-for-13 reverse stock split effected on March 24, 2023.

OVERVIEW

The Company was incorporated under the laws of the State of Florida on September 21, 2005 to act as an operational company and as a holding company for its subsidiaries. Its subsidiaries are Meimoun and Mammon, LLC (100% owned) (“M&M”), Tel3, a business segment of Meimoun and Mammon, LLC provides prepaid calling cards to consumers directly and operates in a complimentary space as Meimoun and Mammon, LLC. The Company also owns 50% of CUENTASMAX LLC which is a joint venture and installs WiFi6 shared network (“WSN”) systems in locations in the New York metropolitan tristate area using access points and small cells to provide users with access to the WSN.update

The Company mainly invests in financial technology and engages in use of certain licensed technology to provide innovative telecommunications, mobility, and remittance solutions to unserved, unbanked, and emerging markets. The Company uses proprietary technology and certain licensed technology to provide innovative telecommunications and telecommunications mobility and remittance solutions in emerging markets. The Company also offers wholesale telecommunications minutes and prepaid telecommunications minutes to consumers through its Tel3 division. During 2023-Q1, the Company initiated its first investment into the Real Estate market and made its second, more significant investment in Real Estate in the second quarter of 2023. The Company believes in providing simple, affordable, secure and reliable financial services and digital payments to help our customers to achieve their financial goals. The Company’s real estate investments are intended to broaden its reach into the unbanked, underbanked and underserved communities by using a patented, low cost, sustainable technology that should allow it to provide reasonably priced rental apartments to working class residents who have been priced out of rental communities due to severe rent price hikes in Florida and other areas in the US.

On May 27, 2022, the Company entered into a Membership Interest Purchase Agreement (the “MIPA”) with SDI Black 011, LLC (“SDI Black”), the holders of all the membership interests of SDI Black and Cuentas-SDI, LLC, a Florida limited liability (“Cuentas-SDI”), for the acquisition of 19.99% of the membership interests of Cuentas-SDI in exchange for $750,000.SDI Black previously transferred all of its assets including the platform, portals, domain names, and related software necessary to conduct its business to Cuentas-SDI. In addition, the Company provided a loan in the amount of $100,000 that was provided to Cuentas-SDI for marketing purposes. SDI Black previously transferred all of its assets including the platform, portals, domain names, and related software necessary to conduct its business to Cuentas-SDI. As of December 31, 2022, Cuentas-SDI did not repay the loan to the Company and therefore that Company wrote off the entire loan. The investment in Cuentas-SDI is recorded an investment in unconsolidated entity in our financial statement.

On August 22, 2022, the Company entered into a Software Licensing and Transaction Sharing Agreement with The OLB Group, Inc. (“OLB”), with the goal of mutually integrating capabilities, features and expertise to enable both systems to take advantage of this symbiotic relationship so both organizations may grow. The integration of upgrades to Cuentas’ system was to include advanced intelligence and predictive trending to improve security, identify successful marketing campaigns and provide data for future project development. The Software Licensing and Transaction Sharing Agreement was terminated in May 2023.

On August 22, 2022, the Company entered into an Independent Sales Organization Processing Agreement with eVance, Inc., a wholly owned subsidiary of The OLB Group, Inc. whereby eVance is in the business of providing credit and debit card processing services to merchants. The Company desires to solicit and refer merchants to eVance for those Services under the terms of this Agreement. eVance will provide Merchants with access to Third-Party Authorization Networks, Settlement and other services to authorize, capture and transmit data relating to transactions on major credit and debit card networks. The Company has not generated any revenue from this transaction since the development and the integration of the additional features is not completed as of date. The Company expects to complete the development during 2023.

On February 3, 2023, the Company (“Cuentas” or “Buyer”) entered into a Membership Interest Purchase Agreement (MIPA) with Core Development Holdings Corporation (“Core” or “Seller”), a Florida corporation that holds approximately 29.3% of 4280 Lakewood Road Manager, LLC (“Lakewood Manager”), which in turn owns 86.45% of the membership interests in 4280 Lakewood Road, LLC (“4280 Project”), an affordable multi-family real estate project located in Lake Worth, Florida. Core sold 6% of its interest in the Lakewood Manager to Cuentas. and Cuentas issued to Core 295,282 of the Company’s common shares to acquire $700,000 of equity in the Lakewood Manager. The 295,282 of the Company’s share was equal to the 19.9% of the total number of current issued and outstanding shares of the Company as of the date of the Agreement. Lakewood Manager an affiliate of RENCo USA, Inc., is constructing the 4280 Lakewood Project with RENCO Structural Building System, a proprietary composite structural system distributed by RENCo USA, Inc. The Company closed this transaction and issued the aforementioned shares on March 7, 2023.

On March 1, 2023, the Company announced that it signed a 10 year supply agreement with Renco USA, Inc (“Renco”), to provide Renco’s patented building materials for new, sustainable rental housing projects. Renco is an innovative green construction technology company that has a patented MCFR (Mineral Composite Fiber Reinforced) Construction System which provides cost efficiency, reduced build time, and sustainable benefits. Renco’s system is hurricane proof up to Category 5, which is a major benefit for developing housing projects in the South Florida market and other hurricane prone areas where we are planning to develop projects. Renco’s system is also earthquake resistant. Renco USA was the supplier of building technology and materials for the abovementioned affordable housing project in the USA using its MCFR system. Renco USA has the exclusive rights in the USA to the patented building process. The Renco Wall, Floor and Roofing System is a unique MCFR Building System that creates interlocking, fiber reinforced, composite building blocks and other construction related products that can be connected in an almost limitless variety of designs. Renco’s system can be used to create homes, apartment buildings, hotels, office buildings, warehouses, infrastructure products and more.

On April 13, 2023, the Company signed an Operating Agreement to be a majority member in Brooksville Development Partners, LLC (“Brooksville”) with 2 minority members for the purpose of acquiring land for the development of a residential apartment community consisting of approximately 360 apartments. All real and personal property owned by Brooksville shall be owned by Brooksville as an entity. One of the minority members will be the manager of the project.

On April 28, 2023, the Company and minority partners in Brooksville closed on the transaction to acquire a 21.8 acre site for development of the Brooksville project. The Company had deposited an initial capital contribution of $2,000,000.00 (Two Million Dollars) into a title insurance escrow account which was released from escrow by the Title Agent to fund the balance of the purchase price of the Vacant Land, together with a $3.05 million bank loan from Republic Bank of Chicago. Brooksville owns the Vacant Land, free and clear of any liens, claims and encumbrances with the sole exception being the Republic Bank loan. The Company is currently a 63% interest holder in Brooksville but that may change in the future if the Company is not able to raise sufficient financing to complete the project.

OUTLOOK

Business Environment

We are mainly a technology payment platform company that enables digital and mobile payments on behalf of under-bank and unbanked individuals. During 2023-Q1, the Company initiated its first investment into the Real Estate market and recently, made its second, more significant investment in Real Estate. We believe in providing simple, affordable, secure and reliable financial services and digital payments to help our customers to achieve their financial goals. The Company’s real estate investments are intended to broaden its reach into the unbanked, underbanked and underserved communities by using a patented, low cost, sustainable technology that should allow it to provide reasonably priced rental apartments to working class residents who have been priced out of rental communities due to severe rent price hikes in Florida and other areas in the US.

We strive to increase our relevance for consumers, and family to access and move their money anywhere in the world, anytime, on any platform and through any device (e.g., mobile, tablets, personal computers or wearables). We provide safer and simpler ways for businesses of all sizes to accept payments from merchant websites, mobile devices and applications, and at offline retail locations through a wide range of payment solutions. We also facilitate person to person payments through Cuentas GPR Card.

We operate globally and in a rapidly evolving regulatory environment characterized by a heightened regulatory focus on all aspects of the payments industry. That focus continues to become even more heightened as regulators on a global basis focus on such important issues as countering terrorist financing, anti-money laundering, privacy and consumer protection. Some of the laws and regulations to which we are subject were enacted recently and the laws and regulations applicable to us, including those enacted prior to the advent of digital and mobile payments, are continuing to evolve through legislative and regulatory action and judicial interpretation. Non-compliance with laws and regulations, increased penalties and enforcement actions related to non-compliance, changes in laws and regulations or their interpretation, and the enactment of new laws and regulations applicable to us could have a material adverse impact on our business, results of operations and financial condition. Therefore, we monitor these areas closely to ensure compliant solutions for our customers who depend on us.

Industry Trends

Our industry is dynamic and highly competitive, with frequent changes in both technologies and business models. Each industry shift is an opportunity to conceive new products, new technologies, or new ideas that can further transform the industry and our business. At Cuentas, we push the boundaries of what is possible through a broad range of research and development activities that seek to anticipate the changing demands of customers, industry trends and competitive forces. The Company’s entrance into the real estate market should allow it to provide reasonably priced rental apartments to working class residents who should benefit from Cuentas’ financial solutions in parallel with the residential solutions.

RESULTS OF OPERATIONS

Comparison of the three months ended March 31, 2023 to the three months ended March 31, 2022

Revenue

The Company currently generates minimal revenues through the sale and distribution of prepaid telecom minutes, digital products, and other related telecom services. The Company also generated sales from its Fintech products and services. Revenues during the three months ended March 31, 2023, totaled $64,000 compared to $394,000 for the three months ended March 31,2022. The decrease in our sales of digital products and General-Purpose Reloadable Cards is mainly due to decreasing our sales with Cuentas-SDI including online and other marketing initiatives, including but not limited to distribution agreements. The decrease in our sales of digital products and General-Purpose Reloadable Cards is mainly due to reducing our cooperation with Cuentas-SDI including online and other marketing initiatives. The decrease in our sales of telecommunications products is mainly due to reducing our activities in this segment. The Company has studied and evaluated its previous mobile phone offerings and has modified its mobile phone program to be aggressively priced within marketing standards that have been proven to be successful by other prepaid cellular carriers in the US. The Company has invested the past 6 months to re-organize its “Cuentas Mobile” prepaid cellular phone service offering, website and marketing strategy and is currently in the testing and provisioning phase. These efforts and testing are ongoing and should be fully implemented in the second half of 2023, allowing the formal launch of the services. We expect to produce significant revenue with Cuentas Mobile due to its low-cost pricing structure which has proven to be successful by other prepaid cellular phone carriers. Cuentas anticipates the real estate investments to produce direct and indirect revenue streams as the projects come to completion and begin to produce rental revenue and the property values appreciate. This is not anticipated to happen until at least 2024. We cannot assure you that Cuentas Mobile or our real estate investments will produce significant revenue.

Revenue by product for the three months ended March 31, 2023, and the three months ended March 31, 2022 are as follows:

	March 31, 2023	March 31, 2022
	(dollars in thousands)
Telecommunications	$49	$175
Digital products and General Purpose Reloadable Cards	15	219
Total revenue	$64	$394

Costs of Revenue and Gross profit

Cost of revenues during the three months ended March 31, 2023 totaled $123,000 compared to $260,000 for the three months ended March 31, 2022.

Cost of revenue consists of the purchase of wholesale minutes for resale, related telecom platform costs and purchase of digital products in the amount of $56,000 during the three months ended March 31, 2023 and $57,000 during the three months ended March 31, 2022.

Cost of revenue also consists of costs related to the sale of the Company’s GPR Card in the amount of $67,000 during the three months ended March 31, 2023 and $203,000 during the three months ended March 31, 2022.

Gross profit (loss) by product lines for three months ended March 31, 2022 and 2021 are as follows:

	March 31, 2023	March 31, 2022
	(dollars in thousands)
Telecommunications	$(7)	$119
Digital products and General Purpose Reloadable Cards	(52)	15
Total revenue	$(59)	$134

Gross profit margin for the three months ended March 31, 2023 was negative for both the telecommunications segment and the digital product and general purpose reloadable cards segment. The gross loss for the sale of digital product and general-purpose reloadable cards stemmed from ceasing all activities with Cuentas SDI LLC. The Company is actively pursuing related and symbiotic business relationships and projects that will produce significant revenue with higher profit potential. Cuentas previously signed an agreement and continues to develop technology to supply financial solutions for contractors who deal with vendors and installers for the maintenance, repair and construction industries.

Operating Expenses

Operating expenses consist of selling, general and administrative expenses and amortization of Intangible assets as discussed below and totaled $1,686,000 during the three months ended March 31, 2023, compared to $3,742,000 during the three months ended March 31, 2022 representing a net decrease of $ 2,056,000.

Selling, General and Administrative Expenses

The table below summarizes our general and administrative expenses incurred during the periods presented:

	Three Months Ended March 31,
	2023	2022
	(Unaudited in thousands)
General and Administrative Expenses:
Officers compensation	$227	$353
Directors fees	50	56
Share-based compensation	283	537
Directors’ and officers’ insurance	-	186
Professional services	258	361
maintenance and support services	120	175
Legal fees	100	42
payments in accordance with the processing service agreement with Incomm	50	150
Selling and Marketing	142	919
Settlements	299	-
Other	157	863
Total	$1,686	$3,289

Selling, general and administrative expenses totaled $1,566,000 during the three months ended March 31, 2023 compared to $3,289,000 during the three months ended March 31, 2022, representing a net decrease of $1,978,000. Included in in the Selling, general and administrative expenses, Officers compensation in the amount of $227,000 during the three months ended March 31, 2023 as opposed to $353,000 during the three months ended March 31, 2022. The decrease was due to the departure of Jeffery Johnson in 2022 and the reduction in the number of the officers of the Company in 2023. Stock-based compensation and shares issued for services expenses amounted to $283,000 during the three months ended March 31, 2023, and $537,000 during the three months ended March 31, 2022. The decrease is mainly to the decrease in the amount of the vested option in 2023 as opposed to 2022 which was mitigated by an increase in the number of shares that were issued for services and settlement. The decrease in the other operating expenses is mainly due to an decrease in the maintenance and support services that were provided by CIMA in the amount of $55,000, decrease in the agreed payments in accordance with the processing service agreement with Incomm in the amount of $50,000 during the three months ended March 31, 2023 from $150,000 during the three months ended March 31, 2022, decrease in Directors’ and officers’ insurance from $186,000 to 0 since the Company cancelled its policy during the fourth quarter of 2022,an increase of approximately $299,000 in our settlements expenses and decrease of approximately $777,000 in our selling and marketing expenses during the three months ended March 31, 2023 since the Company reduced significantly its selling and marketing campaigns in 2023.

Amortization of Intangible assets

Amortization of Intangible assets totaled $2,000 during the three months ended March 31, 2023 and $453,000 during the three months ended March 31, 2022. The amortization expense of $453,000 during the three months ended March 31, 2022, mainly stemmed from the one-time licensing fee in the amount of $9,000,000 that was paid in shares to CIMA, on December 31, 2019. The acquired intangible assets that consisted of a perpetual software license had an estimated fair value of $9,000,000. During the fourth quarter of 2022, the Company recorded an impairment charge of $3,600,000 whereas as no amount was assigned to the acquired platforms on December 31, 2022 and after.

Net Income (Loss)

We incurred a net loss of $1,695,000 for the three-month period ended March 31, 2023, as compared to a net loss of 3,624,000 for the three-month period ended March 31, 2022 due to the increase in selling and general administrative expenses as described above.

Comparison of year ended December 31, 2022 to year ended December 31, 2021

Revenue

The Company generates revenues through the sale and distribution of prepaid telecom minutes, digital products, and other related telecom services. The Company also generated sales from its Fintech products and services commencing in the third quarter of 2020. Revenues during the year ended December 31, 2022, totaled $2,994,000 compared to $593,000 for the year ended December 31, 2021. The increase in our sales of digital products and General-Purpose Reloadable Cards is mainly due to an increase in the sales of our digital telecom products due to online and other marketing initiatives and realization of deferred revenue in the amount of $570,000 of our telecommunications products.

Revenue by product for 2022 and 2021 are as follows:

	December 31, 2022	December 31, 2021
	(dollars in thousands)
Telecommunications	$839	$525
Digital products and General-Purpose ‘Reloadable Cards	2,155	68
Total revenue	$2,994	$593

Costs of Revenue and Gross profit

Cost of revenues during the year ended December 31, 2022 totaled $2,508,000 compared to $469,000 for the year ended December 31, 2021.

Cost of revenue consists of the purchase of wholesale minutes were approximately $232,000 during the year ended December 31, 2022 and $313,000 during the year ended December 31, 2021.

Cost of revenue also consists of costs related to the sale of the Company’s Digital products and GPR Cards in the amount of $2,276,000 during the year ended December 31, 2022 and $156,000 during the year ended December 31, 2021. The costs related to the sale of the Company’s Digital products and GPR Cards were composed mainly from the cost of the Digital products in the amount of $2,087,000 during the year ended December 31, 2022 as oppose to $68,000 during the year ended December 31, 2021.

Gross profit (loss) by product for 2022 and 2021 are as follows :

	December 31, 2022	December 31, 2021
	(dollars in thousands)
Telecommunications	$607	$212
Digital products and General Purpose Reloadable Cards	(121)	(88)
Total Gross profit	$486	$124

Gross profit margin for the year ended December 31, 2022 was 16% consisting of 72% gross profit margin for the telecommunications segment and offset by a gross loss margin of 6% for the digital product and general purpose reloadable cards segment. The gross loss for the sale of digital product and general-purpose reloadable cards in 2022 and 2021 stemmed from the lower margins of our digital products since these sales derived from the sale of digital products bears minimal gross margins. The Company is actively pursuing related and symbiotic business relationships and projects that will produce significant revenue with higher profit potential.

Operating Expenses

Operating expenses consist of selling, general and administrative expenses, impairments and amortization of Intangible assets as discussed below and totaled $14,841,000 during the year ended December 31, 2022, compared to $10,789,000 during the year ended December 31, 2021, representing a net increase of $4,052,000.

Selling, General and Administrative Expenses

The table below summarizes our general and administrative expenses incurred during the periods presented:

	Year Ended December 31,
	2022	2021
	($ in thousands)
General and Administrative Expenses:
Officers’ compensation	$1,397	$1,180
Performance bonuses	300	-
Directors fees	233	249
Share-based compensation	1,697	2,745
Directors’ and officers’ insurance	490	670
Professional services	661	516
maintenance and support services in accordance with the software maintenance agreement with CIMA	700	500
Legal fees	635	645
payments in accordance with the processing service agreement with Incomm	860	590
Credit losses	157	228
Marketing	1,437	410
Settlement	-	325
Other	1,513	1,378
Total	$9,431	$8,980

Selling, general and administrative expenses totaled $9,431,000 during the year ended December 31, 2022 compared to $8,980,000 during the year ended December 31, 2021, representing a net increase of $451,000. Included in the selling, general and administrative expenses, Stock-based compensation amounted to $1,587,000 and shares issued for services expenses amounted to $110,000 during the year ended December 31, 2022 compared to $2,745,000 during the year ended December 31, 2021. This was mainly due to issuance of 1,550,000 stock options to directors and officers of the Company in the 2021 and 500,000 stock options issued to officer and directors of the Company in the 2022. Such options can be exercised until 2032. The increase in the other operating expenses is mainly due to an increase in the agreed maintenance and support services in accordance with the software maintenance agreement with CIMA in the amount of $200,000, increase in the agreed payments in accordance with the processing service agreement with Incomm in the amount of $270,000 to $860,000 during the year ended December 31, 2022, increase in officers’ compensation of $217, 000, performance bonuses to the interim CEO and President of the Company in the amount of $300,000, credit losses of receivables due from Cuentas SDI LLC in the amount of $157,000, and increase of approximately of $1,027,000 in our selling and marketing expenses during 2022 mainly due to our marketing and social media campaigns with connection to the sales of our Digital products and General-Purpose ‘Reloadable Cards .

Amortization and impairment of Intangible assets

Amortization of Intangible assets totaled $1,810,000 during the year ended December 31, 2022 and $1,809,000 during the year ended December 31, 2021, respectively. The amortization expense mainly stems from the one-time licensing fee in the amount of $9,000,000 that was paid in shares to CIMA, on December 31, 2019. The acquired intangible assets that consisted of perpetual software license had an estimated fair value of $9,000,000. The Company amortizes the intangible assets on a straight-line basis over their expected useful life of 60 months. During the fourth quarter of 2022, the Company recorded an impairment charge of $3,600,000 whereas as no amount was assigned to the acquired platforms on December 31, 2022.

Other Income

The Company recognized other expenses of $124,000 during the year ended December 31, 2022 compared to other loss of $61,000 during the year ended December 31, 2021. The increase is mainly due a write off a loan in the amount of $100,000 that was provided to Cuentas SDI LLC and was not repaid.

Net Loss

We incurred a net loss of $14,531,000 for the year ended December 31, 2022, as compared to a net loss of $10,729,000 for the year ended December 31, 2021, for the reasons described above.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

As of March 31, 2023, the Company had total current assets of $3,689,000, including $3,328,000 of cash, accounts receivables of $221,000, related parties in the amount of $88,000 and other current assets of $52,000 and total current liabilities of $2,221,000 creating a working capital of $ 1,468,000.The increase in our working capital was mainly attributable to the increase in our Cash and Cash equivalents in the amount of $2,862,000 due to the sale on February 6, 2023, of an aggregate of 291,376 shares of Common Stock and 291,376 warrants to purchase up to 291,376 shares of Common Stock in consideration of $5.0 million. The net proceeds to the Company, after deducting placement agent fees and other offering expenses, were approximately $4.5 million.

As of December 31, 2022, the Company had total current assets of $689,000, including $466,000 of cash, accounts receivables of $209,000, and other current assets of $14,000. As of December 31, 2022, the Company had total current liabilities of $ 2,134,000 creating a negative working capital of $1,445,000.As of December 31, 2021, the Company had total current assets of $6,780,000, including $6,607,000 of cash, accounts receivables of $11,000, and other current assets of $162,000 and total current liabilities of $ 2,719,000 creating a working capital of $4,061,000.The decrease in 2022 in our working capital was mainly attributable to the increase in Accounts Payables in the amount of $ 371,000, decrease in our other Accounts Payables in the amount of $662,000 and decrease in our Cash and Cash equivalents in the amount of $ 6,141,000.

To date, we have principally financed our operations through the sale of our Common Stock. Nevertheless, management anticipates that our current cash and cash equivalents position and generating revenue from the sales of our digital products, General-Purpose Reloadable Cards and prepaid cellular phone services will provide us limited financial resources for the near future to continue implementing our business strategy of further developing our digital products, General Purpose Reloadable Card, enhance our digital products offering and increase our sales and marketing. Therefore. Management plans to secure additional financing sources, including but not limited to the sale of our Common Stock in future financings. This is expected to be used to further support our operations as described above and to complete the development of its new portal and financial technology capabilities. There can be no assurance, however, that the company will be successful in raising additional capital or that the company will have net income from operations to fund the business plan of the company for the near future or long term. The Company will require significant financing to make equity investments in real estate projects in Florida. There can be no assurance that the Company will be able to secure additional financing on terms acceptable to it, if at all.

The Company’s ability to continue as a going concern is dependent upon raising capital from financing transactions and revenue from operations. Management anticipates their business will require substantial additional investments that have not yet been secured. Management is continuing in the process of fund raising in the private equity and capital markets as the Company will need to finance future activities.

Cash Flows - Operating Activities

The Company’s operating activities for the three months ended March 31, 2023, resulted in net cash used of $1,453,000. Net cash used in operating activities consisted of a net loss of $1,695,000, partially mainly offset by non-cash expenses mainly consisting of share-based compensation of $256,000. Changes in operating assets and liabilities utilized cash of $56,000, resulting mainly from an increase in related parties of $88,000.

The Company’s operating activities for the three months ended March 31, 2022, resulted in net cash used of $2,225,000. Net cash used in operating activities consisted of a net loss of $3,233,000, partially offset by non-cash expenses consisting of share-based compensation of $537,000 and amortization of intangible assets of $453,000. Changes in operating assets and liabilities generated cash of $6,000, resulting mainly from an increase in accounts receivable of $81,000, decrease in accrued expenses and other current liabilities of $137,000, decrease of $88,000 in deferred revenue which was mitigated by an increase in accounts payables of $245,000.

The Company’s operating activities for the year ended December 31, 2022, resulted in net cash used of $8,137,000. Net cash used in operating activities consisted of a net loss of $14,531,000 partially offset by non-cash expenses consisting of share-based compensation of $1,697,000, impairment of intangible assets of $3,600,000 and amortization of intangible assets of $1,810,000. Changes in operating assets and liabilities used cash of $777,000, resulting mainly from an increase of in accounts receivables of $431,000, decrease in other accounts payables of $ 712,000and decrease of deferred revenue of $570,000 which was offset by an increase in accounts payables of $421,000 and increase in accrual for bonuses in the amount of $300,000.

The Company’s operating activities for the year ended December 31, 2021, resulted in net cash used of $9,330,000. Net cash used in operating activities consisted of a net loss of $10,728,000, which was offset partially by non-cash expenses consisting of share-based compensation of $2,745,000 and amortization of intangible assets of $1,809,000. Changes in operating assets and liabilities utilized cash of $3,192,000, resulting mainly from decrease in accrued expenses and other current liabilities of $1,562,000, and a decrease in accounts payables of $1,544,000.

Cash Flows - Investing Activities

The Company had no investing activities for the three months ended March 31, 2023. The Company’s investment activities for the three months ended March 31, 2022 resulted in net cash used of $47,000.

The Company’s investment activities for the year ended December 31, 2022, resulted in net cash used of $664,000 and net cash used of $87,000 for the same period in 2021. The increase was mainly due to the investment in Cuentas SDI LLC.

Cash Flows - Financing Activities

The Company’s financing activities for the three months ended March 31, 2023, resulted in net cash received of $4,315,000, mainly consisting of $4,319,000 received from the sale of our common stock. The Company had no financing activities for the three months ended March 31, 2022.

The Company’s financing activities for the year ended December 31, 2022, resulted in net cash in the amount of $2,660,000 mainly from the sale of our common stock. The Company’s financing activities for the year ended December 31, 2021, resulted in net cash received of $15,797,000, consisting of $10,614,000 received from the sale of our common stock and $6,264,000 from the issuance of shares due to exercise of warrants, partially offset by repayments of loans of $730,000 and repayments of $355,000 of loans from a related party.

Inflation and Seasonality

In management’s opinion, our results of operations have not been materially affected by inflation or seasonality, and management does not expect that inflation risk or seasonality would cause material impact on our operations in the future.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements and does not anticipate entering into any such arrangements in the foreseeable future.

Critical Accounting Policies

The preparation of financial statements in conformity with GAAP in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. Note 2 to our consolidated audited financial statements for the fiscal year ended December 31, 2022, describes the significant accounting policies and methods used in the preparation of our financial statements.

Recently Issued Accounting Standards

New pronouncements issued but not effective as of March 31, 2023, are not expected to have a material impact on the Company’s consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our financial statements upon adoption.

BUSINESS

Overview

Our business is focused on using proprietary technologies to integrate FinTech (Financial Technology), e-finance and e-commerce services into solutions that deliver next generation digital financial services to the unbanked, under-banked and underserved populations nationally in the USA. The Cuentas Platform integrates Cuentas Mobile, the Company’s Telecommunications solution, with its core financial services offerings to help entire communities enter the modern financial marketplace. Our General Purpose Reloadable (GPR) Card includes a digital wallet, discounts for purchases at major physical and online retailers, rewards, and the ability to purchase digital content.

The Cuentas Mobile App & GPR Ecosystem

The Cuentas Mobile App & GPR ecosystem protects its customers by depositing their funds in an FDIC insured bank account at Sutton Bank, the issuing bank.

The comprehensive financial services the platform will provide include:

●	Direct ACH Deposits to receive funds

●	ATM access – U.S. and most foreign countries

●	Retail and Online purchases

●	Peer to Peer Payments at no cost between Cuentas Accountholders

●	Cash Reloads at major retailers (Walmart, CVS, Walgreens, Dollar General, etc.)

●	Discounted Gift Cards for major brands (Amazon Cash, Xbox, Playstation, Burger King, etc.)

●	Transit Authority Fares – Los Angeles TAP, Connecticut GoCT

●	Prepaid Long Distance Telecom Minutes – call land lines or mobile phones worldwide

●	U.S. Mobile Phone Recharges (TopUps)

●	Int’l. Mobile Phone Recharges (TopUps)

Western Union and Cuentas Bridge Digital and Retail Money Transfer Worlds for Latino Community

In March 2022, the Company integrated Western Union’s domestic and international money transfer capabilities into the Cuentas mobile banking app. The integration enables the Company’s customers to send money to 200 countries and territories via the Cuentas mobile app. Leveraging Western Union’s leading global cross-border, cross-currency platform, The Company’s customers can conveniently move money to friends and family almost anywhere across the world using the Cuentas mobile app. Once sent, receivers can pick up their remittance in cash at any Western Union retail location.

A major factor that provides technical strength and reliability to Cuentas’ project is the fintech ecosystem that it has developed. The foundation of Cuentas’ ecosystem is the fintech platform with mobile app, mobile wallet and associated integrations that Cuentas has developed over the past 3 years. We believe that this platform has been proven to be a robust, reliable transactional, marketing, financial and predictive, Tier-1 transactional platform. Cuentas’ ecosystem integrates its platform via dedicated APIs with Sutton Bank (the issuing bank), IDology (AML & KYC) and InComm (Processor, Load Network & 3rd Party Digital Products).

Cuentas’ Mobile App includes a Mobile Wallet (“Wallet”) and a Digital Store (the “Cuentas Digital Store” or the “Digital Store”) and is linked with a Prepaid Mastercard® which can be used for ATM withdrawals, online purchases and in-person purchases.

Accountholders may deposit funds to their account via (a) no-cost Direct Deposit, (b) no-cost fund transfers from other Cuentas accountholders, or (c) for a small charge, using InComm’s VanillaLoad network in over 200,000 locations at major retailers like Walmart, CVS, Walgreens, Dollar General, and more.

Once accountholders have available funds, they can use their Cuentas Prepaid Mastercard® wherever prepaid Mastercards are accepted worldwide and at most ATMs in the U.S., and many international ATMs.

Accountholders may use the funds in their Wallet to purchase discounted gift cards in the Cuentas Digital Store. Product categories in the Digital Store include Digital Gift Cards, Transit Cards, Mobile Phone Recharges (the “TopUps”) and Western Union International Remittances. Digital gift cards include Amazon Cash, Sony Playstation, Xbox, Karma Koin, Burger King, Bass Pro Shops and more. Active transit products include TAP in Los Angeles, GoCT in Connecticut and The Rapid from Grand Rapids, Michigan. These should include the digital availability of OMNY in New York when it launches officially. Additional transit products will be available as InComm rolls them out. Cuentas accountholders may purchase TopUps which allow them to recharge their own or someone else’s Verizon, AT&T or other mobile phones in the U.S. or in many foreign countries – in real time. Accountholders may make real phone calls using the Cuentas ILD Rewards balance (Loyalty Program) or funds in their wallet - actual phone calls that are made directly from their phone to any mobile phone or land line worldwide.

Cuentas e-commerce Distribution and Mobile Payments

The Cuentas e-commerce Distribution and Mobile Payments ecosystem will allow consumers to purchase Cuentas’s line of digital products and services through a nationwide network of retailers that specifically serve Cuentas’ target market. Cuentas’ distribution network includes certain neighborhood markets known as “Bodegas” and convenience stores as well as other retail establishments. This brings previously unavailable digital products and services to those neighborhoods affected by the e-commerce digital divide.

The Latino Market

The name “Cuentas” is a Spanish word that has multiple meanings and was chosen for strategic reasons, to develop a close relationship with the Spanish speaking population. It means “Accounts” as in “bank accounts” and it can also mean “You can count on me” as in “Cuentas conmigo”. Additionally, it can be used to “Pay or settle accounts” (saldar cuentas), “accountability” (rendición de cuentas), “to be accountable” (rendir cuentas) and other significant meanings.

The 2020 U.S. Census showed the Hispanic Latino population at over 62 million and at 18.7% of the total U.S. population. The FDIC defines the “unbanked” “as those adults without an account at a bank or other financial institution and are considered to be outside the mainstream for one reason or another. The Company believes that the Hispanic and Latino demographic generally have had more identification, credit, and former bank account issues than any other U. S. minority group leading to more difficulty in obtaining a traditional bank account.

The Cuentas Mobile App and Wallet are positioned to service the Hispanic, Latino and immigrant demographics with comprehensive financial products. Additionally, we are able to accept various forms of U.S. and some foreign government issued identification to confirm qualification for opening an account with the Cuentas App. The Cuentas App is able to accept SSN or ITIN with U.S. identification, Matricula Consular or other qualified government issued forms of identification.

The Cuentas Prepaid Mastercard® - General-Purpose Reloadable (GPR) Card

The Cuentas Prepaid GPR Card allows each account holder to have a personalized Cuentas Mastercard® and an associated Cuentas Account with the Mobile App, Digital Wallet, Digital Store and Long Distance Telecom services included. It acts as a comprehensive banking solution which enables access to the U.S. financial system for those who are unbanked or underbanked, while also enabling greater functionality than a traditional bank account. The cardholders’ deposited funds are protected in an FDIC-insured bank account at Sutton Bank.

The Cuentas Business Model

The Cuentas business model provides, or we expect will provide, for multiple revenue sources, many of which are synergistic market segments and provide unified financial and social functionality to forgotten segments of society.

The Cuentas Mobile Wallet has several potential revenue streams. We expect that the Company will receive monthly maintenance fees, reload fees, ATM fees and commissions for products sold as well as interchange and network fees from Mastercard and the Pulse Network (see “The Cuentas Ecosystem” herein). Cuentas’ strategy is to provide excellent value to consumers while charging reasonable fees and commissions to produce profitability. We believe that monthly fees of $4.50 which we will charge per user will generate reasonable revenue. Cuentas provides account recharge capabilities to accountholders via the nationwide VanillaLoad network owned by InComm as it is available in many big box retailer chains such as Walmart, Walgreens, CVS, Dollar Store and others.

We expect that The Cuentas Digital Store will produce revenue each time that consumers purchase third party gift cards, digital access, mass transit tickets and mobile phone top-ups (U.S. and international). Additionally, International remittances provided by the industry-leader Western Union “by Cuentas” are available and International Bill Pay should be available later in 2022. Both services should be major revenue driving factors for Cuentas as they provide reliable, low-cost solutions to our target audience.

Cuentas offers rewards for free long distance calling to its accountholders (“Cuentas Rewards”) who are given credits upon activation to be able to make real international calls to land lines or mobile phone worldwide, not like internet calling which can be unreliable and poor quality. We can expand the Rewards program to include other products and/or services in the future. Our target demographic uses both internet and prepaid calling services to communicate with family members around the U.S. and in their country. This added benefit is designed, at a very low cost, to provide extra benefits to our accountholders, which should help to maintain and solidify valuable relationships with them.

Prepaid Debit Card Market Overview

The Research and Markets report titled “Prepaid Card Market: Payment Trends, Market Dynamics, and Forecasts 2020 - 2025” released in January 2020 states that, “[i]n the United States, prepaid cards remain the preferred choice for the unbanked market segment....” It also states that “[t]he move towards a cashless society is substantial, further driving the prepaid card market.”

Cuentas is strategically positioned in the prepaid marketplace with a focus on the Hispanic, Latino and immigrant demographics.

Cuentas has identified Activation Fees as an important issue to our target demographic, so we offer “no-cost” registration and activation with a personalized Prepaid Mastercard® sent directly to the consumer, and we charge a monthly fee of $4.50 fifteen days after activation and every thirty days thereafter. As previously mentioned, we also model our offering with empathy and consideration for our target demographic, keeping fees and costs reasonably low so they will be able to justify and appreciate the benefits provided by the Cuentas Mobile App, Wallet and Prepaid Mastercard®. A limited number of existing subscribers paid the monthly fees during the second quarter of 2023.

The Cuentas Technology platform

The Cuentas technology platform had been operating and Cuentas is now taking steps to raise the platform to the next level through symbiotic integration with The OLB Group Inc’s (“OLB”) advanced PCI compliant OMNIsolutions platform.

On August 22, 2022, Cuentas signed a Software Licensing and Transaction Sharing Agreement with OLB with the goal of mutually integrating capabilities, features and expertise to enable both systems to take advantage of this symbiotic relationship so both organizations may grow. The integration of upgrades to Cuentas’ system was to include advanced intelligence and predictive trending to improve security, identify successful marketing campaigns and provide data for future project development. The Software Licensing and Transaction Sharing Agreement was terminated in May 2023.

The current Cuentas ecosystem and platforms are expecting upgrades that will be introduced after careful evaluation, review and multi-level testing.

Cuentas is upgrading and improving its platform internally and with support of outside parties. Cuentas hopes to complete most modifications to its platform during 2023-Q3. Subsequent modifications will continue during 2023-Q4 and 2024.

The newly upgraded Cuentas platform is designed to be PCI compliant and will include a complete POS system with credit card processing, marketing tools, integrated modules for inventory management, content management, concierge services, shipping and customer service. Additional features and capabilities include Real-time currency exchange rates (ECB), SSL support, Fully 100% customizable designs using templates, configurable list of allowed countries, ACL (Access control list), Activity Log, OpenID, Facebook and Twitter authentication, and W3C compliance (XHTML) with all Bar-Codes Accepted.

The Cuentas platform will also have a multi functionable tax module that can apply taxes by country, state, Zipcode, product classes (e.g. goods, services, alcohol, etc.) and even including tax exempt, European Union Value Added Tax support,

The platform will include a Reward Points System, Marketing manager (Email & SMS campaigns), Customizable SEO (Search Engine Optimization) meta tags, discounts, coupons, affiliate programs, shopping, Froogle (google base), PriceGrabber / Yahoo Shopping, become.com product feeds, Google XML site map, CMS Topics as well as QuickBooks and Google AdSense integration.

Additionally, the platform will provide a shipping and logistics department a complete solution that enables retailers to use UPS, USPS, FedEx and other shippers with a myriad of shipping calculation methods (weight, volume, product, etc). Prevent shipping to restricted Countries, calculate shipping, defined shipping methods (e.g., Ground, Next Day, 2nd Day, etc), shipping tracking numbers, etc.

Finally, the system’s Customer Service module will allow customers to register/login, create wish lists and registries, multiple billing and shipping addresses per customer, customer roles (groups), time zone support, built-in forums, password recovery, multiple account registration/activation types, automatic or manual registrations, Email validation & image capture during login/registration, “Email a friend” feature, Compare products feature, News RSS, Contact Us form, and more. Plugins are also available for US Postal, QuickBooks, FedEx, DHL and MailChimp.

CIMA Settlement

On July 8, 2022, the Company announced that it received a notice of default from CIMA related to that certain Platform Exclusive License Agreement, maintenance, and related agreements (collectively, the “License Agreement”) by and among Cuentas, CIMA, Knetik, Inc. (“Knetik”), and Auris, LLC (“Auris” ). The notice, which was received May 25, 2022, provides that Cuentas has failed to pay $700,000 of maintenance and pass-through fees that CIMA alleges are owed under the License Agreement and also afforded Cuentas the required sixty-day period (through July 24, 2022) to cure the default as provided under the License Agreement.

On August 2, 2022, the Company and CIMA, along with Knetik and Auris executed a Settlement Agreement and General Release (“Settlement Agreement”) which resolves the issues related to the July 8, 2022 notice of default from CIMA related to the License Agreement. Pursuant to the terms of the Settlement Agreement, in exchange for the consideration provided in the Settlement Agreement, Cuentas paid CIMA $770,239.78 and will accept for a period of 30 days from execution date, the exclusive right to facilitate a third party (including to current shareholders and directors of Cuentas) purchase (without markup or broker fee) of, all of the shares of Cuentas held by CIMA at the higher of: (i) the average per share trading price for the three day average before notice in writing is provided by Cuentas of the intent to purchase CIMA’s Cuentas shares, or (ii) the minimum price of $0.50 per share on or before 5:00 p.m. New York City time, on August 31, 2022 pursuant to a purchase agreement delivered by and acceptable to CIMA without any changes thereto (provided, that CIMA shall not be required to provide any representations or warranties other than fundamental warranties related to (a) organization and good standing, (b) power and authority to undertake the transaction and (c) ownership of such shares, and ordinary representations and warranties that the Cuentas shares are being transferred free and clear of any liens, claims, or encumbrances).

Further, in connection with the Settlement Agreement, Cuentas, Dinar Zuz, LLC, Michael De Prado and Arik Maimon provided signed waiver letters, expressly waiving any right of first refusal and co-sale rights granted in their favor under that certain letter agreement, dated December 31, 2019 (the “Side Letter”), by and among CIMA, Dinar Zuz, LLC, Michael Del Prado and Arik Maimon, and CIMA agreed (i) to restore immediately Cuentas’s access to its platform; (ii) provided Cuentas with a limited license to utilize the platform the terms of which are detailed specifically in Section 6 of the Settlement Agreement, and to use reasonable efforts, subject to Cuentas’ compliance thereto, to provide Cuentas’ customer data to Cuentas through the end of the limited license term described in Section 6 of the Settlement Agreement; (iii) deliver to Cuentas the Source Code (as that term is defined in paragraph 1.18 of the License Agreement) relating to “Out-Of-Scope Services,” and as further detailed in Section 6 of the Settlement Agreement; (iv) not enforce its rights under the Side Letter through and including August 31, 2022, and (v) shall not transfer, sale, or encumber its Cuentas shares through and including August 31, 2022, except as permitted therein. If Cuentas fails to comply with any term of this Settlement Agreement, Cuentas agreed to a Stipulated Judgment described in Section 5 of the Settlement Agreement, which, if triggered, the limited license set forth in Section 6 and any of CIMA’s obligations under this Settlement Agreement shall become null and CIMA shall have the right to shut off Cuentas access to the Platform without notice.

The Settlement Agreement also provides for mutual general releases by Cuentas for the benefit of CIMA and by CIMA for the benefit of Cuentas of all claims other than claims relating to a breach of the Settlement Agreement.

The Settlement Agreement by its terms in effect terminates the obligations under the license agreement, dated December 31, 2019 by and between Cuentas and CIMA.

Strategic Partners

Sutton Bank (“Sutton”)

Cuentas has a 5 year Prepaid Card Program Management Agreement with Sutton Bank as the issuer of the Cuentas Prepaid Mastercard® - Debit/GPR card which is effective through October 2026 with automatic 1 year renewals. Sutton insures accountholders’ funds through the FDIC and provides direct deposit capabilities, early pay functionality and account balance functionality for the Cuentas Mobile App and Mobile Wallet. Sutton coordinates Know Your Client (“KYC”), Office of Foreign Asset Control (“OFAC”), Politically Exposed Persons (“PEP”) and Anti-Money Laundering (“AML”) compliance with Cuentas and IDology. Each applicant must have either a Social Security number or an ITIN. During the registration process, IDology compares each applicant’s personal information with known KYC, OFAC and PEP databases, and if required, can request certain forms of identification to confirm their identity. These forms of identification may include but are not limited to: Passport, Driver’s License, Matricula Consular and U.S. residency documentation. Only applicants that reach a certain score that is coordinated between Sutton and IDology are approved to receive a Cuentas Prepaid Mastercard® associated with their Cuentas Mobile App and Wallet account.

Interactive Communications International, Inc. (“InComm”)

Cuentas has multiple agreements with InComm including: (a) Processing services, (b) Resale of 3rd party Digital gift cards, (c) Resale of InComm Digital Solutions, and (d) Reload Commission Agreement. The agreements are effective through July 2024 and then renew automatically for 1 year periods. InComm is an instrumental partner of Cuentas as it provides the operational core of Cuentas’ transaction processing platform, the cash reload component and access to many third party products and services.

On July 23, 2019, the Company entered into a 5 year Prepaid Services Agreement with InComm (the “InComm PSA”) to power and expand the Company’s Mobile App, Mobile Wallet and GPR card. InComm is a supplier of 3rd party gift and digital content cards and Cuentas currently resells a variety of these products through its Mobile App’s Digital Store and Cuentas-SDI distribution network, with possible expansion in the future.

Under the InComm PSA, InComm is the prepaid card processor and through its VanillaLoad network, allows the Company’s cardholders, for a small fee, to reload their Cuentas Mobile Wallet through a nationwide network of retailers including Walmart, 7-Eleven, Walgreens, CVS Pharmacy, Rite Aid, Dollar General and many more. In addition, the Company plans to extend the cash reload component of the Wallet through a select number of “bodegas” in the Cuentas-SDI network to increase its market penetration and profitability.

Under the InComm PSA, InComm provides processing services, telephone support, data storage services, account servicing, reporting, output and hot carding services to the Company. Processing services consist mainly of authorization and transaction processing services. InComm also processes authorizations for transactions made with or on prepaid products, along with any payments or adjustments made to prepaid products. InComm also processes the Company’s data and post entries in accordance with the specifications. Data storage services consist mainly of storage of the Company’s data in a format that is accessible online by the Company through APIs designated by InComm, subject to additional API and data sharing terms and conditions. InComm also provides Web/API services for prepaid Cuentas GPR applications and transactions.

Cuentas SDI, LLC

Cuentas SDI, LLC (“Cuentas-SDI”) was incorporated in the State of Florida on January 4, 2022 and was a wholly owned subsidiary of SDI Black 011, Inc. (“SDI Black”). Cuentas-SDI is engaged in the business of electronic distribution and sales of virtual products via its Black 011 portal located at Yonkers, NY. Its electronic products range from prepaid wireless SIM activation, International mobile recharge services and international long distance phone services. During 2020, Cuentas-SDI also started sales of general merchandise to its retail reseller customers. Cuentas-SDI owns the assets of Black Wireless MVNO, Black 011 Long distance platform and operations and the SDI Black distribution platform and network of over 31,000 bodegas and convenience stores.

On May 27, 2022, the Company entered into a Membership Interest Purchase Agreement with SDI Black, the holders of all the membership interests of SDI Black and Cuentas-SDI, pursuant to which it acquired 19.99% of the membership interests of Cuentas-SDI in exchange for $750,000.

Cuentas-SDI sells digital products and services through its SDI network platform to approximately 31,600 bodega or small retail merchants across the USA with a large percentage of its network in the New York, New Jersey and Connecticut tri-state area (“CSDI Merchants”).

On August 12, 2022, OLB and Cuentas entered into that certain Software Licensing and Transaction Sharing Agreement whereby Cuentas agreed to solicit and refer the OLB’s point-of-sale (POS) devices to CSDI Merchants for use in the SDI network and Cuentas would bring Interactive Communications International, Inc. (“InComm”) products, including “Vanilla Direct” reloadable GPR cards, non-reloadable merchant specific cards, and other digital value products content to the CSDI Merchants that contracted with OLB to use its POS system and the eVance merchant services system.

The Company reduced product availability to Cuentas-SDI during 2023-Q1 to allow Cuentas-SDI to catch up on its payments but curtailed all services during 2023-Q2 due to Cuentas-SDI’s inability to reduce its debt significantly. This was a major reason for the decline in revenue between the Q1-Q2 periods in 2022 and 2023.

In July 2023, The OLB Group (NASDAQ: OLB), a leading provider of fintech, digital assets and payment, acquired an 80% controlling interest in Cuentas SDI LLC (Cuentas-SDI). Cuentas-SDI has over 31,000 convenience stores in its network, with locations across the New York, New Jersey and Connecticut tri state area.

On July 14, 2023, the Company entered into an agreement with OLB and Cuentas-SDI (the “OLB Agreement”) in which OLB agreed to cause Cuentas-SDI to enter into an agreement with the Company pursuant to which Cuentas-SDI would agree to pay the Company $228,752 to satisfy outstanding invoices and, subject to the Company’s receipt of the first $100,373, for the Company to restore the services it had previously provided Cuentas-SDI on a purchase or services order basis (the “Payment Agreement”). On July 14, 2023 the Company and Cuentas-SDI entered into the Payment Agreement pursuant to which Cuentas-SDI agreed to pay amounts due under the outstanding invoices. To date, Cuentas-SDI has paid the Company $121,333.  The balance is payable in five monthly installments of $21,333, commencing September 1, 2023.

The Company possesses the right to market through Cuentas-SDI and Cuentas APIs certain InComm products and services, including any and all existing products and services and including any and all future products and services of whatever kind or nature (the “InComm Products and Services”). The OLB Agreement provides that the Company will (i) make available solely and exclusively through Cuentas APIs only to Cuentas-SDI so it may market InComm Products and Services to CSDI Merchants; (ii) afford Cuentas-SDI “most favored nation pricing” for all InComm Products and Services marketed and sold by the Company through Cuentas-SDI and Cuentas APIs; (iii) timely pay on a net 30 days basis for the InComm Products and Services sold by Cuentas through Cuentas-SDI and Cuentas APIs,; (iv) permit the Company to market and distribute the Company’s mobile calling card products and other products through Cuentas-SDI to the CSDI Merchants using the Merchant System, but the Company must provide such products below the most favorable pricing and other terms offered by vendors of other competing products. The OLB Agreement states that as long as OLB and Cuentas-SDI remain in strict compliance with the terms and conditions of the OLB Agreement and the Payment Agreement, the Company will negotiate in good faith a separate agreement with OLB whereby the Company, under terms and conditions at its sole and absolute discretion, will agree to allow OLB to sell and market exclusively through Cuentas-SDI and Cuentas APIs the InComm Products and Services through the OLB marketing and distribution systems in addition to the CSDI Merchant System. In addition, so long as the Company remains in good standing with InComm and provides “most favored nation pricing,” OLB agreed that it will not, directly or indirectly, whether through a subsidiary or related party or independent agent, contact or solicit any employee, officer, director or controlling shareholder of InComm in any manner to discuss, negotiate, or enter into any transaction of whatever kind or nature directly or indirectly, with InComm to attempt to circumvent the Company’s exclusive distribution agreement with InComm relating to the marketing and distribution of Incomm Products and Services.

OLB’s acquisition of the remaining 80.01% of Cuentas-SDI reinvigorated (renewed?) the relationship between OLB and the Company and enabled the Company to restart distribution of InComm prepaid products and services through the Cuentas-SDI distribution platform and network. The Company believes that the renewal of this relationship will generate significant revenue and profits.

The Cuentas Ecosystem

Cuentas’ goal is to offer the consumer a one-stop shop, easy to use, Mobile App and Mobile wallet with Mastercard® rails that can provide new, important financial services and solve many of their daily needs and desires while saving the users time and money.

Approved Cuentas accountholders will have a Prepaid Mastercard® acceptable wherever Mastercard® debit cards are accepted and can have their paychecks or certain government benefits checks directly deposited to their account associated with the card, with funds available for use on the card up to 2 days earlier than standard direct deposits. Furthermore, the Cuentas card has ATM access through the nationwide Pulse Network which provides access to over 500,000 ATMs in the U.S. and many more worldwide. (source: pulsenetwork.com)

The Cuentas Digital Store in the Mobile App will allow accountholders to purchase certain mainstream gift cards for use in a variety of stores, online portals and transit agencies – many at discounted prices. Accountholders can also “Top Up” or prepay their mobile phone accounts and also do the same for friends & family living in the U.S. or overseas.

Cuentas Mobile

Cuentas Mobile is our Mobile Virtual Network Operator (“MVNO”) trade name, which will provide Cuentas Mobile SIM cards to new customers so they can switch to Cuentas Mobile services without having to purchase a new mobile phone. Cuentas Mobile offers attractively priced prepaid voice, text, and data mobile phone services and hopes to penetrate that market with low cost plans that should resonate with our target market. MVNO operators, including Cuentas Mobile, earn revenues by purchasing network capacity from other network operators and reselling it to end users. Starting in August 2023, Cuentas Mobile will sell mobile services as an MVNO that operates on the largest 5G nationwide network from one of the top 3 mobile carriers and is dependent on the performance of its underlying provider and its network. Cuentas Mobile plans to implement e-SIMS which will reduce the need for physical mobile phone SIMs that need to be shipped to consumers who want Cuentas Mobile service. This will help to speed up the time from sign-up to start of mobile services from 7-10 days to the same day in most cases.

Cuentas Mobile will continue to operate a virtual telecommunications network providing mobile voice, text, and data services with essentially the same quality as other MVNOs such as Cricket, Boost, Simple, Ultra, Mint and Lyca Mobile, which have been successful at creating brands, without owning the towers, hardware or network. Cuentas is currently reactivating distribution through grass roots retailers that normally interact with Cuentas’ target audience, specifically offering low-cost mobile phone service with the ability to make international calls to specific Spanish speaking countries in Central and South America.

We believe that our potential customers will migrate away from legacy telephone and banking systems to enhanced mobility solutions. The Company’s technological advantage and the synergies created by its combination of a reloadable debit card and a holder of mobile virtual network operator rights will make its products increasingly useful to unbanked, under-banked, under-served and other emerging niche markets. We cannot assure you that Cuentas Mobile will produce significant revenue in the future.

Meimoun & Mammon LLC

Meimoun & Mammon LLC (“M&M”) is a retail provider of domestic and international long-distance voice, text, and data telephony services to consumers in the United States and throughout the world. M&M holds International and Domestic Section 214 authority issued by the FCC. M&M operates the retail Tel3 business as a separate division. Tel3 has been a prepaid long distance provider for many years and provides direct and indirect access to Latino and immigrant communities across the US as it provides them with quality international communications services. The majority of revenue generated by the company so far has come from this division.

LSI Group S.A. (“LSI”)

On August 31, 2022 Cuentas signed a one year agreement with LSI Group S.A. (“LSI”) pursuant to which LSI will market the US based Cuentas Prepaid Debit Card and Mobile App in countries including El Salvador, Guatemala and Honduras with plans to expand to South America, starting with Colombia. The agreement is extendable, subject to completion of certain milestones, for an additional two years. LSI had hoped to sign 200,000 US-based Cuentas customers in the first year for international cross-border remittances. LSI has not been able to sign any customers due to limitations in the Cuentas Fintech platform. Cuentas hopes to complete modifications to its platform during 2023-Q3 to be able to sign up customers. Cuentas is coordinating the upgrades and improvements.

Marketing

The Cuentas Mobile App, Mobile Wallet and Prepaid Mastercard® will be predominantly marketed via digital and traditional media channels. Cuentas expects to use a combination of internal resources as well as third parties for our marketing efforts.

The digital marketing placements will include social media, SEO (Search Engine Optimization), internet, geo fencing, online streaming providers, influencers, and other digital providers. Traditional marketing efforts include media such as radio, TV, print, billboards, bus wraps, bus benches, TV, radio, although little was spent on these marketing efforts during the first six months of 2023.

Media spend is distributed amongst these marketing vehicles and adjusted as acquisition data is received. Our initial program is designed to test creative, geo targeting and formats. Once feedback is analyzed, spending will be optimized to enhance efficiency and cost of acquisition. Vertical market integration and partnerships will also be developed to augment growth and stability.

Marketing strategies for customer acquisition will focus on key markets, targeted audiences, lifestyle fit, brand awareness, key metrics and go-to-market plans.

Marketing to Hispanic and Latino groups will initially concentrate on those populations that have settled in Southern California, Texas, New York, Florida, Arizona and New Mexico.

Cuentas will promote the newly integrated POS capabilities in its ecosystem and market these services to the 30,000 bodegas and convenience stores in the network, with the possibility of upgrading a select number of them to neighborhood financial centers to be able to load cash to the Cuentas prepaid debit card and provide other financial services.

Entry into a Joint-Venture Agreement with WaveMAX Corporation (“WaveMax”)

On July 21, 2021, the Company and WaveMAX entered into a Definitive Joint-Venture Agreement (the “Agreement”). Pursuant to the Agreement, the Company and WaveMax formed CuentasMax LLC on Dec 8, 2021, a joint venture (“CUENTASMAX”) which would install WiFi6 shared network (“WSN”) systems in up to 1,000 retail locations in the New York metropolitan tristate area using access points and small cells to provide users with access to the WSN (the “JV Project”). The WSN will allow CUENTASMAX to generate location-based advertising configured by advertisers using WaveMAX’s advertising dashboard technology directly to users over the WSN, could permit users to pay a service fee for ad-free access to the WSN. The ownership and management of CUENTASMAX shall be as follows: 50% to the Company, 25% to WaveMAX and 25% to Consultoria y Asesoria de Redes, S.A. de C.V. (“Execon”). Execon currently manages approximately 20,000 WiFi endpoints with WaveMax in Mexico. Each of the Company and WaveMAX agreed to fund $120,000 (for a total of $240,000) initially upon execution of the Agreement. In addition, each of the Company and WaveMAX has agreed to fund an additional $127,500 over the succeeding five months, in each case, subject to approval of each party’s board of directors. The expenses of the JV Project shall include acquiring the Access Points hardware, the installation and configuration of the Access Points hardware for use with the broadband internet service at each Retail Location, entering into the necessary agreements with the Retail Locations, instore marketing and promotion of the WSN program, and expenses relating to commercialization of the digital advertising program. The Board of Directors of CUENTASMAX shall initially be comprised of four persons, two designated by the Company, one designated by WaveMAX, and one designated by Execon. The officers of CUENTASMAX shall be the persons from time to time designated by mutual agreement of the Company and WaveMAX, with the initial officers to be determined. It is hoped that up to 1,000 high traffic, prime location convenience stores and “bodegas” (small community markets) will be signed up in conjunction with the Company’s distribution network that sells prepaid debit card, e-store, e-wallet and digital services. A fee of 2% (two percent) of the net revenue of CUENTASMAX will be paid by CUENTASMAX on a monthly basis as a commission to Innovateur Management SAPI de CV. WaveMAX grants CUENTASMAX exclusive rights to use and deploy the WaveMAX Technology, including any and all patents owned or to be owned by WaveMAX and any and all related enhancements or applications of the WaveMAX Technology and any and all prior and subsequent improvements and/or new technology developed by WaveMAX solely in the Company’s BODEGAS network throughout the United States. The parties have agreed to expand CUENTASMAX to other areas of the U.S. once the current deployment is in progress or has been completed. As of December 31.2021, the Company has funded CUENTASMAX an amount of $40,000 and, in agreement with the other parties, funded CunetasMax $40,000 in February of 2022. A third deposit of $40,000 by Cuentas and an equal deposit by WaveMax was made in September 2022 to continue the expansion.  An additional $5,000 is required to complete the investment.

CuentasMax has installed 30 WiFi6 Access Points in New York City, Los Angeles, and Puerto Rico at different small businesses including Bodegas, restaurants, beauty salons and gas stations. CuentasMax also has pilot project agreements with the Bodega Association and Business Group in NYC, Benelisha Group in LA, and Top Gasoline Inc in Puerto Rico.

CuentasMax is piloting some WiFi6 solutions including public safety concerns. Solutions include a surveillance platform with AI algorithms to detect violence, handguns, etc. which can send messages to analysts who can further contact law enforcement, if necessary.

According to WaveMAX management, development of the system has been completed and it is anticipated that the system will be installed in August 2023.

Entry into a Joint-Venture Agreement with Benelisha Group, Inc. (“Benelisha”)

On August 4, 2021, the Company and Benelisha entered into a Definitive Marketing and Promotion Agreement (the “Benelisha Agreement”). Pursuant to the Benelisha Agreement, the Company and Benelisha will market and promote Cuentas GPR cards and the mobile phone application (“DC/MA”) products to Benelisha customers.

Benelisha has not been able to sign any customers to become active users of the Cuentas DC/MA products.due to limitations in the Cuentas Fintech platform. Cuentas hopes to complete modifications to its platform during 2023-Q3 to be able to allow Benelisha to sign up customers. Cuentas is coordinating the upgrades and improvements.

Investments in Real Estate Developments in Florida

Commencing in the first quarter of 2023, the Company through Cuentas Casa, has made a number of equity investments in real estate projects in Florida. Cuentas Casa partners with leading edge developers and construction technology companies to create sustainable, inclusive and affordable residential communities specifically designed to provide high quality housing alternatives at extremely competitive pricing. The Company’s goal is to source land zoned and ready for development of multi-family buildings in strategic areas where rental prices are increasing dramatically, placing financial stress and pressure on working class families. Cuentas has made investments in affordable housing projects for over 1,550 apartments.

We believe that providing affordable apartments to the Hispanic Latino and other immigrant communities in Florida will enable us to introduce them our fintech solutions and generate revenue.

Lakewood Village

On March 7, 2023 the Company acquired a six percent (6%) equity interest in Lakewood Village from Core Development Holdings Corporation (“Core”), pursuant to a Membership Interest Purchase Agreement (“MIPA”), in exchange for 295,282 shares of Common Stock, representing approximately19.99% of the then outstanding shares of Common Stock. Core holds approximately 29.3% of 4280 Lakewood Road Manager, LLC (“Lakewood Manager”), which in turn owns 86.45% of the membership interests in 4280 Lakewood Road, LLC (“4280 Project”), an affordable multi-family real estate project located in Lake Worth, Florida. As a result of the transaction, the Company acquired $700,000 of equity in the Lakewood Manager. Lakewood Manager, an affiliate of RENCo USA, Inc. (“Renco”), is constructing the 4280 Lakewood Project with RENCO Structural Building System, a proprietary composite structural system distributed by Renco. Lakewood Village is the first sustainable rental housing project developed in the US using a patented MCFR Mineral Composite Fiber Reinforced Construction Technology that has been approved for hurricane-prone areas as such in Florida. The Lakewood Village project is an affordable multi-family real estate development located in Lake Worth, Palm Beach County, Florida, consisting of 96 apartments that have two and three bedrooms. An independent appraisal valued the project, once completed, at approximately $25 million, equating the Company’s equity position at approximately $1.5 million.

Supply Agreement with Renco USA

In March 2023, the Company entered a 10 year supply agreement with Renco to provide Renco’s patented building materials for new, sustainable rental housing projects. Renco’s patented MCFR (Mineral Composite Fiber Reinforced) Construction System provides cost efficiency, reduced build time, and sustainable benefits. Renco’s system is hurricane proof up to Category 5, which is a major benefit for developing housing projects in the South Florida market and other hurricane prone areas where we are planning to develop projects. Renco’s system is also earthquake resistant. Renco has the exclusive rights in the USA to the patented building process. The Renco Wall, Floor and Roofing System is a unique MCFR Building System that creates interlocking, fiber reinforced, composite building blocks and other construction related products that can be connected in an almost limitless variety of designs. Renco’s system can be used to create homes, apartment buildings, hotels, office buildings, warehouses, infrastructure products and more.

Operating Agreement with Brookville Development Partners, LLC

On April 13, 2023, the Company entered into an Operating Agreement to be a majority member in Brooksville Development Partners, LLC (“Brooksville”) with two minority members for the purpose of acquiring land for the development of a residential apartment community consisting of approximately 360 apartments. All real and personal property owned by Brooksville will be owned by Brooksville as an entity. One of the minority members will be the manager of the project.

On April 28, 2023, the Company and minority partners in Brooksville closed on the transaction to acquire a 21.8 acre site for development of the Brooksville project. The Company deposited as an initial capital contribution $2,000,000 into a title insurance escrow account which was released from escrow by the Title Agent to fund the balance of the purchase price of the vacant land, together with a $3.05 million bank loan from Republic Bank of Chicago. Brooksville owns the vacant land, free and clear of any liens, claims and encumbrances with the sole exception being the Republic Bank loan. The Company is currently a 63% interest holder in Brooksville but that may change in the future if the Company is not able to raise sufficient financing to complete the project.

Regulatory Compliance

We operate in an ever-evolving and complex legal and regulatory environment. We, the products and services that we offer and market, and those for which we provide processing services, are subject to a variety of federal, state and foreign laws and regulations, including, but not limited to: federal communications laws and regulations; foreign jurisdiction communications laws and regulations; federal anti-money laundering laws and regulations, including the Patriot Act, the BSA, anti-terrorist financing laws and anti-bribery and corrupt practice laws and regulations in the U.S., and similar international laws and regulations, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act in Canada; state unclaimed property laws and money transmitter or similar licensing requirements; federal and state consumer protection laws, including the CARD Act, and the Dodd-Frank Act, and regulations relating to privacy and data security; and foreign jurisdiction payment services industry regulations.

Our subsidiary M&M is subject to regulation by the FCC and other government agencies and task forces. M&M holds International and Domestic Section 214 licenses issued by the FCC, which may be suspended or revoked by the FCC if M&M does not strictly comply with all applicable regulations and the terms and conditions under which the International and Domestic Section 214 licenses were issued. M&M is also subject to certain foreign jurisdiction communications laws and regulations as it provides limited access to its prepaid calling platform internationally. We believe that we, including our subsidiaries, are currently operating in compliance with all applicable laws and regulations, but there is no certainty that laws and regulations affecting our business will not change. Any such change of laws and regulations applicable to our business might adversely affect our ability to execute our business plan and achieve profitable operating results.

At the federal level, Congress and federal regulatory agencies have enacted and implemented new laws and regulations that affect the prepaid industry, such the CARD Act and FinCEN’s Prepaid Access Rule. Moreover, there are currently proposals before Congress that could further substantially change the way banks, including prepaid card issuing banks and other financial services companies, are regulated and are permitted to offer their products to consumers. Non-bank financial services companies, including money transmitters and prepaid access providers, are now regulated at the federal level by the Consumer Financial Protection Bureau (the “CFPB”), which began operations in July 2011, bringing additional uncertainty to the regulatory system and its impact on our business. We are increasingly facing more stringent anti-money laundering rules and regulations, compliance with which may increase our costs of operation, decrease our operating revenues and disrupt our business. Sutton bank performs routine AML, KYC, OFAC in consultation with Cuentas and IDology and other compliance review and searches throughout Cuentas’ registration and operational processes. Abuse of our prepaid products for purposes of financing sanctioned countries, terrorist funding, bribery or corruption could cause reputational or other harm that could have a material adverse effect on our business, results of operations and financial condition. Failure to comply with, or further expansion of, consumer protection regulations could have a material adverse effect on our business, results of operations and financial condition. Failure by us to comply with federal banking regulation may subject us to fines and penalties and our relationships with our issuing banks may be harmed.

Most states regulate the business of sellers of traveler’s checks, money orders, drafts and other monetary instruments, which we refer to collectively as money transmitters. While many states expressly exempt banks and their agents from regulation as money transmitters, others purport to regulate the money transmittal businesses of bank agents or do not extend exemptions to non-branch bank agents. In those states where we are required to be licensed, we are subject to direct supervision and regulation by the relevant state banking departments or similar agencies charged with enforcement of the money transmitter statutes and must comply with various restrictions and requirements, such as those related to the maintenance of certain levels of net worth, surety bonding, selection and oversight of our authorized delegates, permissible investments in an amount equal to our outstanding payment obligations with respect to some of the products subject to licensure, recordkeeping and reporting, and disclosures to consumers. We are also subject to periodic examinations by the relevant licensing authorities, which may include reviews of our compliance practices, policies and procedures, financial position and related records, various agreements that we have with our issuing banks, retail distribution partners and other third parties, privacy and data security policies and procedures, and other matters related to our business. As a regulated entity, Cuentas may incur significant costs associated with regulatory compliance. We anticipate that compliance costs and requirements will increase in the future for our regulated subsidiaries and that additional subsidiaries will need to become subject to these or new regulations. If we fail to maintain our existing money transmitter licenses or permits, or fail to obtain new licenses or permits in a timely manner, our business, results of operations and financial condition could be materially and adversely affected.

Competition

Cuentas has strategically established its fee structure to be attractive to the unbanked, underbanked and undeserved population with no activation fee, no-cost direct deposit, no-cost Cuentas card to Cuentas card transfers, low cost for reloads, reasonable ATM fees and No dormancy fee.

This pricing strategy places Cuentas in an attractive, reasonably priced category which coupled with the products & services it offers to its competitiveness.

FEES	CUENTAS	Net Spend	Chime	Green Dot	Amex Serve	Amex Bluebird	My Bambu
Card Issuance/ Activation	$0.00	$0.00	$0	$1.95	$0 Online Up to $3.95 in retail	$0 Online / Up to $5 in retail	$0
Monthly Fee	$4.50	Pay-As-You-Go Plan $0 Monthly Plan $9.95 per mo.	$0	$7.95	$6.95 ($0 with $500+ Direct Deposit)	$0	$0
Reload Fee	$3.95	Netspend Reload Network Location Up to $3.95	N/A	$5.95	Up to $3.95 (fee varies by retailer)	$0 (Walmart) other Retailers $3.95	$3.95
Domestic ATM Withdrawal	$1.50	Pay-As-You-Go Plan $2.95 / Monthly Plan $2.95	$2.50; free through MoneyPass	$3.00	$0 at MoneyPass® ATMs $2.50 at non-MoneyPass ATMs.	$0 MoneyPass® ATMs, $2.50 non-MoneyPass ATMs	$2.00
Over the Counter Cash Withdraw	$1.50	$2.95 Withdrawal Fee at a Financial Institution/ 1% w/ $9.95 min	$2.50 per transaction	$3.00	N/A	N/A	N/A
ATM Inquiry Fee	$0.75	$0.50		$0.50	N/A		$0.50
ATM Decline Fee	$0.50	$1.00	N/A	N/A	$0.75	$0.00	N/A
Card to Card Transfer	$0.00	Website $0 / CS Agent $4.95 / Me-to-Me Transfer – $3.00	N/A	N/A	N/A	N/A	N/A
Balance Inquiry Live Agent	$0.00	$0.00	N/A	N/A	$0	$0.00	$0.00 per call
Replacement Card (Standard Delivery)	$5.00	$9.95	N/A	$5.00	$5.00	$0.00	$5
Inactivity Fee / Dormancy Fee	$0.00	$5.95 per mo. (after 90 days w/no trans.)	N/A	$9.95 After 90 days	$0	$0.00	$3 / Month, After 12 mo. No transactions
Remote Deposit Capture	N/A	Greater of 2% of total check amount or $5.00		Funds in minutes - 1% or 5% of check ($5 min)	Funds in minutes - 1% or 5% of check ($5 min fee)	Funds in minutes - 1% or 5% of check ($5 min fee)
Remittance Fee	N/A				UP to $16.99 (fee depends on the transfer amount)		$5.50
Fee Schedule	https:// cuentas.com/ cuen/cuentas_ cha.php?lang=en	https:// www.netspend.com/ account/terms/SFLF_ 730318418_EN.html	https:// help.chime.com/hc/ en-us/articles/ 221405228- What-are-the-fees-	https://
www.greendot.com/
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				%20period.	https:// www.serve.com/ faqs/ fees-and-limits	https:// www.bluebird.com /faqs/ fees-limits /fees	https:// mybambu.com/ cardholder- agreement/
Website	https:// cuentas.com/ cuen/ home.php?lang=en	www.netspend.com	www,chime.com	https:// www.greendot.com/	www.serve.com	www.bluebird.com	https:// mybambu.com /us/

Most of our competitors are larger and have greater financial, technical, marketing, and other resources than we do. Some of our competitors have seasoned management teams with more experience and expertise in our industry than we do. Some competitors may enjoy significant competitive advantages that result from, among other things, having substantially more available capital, having a lower cost of capital, having greater economies of scale, and having enhanced operating efficiencies compared to ours.

Cuentas recently began e-commerce card operations and is much smaller than its competitors, faces competition in the prepaid financial services industry including competitors such as American Express, First Data, Total Systems Services, Green Dot, NetSpend, Money Network, Momentum, Blackhawk, Prepaid MasterCard, MasterCard RePower, PayPal, Apple Pay, Amex Serve, H&R Block Emerald, J.P. Morgan Chase, and others. Cuentas also faces intense competition from existing players in the prepaid card industry.

Cuentas Mobile will face prepaid competitors including, without limitation, AT&T, Sprint, Viber, WhatsApp, Skype, MetroPCS, TracFone, Telcel, StraightTalk, Simple Mobile, Virgin Mobile, Boost, Net 10, IDT, Boost, and others. Cuentas Mobile plans to implement e-SIMS which will reduce the need for physical mobile phone SIMs that need to be shipped to consumers who want Cuentas Mobile service. There can be no assurance that the introduction of e-SIMS will be successful and generate significant revenue.

M&M faces competition from many strong and well-financed competitors and other competitors, engaged in the retail termination of domestic and international long distance as well a mobile voice, text, and data services, including, without limitation, IDT, NobelCom, Access Wireless, Boost Mobile, H2O mobile, Mint Mobile and others.

Employees

As of June 30, 2023, our management team consisted of the Interim Chief Executive Officer, Interim President, and Chief Financial Officer. We have an additional five full-time employees: our Compliance Officer, IT Director, Marketing Manager, Business Development Manager and Executive Assistant. For more information relating to the employment agreements, please see the section below entitled “Executive Compensation.”

Properties

We currently lease office space at 235 Lincoln Rd., Miami Beach, FL 33139 as our principal offices. We believe these facilities are in good condition and are sufficient for our current use but may need to expand our leased space as our business efforts increase

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

On May 1, 2019, the Company received a notice of demand for arbitration from Secure IP Telecom, Inc. (“Secure IP”), who allegedly had a Reciprocal Carrier Services Agreement (“RCS”) exclusively with Limecom and not with the Company. The arbitration demand originated from another demand for arbitration that Secure IP received from VoIP Capital International (“VoIP”) in March 2019, demanding $1,052,838.09 in damages allegedly caused by unpaid receivables that Limecom assigned to VoIP based on the RCS. On June 5, 2020, Secure IP filed a complaint against Limecom, Heritage Ventures Limited (“Heritage”), an unrelated third party and owner of Limecom, and the Company. The complaint primarily concerns alleged indebtedness owed Secure IP by Limecom. Secure IP also alleges that the Company received certain transfers of funds which it alleges may be an avoidable transfer under Florida Statute §725.105 up to $1,052,838.09. The Company is contemplating filing a motion to dismiss the complaint and disputes that it received the alleged $1,052,838.09 from Limecom. Moreover, to the extent the Company has exposure for any transfers from Limecom, both Limecom and Heritage have indemnified the Company for any such liability. The Company continues to vigorously defend its position to be removed as a named party in this action due to the fact that the Company rescinded the Limecom Acquisition on January 30, 2019. Cuentas has provided requested discovery and expects depositions to be scheduled shortly. As of December 31, 2022 the company accrued $300,000 due to this matter.

On October 4, 2022, Crosshair Media Placement, LLC, a Kentucky based marketing company, filed and served a complaint on Cuentas for breach of contract alleging breach of contract damages of $629,807.74, which case remains pending in the United States District Court for the Western District of Kentucky, case no. 3:22-CV-512-CHB. On May 9, 2023, the Company and the plaintiff attended a court settlement conference before the federal magistrate judge presiding over the matter. The parties reached a settlement that the Company will make the following installments in the amount of $630,000 to fully resolve the matter: $50,000 on or about June 1, $20,000 on or about July 1, and nine equal $15,000 monthly payments due the first of each month, then a final payment of $425,000 due May 1, 2024. As of June 30, 2023 the Company have paid $70,000 to the plaintiff under the above referenced settlement agreement.

On February 8, 2023, a former employee filed a breach of employment agreement alleging Cuentas failed to pay her for sixty days following her resignation and failed to pay her under an employee incentive plan. The Company disputes these allegations and denies that her employment agreement requires the payment of this additional compensation. On March 10, 2023, the Company’s Registered Agent was served with this complaint registered as Miami-Dade County Local Case Number: 2023-002134-CA-01.

On March 14, 2023, the Company was served with a complaint for Breach of Contract of an Employment Agreement in excess of $30,000. As of June 30, 2023, the company accrued $35,000 due to this matter.

MANAGEMENT

Directors and Executive Officers

Set forth below is information regarding our current directors and executive officers. Each director holds his office until he resigns or is removed and his successor is elected and qualified.

Name	Age	Position
Arik Maimon	46	Chairman of the Board of Directors and Interim CEO

Ran Daniel	55	Chief Financial Officer

Michael De Prado	52	Vice Chairman of the Board of Directors and Interim President

Adiv Baruch	58	Director

Sara Sooy	30	Director

Haim Yeffet	72	Director

Lexi Terrero	40	Director

Directors and Executive Officers

Arik Maimon, our Chairman, is a founder and Chairman of the Board of Directors of the Company and served as its CEO from its inception until August 2021, following which he continues to serve as Executive Chairman of the Board of Directors of the Company. In addition to co-founding the Company, Mr. Maimon founded the Company’s subsidiary M&M. Prior to founding the Company and its subsidiary, Mr. Maimon founded and ran successful telecommunications companies operating primarily in the United States and Mexico. In 1998, Mr. Maimon founded and ran a privately-held wholesaler of long-distance telecommunications services which, later, under Mr. Maimon’s management, grew from a start up to a profitable enterprise with more than $100 million in annual revenues. Mr. Maimon serves on the Company’s Board of Directors due to the perspective and experience he brings as our co-founder and as Executive Chairman.

Michael A. De Prado is a founder and Executive Vice Chairman of the Company and served as its President from its inception until February 2021. Prior to founding the Company, Mr. De Prado spent 20 years in executive positions at various levels of responsibility in the banking, technology, and telecommunications industries. As President of Sales at telecommunications company Radiant/Ntera, Mr. De Prado grew Radiant/Ntera’s sales to more than $200 million in annual revenues. At theglobe.com, Mr. De Prado served as President, reporting directing to Michael S. Egan. Mr. De Prado serves on the Company’s Board of Directors due to the perspective and experience he brings as our co-founder, President, and COO.

Ran Daniel has served as Chief Financial Officer since November 23, 2018. He has extensive experience working as a CFO in both rapidly growing companies and publicly traded companies. Mr. Daniel served as the CFO of the IDH Group, the head and the CFO of Elie Tahari family office from 2014 to 2016, the CFO of Blue Sphere Corporation from 2016 to 2018 and Nanox from 2021 ( NNOX, a public reporting company). He has over 25 years of financial and business management experience, accounting, auditing, business forecasting, M&A, due diligence, SEC regulations and internal control experiences. He was responsible for the financial and accounting functions in several companies and has extensive experience working as a CFO in both rapidly growing companies and publicly traded companies. He has worked with real estate, fashion, high-tech companies as well as remote institutional and high net worth individuals. Mr. Daniel is licensed as a Certified Public Accountant (CPA) in the United States and Israel, Chartered Financial Analyst (CFA) and is admitted to practice law in the State of New York. Mr. Daniel holds a Bachelor of Economics, a Bachelor of Accounting and an MBA in Finance from the Hebrew University, as well as a Graduate Degree in Law from the University of Bar-Ilan. Mr. Daniel serves on the Company’s Chief Financial Officer due to the perspective and experience he brings as our Chief Financial Officer.

Adiv Baruch has been a director of the Company since May 2016. Mr. Baruch is a global leader anchors in the Israeli high-tech industry as well as the Chairman of Israeli Export and International cooperation Institute and several private and public companies. Adiv has over 28 years of experience in equity investment and operation management under distress. Mr. Baruch also serves as chairman of Jerusalem Technology Investments Ltd. He also currently serves as Chairman of Maayan Ventures, a platform for investments in innovative technology companies. Mr. Baruch has served as a director of the Bank of Jerusalem, and he served as CEO of BOS Better Online Solutions, which, under this leadership, grew into a highly-successful company traded on Nasdaq under the symbol BOSC. Throughout his career, he has championed development and support of new talent in the high tech and entrepreneurial arenas. He is a Technion graduate and the Chairman of the Institute of Innovation and Technology of Israel. Mr. Baruch serves as a member on the Company’s Board of Directors due to the perspective and experience he brings to Our Board.

Lexi Terrero is a marketing & financial executive with 15 years of experience in digital media, investor relations and private equity. Lexi’s experience combines deep industry knowledge of marketing and business development, sales development, raising capital, finance, and operational management. She received a BS in Finance and an MBA in Interdisciplinary Business from St. Johns University in New York City.

Sara Sooy has served as a Somerset County Commissioners since 2019 and has been on the North Jersey Transportation Planning Authority Board of Trustees since 2020. Previously Ms. Sooy worked as a Credit Analyst, and later as a Senior Commercial Real Estate Analyst. She earned a bachelor’s degree in economics from Saint Francis College and an MBA in real estate development from Rutgers University.

Haim Yeffet has owned and managed 10 restaurants and served as the CEO of a public company. He is involved in his condo board at the Alexander in Miami Beach, and has served as the Vice President and as Secretary for the association for the last three years.

Family Relationships

There are no family relationships, or other arrangements or understandings between or among any of the directors, director nominees, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

Election of Directors and Officers

Directors are elected to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the Board following the next annual meeting of shareholders and until their successors have been elected and qualified.

Involvement in Certain Legal Proceedings

No Executive Officer or Director of the Corporation has been the subject of any Order, Judgment, or Decree of any Court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him/her from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No Executive Officer or Director of the Corporation has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently pending.

No Executive Officer or Director of the Corporation is the subject of any pending legal proceedings.

Corporate Governance

Board of Directors

We currently have six directors serving on our Board of Directors. A majority of the authorized number of directors constitutes a quorum of the Board for the transaction of business.

Board Committees and Director Independence

Director Independence

Of our current directors, we have determined that Messrs. Baruch and Yeffet as well as Ms. Sooy and Ms. Terrero are “independent” as defined by applicable rules and regulations. The Company is in the process to interviewing additional potential Independent Directors to fill additional board positions with goals of Gender, Age and Racial diversity as well as Cyber protection experience as indicated by the SEC to be important goals.

The following table sets forth certain information concerning the annual compensation of our independent directors during the last two fiscal years.

Name and Principal Position	Year	(c) Fee	Bonus	Option Awards	share compensation	Nonqualified deferred compensation earnings	All Other Compensation		(Total Compensation
Adiv Baruch	2022	$67,000	$-	$110,781	$-	$-		$-	$177,781
	2021	56,750	$-	$155,093	$154,841	$-		$-	$366,684

Sara Sooy	2022	$31,250	$-	$81,250	$-	$-		$-	$112,500
	2021	-	$-		$-	$-		$-	$-

Lexi Terreo	2022	$-	$-		$-	$-		$-	$-
	2021	$-	$-		$-	$-	$		$-

Mr. Yeffet was elected to serve as a member of Board in 2023.

Board Committees

Our Board of Directors has established two standing committees-Audit and Compensation. All standing committees operate under a charter that has been approved by our Board of Directors. In addition, in lieu of a Nominating and Corporate Governance committee, our Board of Directors has designated the independent directors of the Board of Directors by resolution to select, or recommended for the Board of Director’s selection, any and all nominees to the Board of Directors (see Nomination of Directors below).

Audit Committee

Our Board of Directors has an Audit Committee, composed of Mr. Baruch, Ms. Sooy and Ms. Terrero, each of whom are independent directors as defined in accordance with section Rule 10A-3 of the Exchange Act and the rules of Nasdaq. Mr. Baruch serves as chairman of the Audit Committee.

Our Audit Committee oversees our corporate accounting, financial reporting practices and the audits of financial statements. For this purpose, the Audit Committee has a charter (which will be reviewed annually) and performs several functions. The Audit Committee:

●	evaluates the independence and performance of, and assesses the qualifications of, our independent auditor and engages such independent auditor;

●	approves the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services and approves in advance any non-audit service and fees therefor to be provided by the independent auditor;

●	monitors the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

●	reviews the financial statements to be included in our annual report on Form 10-K and quarterly Reports on Form 10-Q and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

●	oversees all aspects of our systems of internal accounting and financial reporting control and corporate governance functions on behalf of the board; and

●	provides oversight assistance in connection with legal, ethical and risk management compliance programs established by management and the board, including compliance with requirements of Sarbanes-Oxley and makes recommendations to the Board of Directors regarding corporate governance issues and policy decisions.

The Audit Committee has a charter, which is reviewed annually.

Compensation Committee

Our Board of Directors has a Compensation Committee composed of Messrs. Baruch and Yeffet as well as Ms. Sooy, each of whom is independent in accordance with rules of Nasdaq. Mr. Baruch is the chairman of the Compensation Committee. Our Compensation Committee reviews or recommends the compensation arrangements for our management and employees and also assists the Board of Directors in reviewing and approving matters such as company benefit and insurance plans, including monitoring the performance thereof. The Compensation Committee has a charter, which will be reviewed annually.

Nomination of Directors

Our Board of Directors, by resolution of the full Board of Directors addressing the nominations process and such related matters as may be required under the federal securities laws, has charged the independent directors constituting a majority of our Board of Directors with the responsibility of reviewing our corporate governance policies and with proposing potential director nominees to the Board of Directors for consideration. The independent directors will consider director nominees recommended by security holders.

Code of Business Conduct and Ethics and Insider Trading Policy

Our Board of Directors has adopted a Code of Ethical Conduct and an Insider Trading Policy.

Stockholder Communications

Although we do not have a formal policy regarding communications with the Board, shareholders may communicate with the Board by writing to us at 235 Lincoln Rd., Suite 210, Miami Beach, FL 33139, Attention: Stockholder Communication. Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Executive Compensation

Summary Compensation Table

The following table sets forth certain information concerning the annual compensation of our Chief Executive Officer and our other executive officers during the last two fiscal years.

(a) Name and Principal Position	(b) Year	(c) Salary	(d) Bonus	(f) Option Awards	(g) Non-equity incentive plan compensation	(h) Nonqualified deferred compensation earnings	(i) All Other Compensation	(j) Total Compensation
Arik Maimon	2022	$295,000	$150,000	$257,895	$-	$-	$-	$702,895
Executive Chairman and Interim CEO	2021	295,000	$-	$326,667	$-	$-	$-	$621,667
Michael De Prado	2022	$275,000	$150,000	$193,421	$-	$-	$-	$638,421
Executive Vice Chairman	2021	268,400	$-	$245,000	$-	$-	$-	$513,400
Ran Daniel	2022	$245,000	$-	$128,947	$-	$-	$-	$373,943
CFO	2021	$274,196	$-	$163,333	$-	$-	$77,400	$514,929

Founder/Executive Chairman Compensation Agreement with Arik Maimon, and Founder/Executive Vice-Chairman Compensation Agreement with Michael De Prado

On August 26, 2021, the Company and Arik Maimon entered into a Founder/Executive Chairman Compensation Agreement (the “Chairman Compensation Agreement”). Additionally, on August 26, 2021, the Company and Michael De Prado entered into a Founder/Executive Vice-Chairman Compensation Agreement (the “Vice-Chairman Compensation Agreement” and collectively with the Chairman Compensation Agreement, the “Chairman Compensation Agreements”). The term of each of these Chairman Compensation Agreements became effective as of August 26, 2021 and replaces any prior arrangements or employment agreements between the Company and each of Mr. Maimon and Mr. De Prado (each such individual, an “Executive” and together, the “Executives”). Under the terms of the Chairman Compensation Agreements, the Executives agreed to be employed by the Company for an initial continuous twelve-month term beginning on the effective date of August 26, 2021, and ending on August 25, 2022. The initial term would be automatically extended for additional one (1) year periods on the same terms and conditions as set out in the Chairman Compensation Agreements; however, the Chairman Compensation Agreements, respectively, will not renew automatically if either the Company or the respective Executive provide a written notice to the other of a decision not to renew, which notice must be given at least ninety (90) days prior to the end of the initial term or any subsequently renewed one (1) year term. Pursuant to the terms of the Chairman Compensation Agreement, Mr. Maimon will receive an annual base salary of two hundred ninety-five thousand dollars ($295,000) per year, and pursuant to the terms of the Vice-Chairman Compensation Agreement, Mr. De Prado will receive an annual base salary of two hundred seventy-five thousand dollars ($275,000) per year, and each will be eligible for an annual incentive payment of up to one hundred percent (100%) of their respective base salary, which annual incentive payment shall be based on the Company’s performance as compared to the goals established by the Company’s Board of Directors in consultation with each Executive, respectively. This annual incentive shall have a twelve (12) month performance period and will be based on a January 1 through December 31 calendar year, with the Executives’ entitlement to the annual incentive and the amount of such award, if any, remaining subject to the good faith discretion of the Board of Directors. Any such annual incentive shall be paid by the end of the second quarter following the calendar year to which each respective Executive’s performance relates. Pursuant to the terms of the Chairman Compensation Agreements, each Executive has the option to have any such earned annual incentive be paid in fully vested shares of the Company’s Common Stock, but must elect such option by the end of the first quarter following the relevant performance calendar year period. In the event of a change in control of the Company, as defined under the terms of the Chairman Compensation Agreements, that takes place (i) during the term of the Chairman Compensation Agreement or (ii) prior to the date which is twenty-four (24) months from the effective date of the Chairman Compensation Agreements, if the Executive’s employment otherwise terminates prior to such date (other than if the Executive’s employment was terminated for cause or the Executive resigned his employment without good reason, as such terms are defined under the Chairman Compensation Agreements), each respective Executive shall be entitled to a bonus payment equal to two and one-half percent (2.5%) of the cash consideration received by the shareholders of the Company in the change in control transaction. Under the Chairman Compensation Agreements, each Executive is subject to certain obligations and restrictive covenants, including, but not limited to: confidentiality, non-competition, non-solicitation, and non-disparagement, among others. The Chairman Compensation Agreements are each governed by the laws of the State of Florida. The Chairman Compensation Agreements may be terminated by the Company for cause or without cause, and by each respective Executive for good reason or without good reason, as such terms are defined under the Chairman Compensation Agreements. On August 19, 2022, the Company’s Board of Directors approved a motion to appoint Arik Maimon as Interim CEO (in addition to his current position as Chairman of the Board) and Michael De Prado as Interim President (in addition to his current position as Vice Chairman of the Board). Both Arik Maimon and Michael De Prado agreed to assume these positions with no additional compensation.

On March 9, 2023 the Board of Directors of the Company approved an annual Incentive of $150,000 for Michael De Prado for fiscal year 2022 and $150,000 for Arik Maimon for fiscal year 2022. Those annual Incentives were paid on March 10, 2023. On March 9, 2023 the Board of Directors of the Company approved an annual Incentive of $150,000 for Michael De Prado for fiscal year 2022 and $150,000 for Arik Maimon for fiscal year 2022. Those annual Incentives were paid on March 10, 2023.

On March 9, 2023, the Board of Directors of the Company approved a Retention Bonus to be included in the negotiation of an employment agreement or amended employment agreement for Shalom Arik Maimon and Michael De Prado.

Employment Agreement with Mr. Daniel

On November 28, 2018, the Company entered into an Employment Agreement with Mr. Daniel. Pursuant to the terms of the Employment Agreement, among other things:

(1) Mr. Daniel receives a base salary of $162,500 per annum for initial five years term. The Agreement will be automatically renewed for successive one-year periods unless either party provides ninety days’ prior notice of termination. Furthermore, during the term of his Employment Mr. Daniel’s compensation shall no less than any other officer or employee of the Company or its subsidiary.

(2) Mr. Daniel has the right, on the same basis as other senior executives of the Company, to participate in and to receive benefits under any of the Company’s employee benefit plans, as such plans may be modified from time to time, and provided that in no event shall Mr. Daniel receive less than four weeks paid vacation per annum and six paid sick and five paid personal days per annum.

(3) Upon the successful up-listing of the Company’s shares of Common Stock to Nasdaq, Mr. Daniel receives a $100,000 bonus.

(4) Mr. Daniel has agreed to a one-year non-competition agreement following the termination of his employment.

(5) If Mr. Daniel’s employment with the Company terminates as a result of an involuntary termination (as defined in the Employment Agreement), then, in addition to any other benefits described in this Agreement, Mr. Daniel shall receive all compensation bonuses and benefits earned the date of his termination of employment. In addition, Mr. Daniel will be entitled to a lump sum payment equivalent to the remaining salary due Mr. Daniel to the end of the term of his Employment or six months’ salary, whichever is the greater.

2021 Share Incentive Plan

On June 17, 2021 the Board of the Company approved the Cuentas Inc. 2021 Share Incentive Plan (the “2021 Plan”). which was approved by the shareholders during the Annual Shareholders Meeting held on December 15, 2021. The maximum number of shares of stock reserved and available for issuance under the 2021 Plan is 118,078 shares. The 2021 Plan is designed to enable the flexibility to grant equity awards to the Company’s officers, employees, directors and consultants as determined by the Company’s Compensation Committee.

The Company issued 119,229 stock options in 2021 and 38,461 in 2022 to executive officers and non-employee directors.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning the outstanding equity awards of each of the Named Executive Officers as of December 31, 2022:

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g) (9)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
Ran Daniel	9,230	-	-	3.20	1,538 options at April 6, 2024 and 7,692 at November 2, 2031	-	-	-	$128,947

Arik Maimon	20,616	-	-	$5.12	3,385 options at March 29,2025 ,1,846 at September 12, 2023 and 15,385 at November 2, 2031	-	-	-	$257,895

Michael De Prado	14,246	-	-	$5.00	$2,708 at March 29,2025 and 11,538 at November 2, 2031			-	$193,421

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, below we describe transactions since January 1, 2020, to which we were a party or will be a party, in which (i) the amounts involved exceeded or will exceed $120,000; and (ii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

On December 31, 2019, the Company entered into a series of integrated transactions to license the Platforms from CIMA, through CIMA’s wholly owned subsidiaries. See Note 6 to the Company’s audited consolidated financial statements for the year ended December 31, 2022 (“Related Party Transaction”) appearing elsewhere in this prospectus.

Pursuant to the Side Letter Agreement, dated December 31, 2019, it was agreed by and among Dinar, CIMA, Arik Maimon and Michael De Prado that the Company will borrow up to $462,000 from Dinar at an annual interest rate of nine percent (the “Second Dinar Note”). The Company borrowed $355,000 under the Second Dinar Note. The Second Dinar Note was repaid in 2021.

On August 17, 2020, at the Shareholders Meeting, the shareholders voted to approve the adoption of the Amended and Restated Articles to provide for a reclassification of all Series B Preferred Stock into Common Stock on a one-to-one basis (not giving effect to 1-for-2.5 reverse stock split). In connection with this meeting, Mr. Maimon received 1,460,479 shares of Common Stock of the Company, and Mr. De Prado received 643,303 shares of Common Stock of the Company in connection with the conversion of Preferred B shares. Pursuant to the Voting Agreement, CIMA and Dinar were each granted a proxy by Messrs. Maimon and De Prado, to vote, in the aggregate, 25% of the voting power of the Series B Preferred Shares until such Series B Preferred Shares are converted into shares of the Common Stock. After such conversion, CIMA and Dinar would no longer be entitled to such voting proxy rights but would be entitled to receive shares of Common Stock from the Company to maintain their 25% interest in the Company pursuant to their agreements with the Company dated December 31, 2019, until after the conversion of the Series B Preferred Stock. Accordingly, each of Dinar and CIMA received 2.0 million shares. In addition, the Company issued 2,000,000 of Common Stock to each of Dinar and CIMA upon automatic exercise of the Warrants As a result, the Purchase Agreement, Pledge Agreement, and the respective notes, warrants and Voting agreements are no longer in effect.

On December 15, 2020, the Company entered into a consulting agreement with Juan Martin Gomez, who was then the chief executive officer and a 25% shareholder of CIMA (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Martin had access to the Company’s facilities once a week and provided consulting services to the Company, including support for marketing and corporate structuring, for a term of one year, which term could be extended upon satisfactory performance of his duties. In exchange for his consulting services, the Company paid Mr. Martin a monthly fee of $5,000. The Consulting Agreement has been terminated.

For additional information concerning the foregoing transactions, see Note 6 to the Company’s audited consolidated financial statements for the year ended December 31, 2022 (“Related Party Transaction”) and Note 4 to the Company’s unaudited consolidated financial statements for the period ended March 31, 2023 (“Related Party Transaction”) appearing elsewhere in this prospectus.

Related parties balances at March 31, 2023 and December 31, 2022 consisted of the following:

Due from related parties

	March 31, 2023	December 31, 2022
	(dollars in thousands)

SDI Cuentas LLC, net of allowance for credit losses of $157 as of March 31, 2023 and December 31,2022, respectively.	210	198

Related party transactions

	Period ends at March 31, 2023	Period ends at March 31, 2022
	(dollars in thousands)

Sales to SDI Cuentas LLC	$12	$214
Cima Telecom Inc. (a)	$-	324
	$-	$364

(a)	Composed of periodic fees in the amount of $177,000 for the maintenance and support services in accordance with the software maintenance agreement for the first quarter of the third calendar year and $147,000 for software development services during the first quarter of 2022.

Statement of Policy

All future transactions between us and our officers, directors or five percent shareholders, and respective affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or independent legal counsel.

To the best of our knowledge, during the past three fiscal years, other than as set forth above and herein, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $120,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our Common Stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of June 30, 2023, certain information with respect to the beneficial ownership of shares of our Common Stock by: (i) each person known to us to be the beneficial owner of more than five percent (5%) of our outstanding shares of common stock, (ii) each director or nominee for director of our Company, (iii) each of the executives, and (iv) our directors and executive officers as a group. Unless otherwise indicated, the address of each shareholder is c/o our Company at our principal office address. All share and per share information gives effect to a reverse stock split effected on March 24, 2023.

Beneficial Owner	Address	Number of Shares Beneficially Owned	Percent of Class (1)
Arik Maimon (2)	235 Lincoln Rd., Suite 210, Miami Beach, FL 33139	141,923	6.69%
Chairman

Michael De Prado (3)	235 Lincoln Rd., Suite 210, Miami Beach, FL 33139	72,941	3.44%
Vice Chairman

Adiv Baruch (4)	235 Lincoln Rd., Suite 210, Miami Beach, FL 33139
Director		12,564	*

Ran Daniel (5)	235 Lincoln Rd., Suite 210, Miami Beach, FL 33139	9,230	*

Sara Sooy (7)	235 Lincoln Rd., Suite 210, Miami Beach, FL 33139	3,846	*

Lexi Terreo (6)	235 Lincoln Rd., Suite 210, Miami Beach, FL 33139	3,846	*

Haim Yeffet (8)	235 Lincoln Rd., Suite 210, Miami Beach, FL 33139	3,846	*

All Directors and Officers as a Group (seven persons)		248,196	11.47%

5% or More Shareholders

Alize Irrevocable Trust	255 Aragon Ave, Coral Gables FL 33134	111,769	5.31%

Dinar Zuz LLC (9)	1898 NW 74th Ave. Pembroke Pines, FL 33024	215,658	10.22%

Core Development Holdings Corporation	1001 NW 163rd Drive, Miami, Florida 33169	295,282	14.04%

*	Less than 1%

(1)	Applicable percentages based on 2,103,365 shares of Common Stock.

(2)	Arik Maimon is our Executive Chairman of the Board of Directors. Consists of (i) 124,693 shares of Common Stock, (ii) 1,846 stock options, exercisable until September 12, 2023 with an exercise price of $97.5 per share and (iii) 15,384 stock options, exercisable until November 2, 2031 with an exercise price of $36.40 per share.

(3)	Michael De Prado is our Vice Executive Chairman and Director. Consists of (i) 763,030 shares of Common Stock and (ii) 11,538 stock options, exercisable until November 2, 2031 with an exercise price of $36.40 per share.

(4)	Adiv Baruch is our director. Consists of 4,872 shares of Common Stock and 7,692 stock options, exercisable until November 2, 2031 with an exercise price of $36.40 per share.

(5)	Ran Daniel is our Chief Financial Officer. Consists of (i) 1,538 stock options, exercisable until April 6, 2024 with an exercise price of $67.93 per share, and (ii) 7,692 stock options, exercisable until November 2, 2031 with an exercise price of $36.40 per share.

(6)	Lexi Terrero is our director. Applicable percentages based on 3,846 stock options, exercisable until December 29, 2032 with an exercise price of $36.40 per share.

(7)	Sara Sooy is our director. Applicable percentages based on 3,846 stock options, exercisable until May 15, 2032 with an exercise price of $36.40 per share.

(8)	Haim Yeffet is our director. Applicable percentages based on 3,846 stock options, exercisable until May 15, 2032 with an exercise price of $36.40 per share.

(9)	Pursuant to a Schedule 13G filed by Dinar with the SEC on March 5, 2020, Dinar is the beneficial owner of the shares reported therein, and Yochanon Bruk (also known as Jonathan Brook) is the sole manager of Dinar and exercises voting and investment power over the shares of Common Stock. As a result, Dinar and Yochanon Bruk may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares reported therein. Yochanon Bruk does not own any shares.

Changes in Control

There are no arrangements, known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

DESCRIPTION OF OUR SECURITIES

General

This prospectus describes the general terms of our capital stock. The following description is not complete and may not contain all the information you should consider before investing in our capital stock. For a more detailed description of these securities, you should read the applicable provisions of Florida law and our amended and restated articles of incorporation and our bylaws.

The total number of shares of capital stock we are authorized to issue is 410,000,000 shares, of which (a) 360,000,000 are Common Stock and (b) 50,000,000 are preferred stock.

Common Stock

As of June 30, 2023, there were outstanding 2,103,365 shares of Common Stock. Subject to preferential rights with respect to any outstanding preferred stock, all outstanding shares of Common Stock are of the same class and have equal rights and attributes. Under the terms of certificate of incorporation, holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders, including the election of directors, and do not have cumulative voting rights. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as our board of directors from time to time may determine. Our Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to shareholders are distributable ratably among the holders of our Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Options and Warrants

As of June 30 2023, there were outstanding options to purchase 122,384 shares of Common Stock at a weighted average exercise price of $49.96, of which 118,535 were exercisable at a weighted average exercise price of $38.24, and warrants to purchase 798,357 shares of Common Stock at a weighted average exercise price of $20.49 per share.

Preferred Stock

Our certificate of incorporation empowers our board of directors, without action by our shareholders, to issue up to 50,00,000 shares of preferred stock from time to time in one or more series. As of June 30, 2023, there were no shares of preferred stock designated, issued or outstanding. Our board may fix the rights, preferences, privileges, and restrictions of our authorized but undesignated preferred shares, including:

●	the title and stated value;

●	the number of shares in the series;

●	the liquidation preference per share;

●	the purchase price;

●	the dividend rate, period and payment date and method of calculation for dividends;

●	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

●	the provisions for a sinking fund, if any, and any purchase rights;

●	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

●	voting rights, if any, of the preferred stock;

●	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

●

any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

The Florida corporate statutes provide that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights provided for in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our Company or make removal of management more difficult. Additionally, the issuance of preferred stock could have the effect of decreasing the market price of our Common Stock.

Florida Anti-Takeover Law and Provisions of our Amended and Restated Articles of Incorporation and Bylaws

Florida Anti-Takeover Law

As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law. Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the FBCA, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

●	The transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;

●	The interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;

●

The interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

●	The consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our Amended and Restated Articles to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the FBCA which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) the Board of Directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by the Board of Directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

Amended and Restated Articles and Bylaws

Our Amended and Restated Articles and Amended and Restated Bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. These provisions are as follows:

●

they provide that special meetings of shareholders may be called by the Board, on the call of its Board or the person or persons authorized to do so by the Amended and Restated Bylaws, or at the request in writing by shareholders of record owning at least 25% of the issued and outstanding voting shares of Common Stock; and

●

they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority shareholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority shareholders to effect changes in the Board.

Limitations of Liability for Officers and Directors

Pursuant to the Florida Statutes, our Amended and Restated Articles exclude personal liability for our Directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director’s liability under federal or applicable state securities laws. We have agreed to indemnify our directors against expenses, judgments, and amounts paid in settlement in connection with any claim against a director if he acted in good faith and in a manner he believed to be in our best interests.

Indemnification of Directors and Officers

Our Articles of Incorporation and Bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by the Florida Business Corporation Act (the “FBCA”). The FBCA provides that a corporation may indemnify a director or officer against liability if the director or officer acted in good faith, the director or officer acted in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful. A corporation may not indemnify a director or an officer except for expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, where such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

The FBCA provides that a corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding.

A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding by a director or an officer if the director or officer delivers to the corporation a signed written undertaking of the director or officer to repay any funds advanced if such director or officer is not entitled to indemnification.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other business against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person’s fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the FBCA.

We are a party to indemnification agreements with each of our directors. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as our directors.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Exchange Listing

Our Common Stock is listed on The NASDAQ Capital Market under the symbol “CUEN”. Certain of our warrants are listed on The NASDAQ Capital Market under the symbol “CUENW.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and warrants is Olde Monmouth Stock Transfer Co., Inc. The transfer agent and registrar’s address is 200 Memorial Pkwy, Atlantic Highlands, NJ 07716.

SELLING SHAREHOLDERS

The following table sets forth certain information concerning the selling shareholders and the shares of Common Stock owned by them and offered by them in this prospectus. Except as indicated in the footnotes to the following table, the selling shareholders named in the table have sole voting and investment power with respect to the shares set forth opposite their name. The percentage of ownership of the selling shareholders in the following table is based upon 2,103,365 shares of Common Stock outstanding as of June 30, 2023.

The shares of Common Stock being registered for resale hereby consist of the shares that have been issued or are issuable upon exercise of outstanding Purchase Warrants and PA Warrants that were issued to the selling shareholders in the Private Placement conducted at the time of the February Offering. We are registering the Purchase Warrant Shares and the PA Warrant Shares to facilitate the exercise of the Purchase Warrants and the PA Warrants and to permit the selling shareholders to offer those shares from time to time. We will pay the expenses relating to such registration other than brokerage commissions in connection with the sale of the Purchase Warrant Shares and PA Warrant Shares by the selling shareholders.

Except as set forth in this prospectus and except for certain ownership of our securities, the selling shareholders have not had any material relationship with us within the past three years.

All information with respect to share ownership has been furnished by the selling shareholders. The Common Stock being offered is being registered to permit secondary trading of the shares and the selling shareholders may offer all or part of the Common Stock owned for resale from time to time. Other than as described in the footnotes below, the selling shareholders do not have any family relationships with our officers, directors or controlling shareholders.

The term “selling shareholder” also includes any transferees, pledges, donees, or other successors in interest to the selling shareholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling shareholder who is able to use this prospectus to resell the securities registered hereby.

Name of Selling Shareholder	Number of Shares Owned Prior to Offering(1)	Maximum Number of Shares to be Sold Pursuant to this Prospectus (1)	Number of Shares Owned After Offering(2)	Percentage of Shares Owned After Offering(2)
Armistice Capital Master Fund Ltd. (3)	291,375	291,375	0	-
Michael Vasinkevich (4)	13,079	13,079	0	-
Noam Rubinstein (4)	6,425	6,425	0	-
Craig Schwabe (4)	688	688	0	-
Charles Worthman (4)	204	204	0	-

(1)

For each selling shareholder, includes shares of Common Stock known by us to be held by such selling shareholder as of the date of the prospectus plus any shares of Common Stock that are issuable upon exercise of warrants that are being registered hereunder without giving effect to any beneficial ownership limitations that may exist on such warrants. This column does not include any other securities that a selling shareholder may hold, including any other warrants that such selling shareholder may hold, that are not applicable to this prospectus.

(2)	Assumes the sale of all shares offered pursuant to this prospectus.

(3)	The securities to be sold pursuant to this prospectus consist of 291,375 Purchase Warrant Shares, all of which are directly held by Armistice Capital Master Fund Ltd. (the “Master Fund”), all of which are directly held by Armistice Capital Master Fund Ltd. (the “Master Fund”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (“Armistice”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The Purchase Warrants are subject to a 4.99% beneficial ownership limitation, which limitations prohibit the Master Fund from exercising any portion of the Purchase Warrant if, following such exercise, the Master Fund’s ownership of our shares of Common Stock would exceed the beneficial ownership limitation. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, Seventh Floor, New York, NY 10022.

(4)	The selling shareholder is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer, and has a registered address of c/o H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022. H.C. Wainwright & Co., LLC acted as placement agent in the Private Placement and earned the PA Warrants as part of its compensation related to the Private Placement. The selling shareholder purchased the PA Warrants in the ordinary course of business and, at the time the PA Warrants were acquired, the selling shareholder had no agreements or understanding, directly or indirectly with any person to distribute securities. The PA Warrants are subject to a 4.99% beneficial ownership limitation, which limitations prohibit the selling shareholder from exercising any portion of the PA Warrant if, following such exercise, the selling shareholder’s ownership of our shares of Common Stock would exceed the applicable ownership limitation.

PLAN OF DISTRIBUTION

We are registering the Purchase Warrant Shares and the PA Warrant Shares to permit the resale of these shares of Common Stock by the holders thereof (and such holders’ successors and assigns) from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling shareholders may sell all or a portion of the shares of Common Stock owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The financial statements of Cuentas Inc. as of December 31, 2022 and the year ended December 31, 2022 have been audited by Yarel + Partners, Certified Public Accountants (ISR.), an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in this prospectus and registration statement in reliance upon the report (which report includes an explanatory paragraph relating to our ability to continue as a going concern) of Yarel + Partners, Certified Public Accountants (ISR.), appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

The financial statements of Cuentas Inc. as of December 31, 2021 and the year ended December 31, 2021 have been audited by Halperin Ilanit, CPA, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in this prospectus and registration statement in reliance upon the report (which report includes an explanatory paragraph relating to our ability to continue as a going concern) of, and upon the authority of Halperin Ilanit, CPA as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

CUENTAS INC.

CONSOLIDATED FINANCIAL STATEMENTS

TABLE OF CONTENTS

Audited Financial Statements

Unaudited Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF CUENTAS, INC.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Cuentas, Inc. (the Company) as of December 31, 2022 and the related statements of comprehensive loss, Changes in stockholders’ deficit, and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred net losses since its inception, and has not yet generated sufficient revenues to support its operations. As of December 31, 2022, there is an accumulated deficit of $52,750 thousand. These conditions, along with other matters as set forth in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

We determined that there are no critical audit matters.

Yarel + Partners

Certified Public Accountants (Isr.)

Tel-Aviv, Israel

March 31, 2023

We have served as the Company’s auditor since 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF CUENTAS, INC.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Cuentas Inc. (the “Company”) as of December 31, 2021, the related statements of operations and comprehensive loss, stockholders’ deficit and cash flows for the year in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical audit matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Going concern assessment

As discussed in Notes 1 to the consolidated financial statements, on February 4, 2021 the Company sold an aggregate of 2,790,697 units at a price to the public of $4.30 per unit (the “Offering”), each unit consisting of one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and a warrant exercisable for five years to purchase one share of Common Stock at an exercise price of $4.30 per share (the “Warrants”). In light of the above, the Company’s Management has concluded that there are no material uncertainties that give rise to significant doubt over the Company’s ability to continue as a going concern for at least twelve months from the date of the approval of the financial statements.

We identified management’s assumptions used to assess the Company’s ability to continue as a going concern as a critical audit matter due to inherent complexities and uncertainties related to the Company’s Management’s plans. Auditing these assumptions involved especially challenging auditor judgment due to the nature and extent of audit evidence and effort required to address these matters.

The primary procedures we performed to address this critical audit matter included the following:

●	Assessing the reasonableness of key assumptions underlying management’s forecast operating cash flows, including revenue growth and gross margin assumptions and evaluating the reasonableness of management’s forecast operating cash flows.

●	Evaluating the probability that the Company will be able to reduce capital expenditures and other operating expenditures if required.

●	Assessing management’s plans in the context of other audit evidence obtained during the audit to determine whether it supported or contradicted the conclusions reached by management.

●	Assessing the effect of events and agreement signed after balance sheet date.

/s/ Halperin Ilanit.
Certified Public Accountants (Isr.)
PCAOB number 650100001

Tel Aviv, Israel
March 31, 2022

We have served as the Company’s auditor since 2018 till 2023

CUENTAS, INC.

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands except share and per share data)

	December 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	466	6,607
Accounts Receivables net of allowance for credit losses of $177 and $20 as of December 31, 2022 and December 31, 2021, respectively.	209	11
Other current assets	14	162
Total current assets	689	6,780

Property and Equipment, net	6	2
Investment in Unconsolidated Entities (Note 3)	776	38
Intangible Assets (Note 4)	28	5,438
Total assets	1,499	12,258

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payable	1,231	810
Other accounts liabilities (Note 5)	681	1,126
Deferred revenue	113	683
Notes and Loan payable	109	97
Stock based liabilities	-	3
Total current liabilities	2,134	2,719

Other long term	89	89
TOTAL LIABILITIES	2,223	2,808

STOCKHOLDERS’ EQUITY (DEFICIT) (Note 9)

Common stock, authorized 360,000,000 shares, $0.001 par value; 1,473,645 and 1,157,207 issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	19	15
Additional paid in capital	52,036	47,654
Treasury Stock	(29)	-
Accumulated deficit	(52,750)	(38,219)

Total stockholders’ equity (deficit)	(724)	9,450
Total liabilities and stockholders’ equity	1,499	12,258

The accompanying notes are an integral part of these consolidated financial statements.

CUENTAS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(U.S. dollars in thousands except share and per share data)

	Year Ended December 31,
	2022	2021
REVENUE	2,994	593

COST OF REVENUE	2,508	469

GROSS PROFIT (LOSS)	486	124

OPERATING EXPENSES

Selling, general and administrative	9,431	8,980
Impairment of Intangible Assets	3,600	-
Amortization of Intangible Assets	1,810	1,809
TOTAL OPERATING EXPENSES	14,841	10,789

OPERATING LOSS	(14,355)	(10,665)

OTHER INCOME (LOSS), NET

Other income (expense), net	(132)	1
Interest income (expense)	6	(172)
Gain from Change in fair value of stock-based liabilities	2	110
TOTAL OTHER INCOME (LOSS), NET	(124)	(61)

NET LOSS BEFORE CONTROLLING INTEREST AND EQUITY LOSSES	(14,479)	(10,726)

Equity losses in non-consolidated entity	(52)	(2)
NET LOSS ATTRIBUTABLE TO CUENTAS INC.	(14,531)	(10,728)

Basic and Diluted net loss per share	(11.81)	(9.32)

Weighted average number of basic and diluted shares of common stock outstanding	1,230,577	1,070,541

The accompanying notes are an integral part of these consolidated financial statements.

CUENTAS, INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

(U.S. dollars in thousands, except share and per share data)

	Common Stock		Additional Paid-in	Treasury	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Stock	Deficit	Deficit
Balance as of December 31, 2021	1,151,207	$15	47,654	-	(38,219)	9,450
Issuance of Shares of Common Stock, net of issuance expenses **	324,928	4	2,685	-	-	2,689
Shares issued for services	7,693	*	110		-	110
Stock based compensation	-	-	1,587			1,587
Treasury Stock	(10,183)	*	-	(29)	-	(29)
Net loss for the year ended December 31, 2022	-	-	-		(14,531)	(14,531)
Balance as of December 31, 2022	1,473,645	$19	52,036	(29)	(52,750)	$(724)

*	Less than $1.

**	Issuance expenses totaled to $311

CUENTAS, INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

(U.S. dollars in thousands, except share and per share data)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2020	814,654	11	28,411	(27,491)	931
Issuance of Shares of Common Stock, net of issuance expenses **	214,669	3	10,611	-	10,614
Issuance of Warrants	-	-	4	-	4
Shares issued for services and for employees	11,026	*	611	-	611
Stock based compensation	-	-	2,172	-	2,172
Shares issued due to exercise of Warrants, net of issuance expenses ***	111,881	1	5,764	-	5,765
Shares issued due to conversion of Convertible Note	2,326	*	81	-	81
Return of Commitment Shares	(3,349)	*	-	-	-

Net income for the year ended December 31, 2021	-	-	-	(10,728)	(10,728)
Balance as of December 31, 2021	1,151,207	$15	$47,654	$(38,219)	$9,450

*	Less than $1.

**	Issuance expenses totaled to $1,386

***	Issuance expenses totaled to $499

The accompanying notes are an integral part of these consolidated financial statements.

CUENTAS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands, except share and per share data)

	For the Year Ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(14,531)	$(10,728)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock based compensation and Shares issued for services	1,697	2,745
Equity losses in non-consolidated entity	52	2
Available for sale securities	-	3
Loan to Cuentas SDI LLC that was not repaid	100	-
Credit losses	157	-
Interest expense and Debt discount amortization	12	90
Gain (loss) on fair value measurement of stock-based liabilities	(3)	(61)
Depreciation expense	3	2
Impairment of intangible assets	3,600	-
Amortization of intangible assets	1,810	1,809
Changes in Operating Assets and Liabilities:
Accounts receivable	(274)	(11)
Other current assets	148	(150)
Accounts payable	421	(1,544)
Related party, net	-	44
Other accounts liabilities	445	(1,562)
Deferred revenue	(570)	31
Net Cash Used by Operating Activities	(8,137)	(9,330)

Cash Flows from Operating Activities:
Investment in non-consolidated entity	(657)	(40)
Purchase of Property and Equipment	(7)	-
Purchase of Intangible Asset	-	(47)
Net Cash used for Investing Activities	(664)	(87)

Cash Flows from Financing Activities:
Proceeds from (Repayments of) short term loans	-	(730)
Proceeds from (Repayment of) Loans from Related parties	-	(355)
Purchase of Treasury Stock	(29)	-
Proceeds from issuance of warrants	-	4
Proceeds from issuance of common stock due to exercise of warrants	2,689	6,264
Proceeds from issuance of shares, net of issuance cost	-	10,614
Net Cash Provided by Financing Activities	2,660	15,797

Net Increase (Decrease) in Cash	(6,141)	6,380
Cash at Beginning of Period	6,607	227
Cash at End of Period	466	$6,607

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Supplemental disclosure of non-cash financing activities
Common Stock issued for conversion of convertible note	$-	81
Investment in non-consolidated entity in non-consolidated entity against accounts receivables	233	$-
Issuance fee in connection with of common stock due to exercise of warrants	$-	$499

The accompanying notes are an integral part of these consolidated financial statements.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Cuentas, Inc. (the “Company”) together with its subsidiaries, is focused on financial technology (“FINTECH”) services, delivering mobile financial services, prepaid debit and digital content services to unbanked, underbanked and underserved communities. The Company derives its revenue from GPR “Debit” Card fees and the sales of prepaid products and services including third party digital content, gift cards, remittances, mobile phone topups and other digital services. Additionally, The Company has an agreement with Interactive Communications International, Inc. (“InComm”) a leading processor of general purpose reloadable (“GPR”) debit cards, to market and distribute a line of prepaid digital content and gift cards targeted towards the Latin American market. Cuentas is able to purchase InComm’s prepaid digital content and gift cards at a discount and resell these same products in real time through its mobile app and through the Cuentas-SDI network of over 31,000 bodegas. Cuentas is able to offer these digital products to the public through its mobile app and the Cuentas-SDI distribution network, many at discounted prices, while making a small profit margin which varies from product to product. The prepaid digital content and gift cards include Amazon Cash, XBox, PlayStation, Nintendo, Karma Koin, Transit System Loads & Reloads (LA TAP, NY Transit, Grand Rapids, CT GO and more coming in 2023), Burger King, Cabela’s, Bass Pro Shops, AT&T, Verizon, Mango Mobile, Black Wireless and many more prepaid wireless carriers in the US and in foreign countries. Cuentas accountholders can also send up to $500 anywhere in the world that WesternUnion operates at a discounted rate.

The Company was incorporated under the laws of the State of Florida on September 21, 2005 to act as a holding company for its subsidiaries. Its subsidiary is Meimoun and Mammon, LLC (100% owned) (“M&M”),Tel3, a business segment of Meimoun and Mammon, LLC provides prepaid calling cards to consumers directly and operates in a complimentary space as Meimoun and Mammon, LLC. The Company also owns 50% of CUENTASMAX LLC which installs WiFi6 shared network (“WSN”) systems in locations in the New York metropolitan tristate area using access points and small cells to provide users with access to the WSN.

On March 3, 2022 the Company provided a loan to Cuentas SDI, LLC. As of December 31, 2022 the loan was not returned by Cuentas SDI, LLC and therefore the company recorded a loss of $100.

On May 27, 2022, the Company entered into a Membership Interest Purchase Agreement (the “MIPA”) with SDI Black 011, LLC (“SDI Black”), the holders of all the membership interests of SDI Black and Cuentas SDI, LLC, a Florida limited liability (“Cuentas-SDI”), for the acquisition of 19.99% of the membership interests of Cuentas-SDI in exchange for $750,000. The Company also had the right to close on the potential acquisition of the remaining 80.01% of the membership interests of Cuentas-SDI within 60 days (with a potential 30 day extension, the “Potential Acquisition Period”) in exchange for a purchase price of an additional $2,459,000. SDI Black previously transferred all of its assets including the platform, portals, domain names, and related software necessary to conduct its business to Cuentas-SDI. The MIPA further provides that during the Potential Acquisition Period, the Company will invoice and Cuentas-SDI will pay invoices on a seven-net-ten day basis and during this same period, Cuentas-SDI will allow the Company to realize 40% of the Cuentas-SDI gross revenues and reflect 40% of the gross revenues on its books and records. The MIPA contains a number of representations and warranties by each of the parties thereto which we believe are customary for transactions similar to the transactions contemplated by the MIPA. The 60-day option to acquire the remaining 80.01% of the membership interests of Cuentas-SDI expired on July 27, 2022.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

On August 22, 2022, the Company entered into a Software Licensing and transaction sharing Agreement with The OLB Group, Inc. (“OLB), a Delaware corporation whereas OLB, through its wholly-owned subsidiaries will establish a merchant services relationship whereby the parties will seek to sell or rent OLB’s point-of-sale (POS) devices to merchants in the network established by Cuentas SDI, LLC for the merchants in the SDI network and the Company will use reasonable best efforts to interconnect its reload agreement with the OLB POS platform for use in qualified merchant locations. The Company will market the OLB-branded products under the processing platform as a Cuentas white label application for payment processing and debit cards. OLB will develop for Cuentas’ Mobile App and associated products, an Application Programming Interface (API), databases and servers at no cost to the Company to allow for the registration, approval and onboarding of consumers onto the Cuentas GPR/Mobile App/Mobile Wallet platform with complete functions as currently available through the Cuentas App and associated products and services. OLB agreed to provide OLB’s Services for Cuentas’ benefit in exchange for revenue sharing and OLB will utilize its developers to enhance the Cuentas GPR-Mobile-App. Before the relaunch of the Cuentas GPR-Mobile-App, the OLB developers in consultation with Cuentas shall as necessary test the functionality, reliability and process of the Cuentas GPR-Mobile-App in a controlled testing environment. Upon approval by the Company of the results of the controlled testing environment to move the Cuentas GPR-Mobile-App into production, the OLB developers, in consultation with the Company, shall perform periodic test of the Cuentas GPR-Mobile-App to ensure continued functionality, reliability and process of the Cuentas GPR-Mobile-App and to remove and repair any bugs or malfunctions in the Cuentas GPR-Mobile-App as soon as practicable. All net revenue generated by OLB from the following: (i) net revenues from the sale or rental of OLB POS devices to Cuentas-SDI Merchants, (ii) all other net revenues generated by OLB arising from or related to the OLB POS devices elected to be utilized by the Cuentas-SDI Merchants, (iii) all net revenues generated by OLB from the Cuentas White Label Products/Services, and (iv) to the extent that the Reload Provider agrees to provide its reload capability through the OLB POS devices, the net revenues generated by OLB from the reloads shall be split between OLB and Cuentas. All net revenue generated by Cuentas from the following: (i) net revenues from each reload purchased though the OLB POS device through a Cuentas-SDI Merchant, (ii) all retail digital products as set forth on Schedule A sold through a OLB POS device through a Cuentas-SDI Merchant or the Cuentas White Label Products/Services, (iii) mobile top-ups net revenues sold through a OLB POS device through a Cuentas-SDI Merchant: all net revenues to be split between OLB and Cuentas. Net revenue will be shared between the Parties and profits will be calculated and settled on a 30 net 30 basis (after each 30-day period closes, the Parties have 30 days to calculate and settle net revenue).

REVERSE SPLIT

On March 24, 2023, the Company completed a reverse stock split of its common stock. As a result of the reverse stock split, the following changes have occurred (i) every thirteen shares of common stock have been combined into one share of common stock; (ii) the number of shares of common stock underlying each common stock option or common stock warrant have been proportionately decreased on a 13-for-1 basis, and the exercise price of each such outstanding stock option and common warrant has been proportionately increased on a 13-for-1 basis. Accordingly, all option numbers, share numbers, warrant numbers, share prices, warrant prices, exercise prices and losses per share have been adjusted within these consolidated financial statements, on a retroactive basis, to reflect this 13-for-1 reverse stock split.

GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As of December 31, 2022, the Company had approximately $466 in cash and cash equivalents, approximately $1,445 in negative working capital, negative shareholder equity of $724 and an accumulated deficit of approximately $52750. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Company’s ability to continue as a going concern is dependent upon raising capital from financing transactions and revenue from operations. Management anticipates their business will require substantial additional investments that have not yet been secured. Management is continuing in the process of fund raising in the private equity and capital markets as the Company will need to finance future activities. These financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

SECURITIES OFFERING

On February 2, 2021 the Company’s common stock and warrants began trading on The Nasdaq Capital Market under the symbols “CUEN” and “CUENW,” respectively. On February 4, 2021 the Company sold an aggregate of 214,669 units at a price to the public of $55.90 per unit (the “Offering”), each unit consisting of one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and a warrant exercisable for five years to purchase one share of Common Stock at an exercise price of $55.90 per share (the “Warrants”), pursuant to that certain Underwriting Agreement, dated as of February 1, 2021 (the “Underwriting Agreement”), between the Company and Maxim Group LLC (the “Representative” or “Maxim”), as representative of the sole underwriter. In addition, pursuant to the Underwriting Agreement, the Company granted Maxim a 45-day option to purchase up to 32,201 additional shares of Common Stock, and/or 32,201 additional Warrants, to cover over-allotments in connection with the Offering. The Common Stock and the Warrants were offered and sold to the public pursuant to the Company’s registration statements on Form S-1 (File Nos. 333-249690 and 333-252642), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on October 28, 2020, as amended, and which became effective on February 1, 2021. The Company received gross proceeds of approximately $12.0 million, before deducting underwriting discounts and commissions of 8% of the gross proceeds and estimated Offering expenses, and intend to use the net proceeds from the Offering for sales and marketing; purchase of chip-based debit card stock for GPR and Starter cards; repayment of outstanding loans; research and development; and working capital and operating expenses purposes. The Underwriting Agreement contains customary representations, warranties, and covenants by the Company. It also provides for customary indemnification by each of the Company and the Underwriter for losses or damages arising out of or in connection with the offering, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. In addition, pursuant to the terms of the Underwriting Agreement, certain existing stockholders and each of the Company’s directors and executive officers entered into “lock-up” agreements with the Underwriter that generally prohibit the sale, transfer, or other disposition of securities of the Company for a period of 180 days following February 1, 2021. The Company has also agreed that it will not issue or announce the issuance or proposed issuance of any common stock or common stock equivalents for a period of 180 days following the closing date, other than certain exempt issuances. Pursuant to the Underwriting Agreement, the Company also agreed to issue to Maxim warrants (the “Underwriter’s Warrants”) to purchase up to a total of 17,174 shares of Common Stock (8% of the shares of Common Stock sold in the Offering). The Underwriter’s Warrants are exercisable at $69.88 per share of Common Stock and have a term of five years. The Underwriter’s Warrants are subject to a lock-up for 180 days from the commencement of sales in the Offering, including a mandatory lock-up period in accordance with FINRA Rule 5110(e), and will be non-exercisable for six months after February 1, 2021. In addition, pursuant to the Underwriting Agreement, the Company granted Maxim a right of first refusal, for a period of twelve months from the commencement of sales in the Offering, to act as sole managing underwriter and bookrunner any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings. The total expenses of the offering are estimated to be approximately $1.4 million, which included Maxim’s expenses relating to the offering. During 2021, 111,881 Warrants issued in the Offering were exercised for 111,881 shares of the Company’s common stock in consideration of $5,765.

On August 4, 2022, the Company, entered into a Securities Purchase Agreement (“Purchase Agreement”) with an institutional investor (the “Purchaser”) pursuant to which the Purchaser agreed to purchase, and the Company agreed to issue and sell to the Purchaser in a private placement, an aggregate of 127,308 shares of the Company’s common stock, $0.001 par value, pre-funded warrants to purchase up to 197,620 shares of Common and warrants to purchase up to 324,928 shares of Common Stock. The purchase price per Share and associated Common Stock Warrant was $9.23 and the purchase price per Pre Funded Warrant and associated Common Stock Warrant was $9.23. Each Common Stock Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $7.67 per share. Each Pre Funded Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $0.0001 per share. The Common Stock Warrants are exercisable for a period of five years and six months commencing on the issuance date and the Pre Funded Warrants are exercisable until exercised. The Warrants also contain customary beneficial ownership limitations that may be waived at the option of each holder upon 61 days’ notice to the Company. The Private Placement closed on August 8, 2022. The gross proceeds to the Company, before deducting placement agent fees and other offering expenses, are approximately $3.0 million. On August 4, 2022, in connection with the Private Placement, the Company entered into a registration rights with the Purchaser, pursuant to which the Company agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) to register for resale the Shares and any shares of the Company’s common stock issuable upon exercise of the Warrants within 30 days of the signing of the Registration Rights Agreement, with such registration statement becoming effective within 60 days after the signing of the Registration Rights Agreement, subject to adjustment in the event of a review by the SEC. The Company is subject to customary penalties and liquidated damages in the event it does not meet certain filing requirements and deadlines set forth in the Registration Rights Agreement. Pursuant to an engagement agreement, H.C. Wainwright & Co., LLC (the “Placement Agent’) was engaged by the Company to act as its placement agent for the Private Placement. The Company agreed to pay the Placement Agent a cash fee equal to 7.0% of the gross proceeds received by the Company in the Private Placement, in addition to the reimbursement of certain expenses. The Company also agreed to issue to the Placement Agent warrants to purchase up to 22,745 shares of Common Stock, exercisable for a period of five years and six months commencing on the issuance date, at an exercise price of $11.54 per share.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“‘US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. As applicable to the consolidated financial statements, the most significant estimates and assumptions relate to allowances for impairment of intangible assets and fair value of stock-based compensation and fair value calculations related to embedded derivative features of outstanding convertible notes payable.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Functional currency

The functional currency of the company and its subsidiaries is U.S dollar.

Reclassification of Prior Year Presentation

Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations.

Cash and cash equivalents

The Company considers all short-term investments, which are highly liquid investments with original maturities of three months or less at the date of purchase, to be cash equivalents.

Allowance for credit losses

The Company adopted the Current Expected Credit Losses (“CECL”) guidance effective January 1, 2020. The Company maintains the allowance for estimated losses resulting from the inability of the Company’s customers to make required payments. The allowance represents the current estimate of lifetime expected credit losses over the remaining duration of existing accounts receivable considering current market conditions and supportable forecasts when appropriate. The estimate is a result of the Company’s ongoing evaluation of collectability, customer creditworthiness, historical levels of credit losses, and future expectations.

Changes in the allowance for credit losses are recognized in, general and administrative expenses. Accounts receivables are written-off against the allowance for credit losses when management deems the accounts are no longer collectible.

There was an allowance for doubtful accounts of $177 and $20 as of December 31, 2022 and 2021.

Leases

The Company accounts for leases in accordance with ASC 842, The Company determines if an arrangement is a lease at inception. Balances related to operating leases are included in operating lease right-of-use (“ROU”) assets, current maturities of operating leases liabilities and Non-current operating leases liabilities in the consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized as of the commencement date based on the present value of lease payments over the lease term. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The discount rate for the lease is the rate implicit in the lease unless that rate cannot be readily determined. As the Company’s leases do not provide an implicit rate, the Company’s uses its estimated incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. Lease expense for lease payments is recognized on a straight-line basis over the lease term , As of December 31, 2022 the Company has lease agreement of less than 12 months.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the related assets, which range from three to five years. Maintenance and repair costs are expensed as they are incurred while renewals and improvements which extend the useful life of an asset are capitalized. At the time of retirement or disposal of property and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in the consolidated results of operations.

Variable Interest Entities

The Company account for variable interest entities in accordance with ASC Topic 810, Consolidation (“ASC 810”). Under ASC 810, a variable interest entity (“VIE”) is created when: (a) the equity investment at risk in the entity is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties, including the equity holders; (b) the entity’s equity holders as a group either (i) lack the direct or indirect ability to make decisions about the entity, (ii) are not obligated to absorb expected losses of the entity or (iii) do not have the right to receive expected residual returns of the entity; or (c) the entity’s equity holders have voting rights that are not proportionate to their economic interests, and the activities of the entity involve or are conducted on behalf of the equity holder with disproportionately few voting rights. If an entity is deemed to be a VIE pursuant to ASC 810, the enterprise that has both (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (ii) the obligation to absorb the expected losses of the entity or right to receive benefits from the entity that could be potentially significant to the VIE is considered the primary beneficiary and must consolidate the VIE. In accordance with ASC 810, the Company perform ongoing reassessments of whether an enterprise is the primary beneficiary of a VIE.

Impairment of Long-Lived Assets

The Company’s long-lived assets, such as property, plant and equipment and identifiable intangible assets, are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment indicators which could trigger an impairment may include, among others, any significant changes in the manner of our use of the assets or the strategy of our overall business, certain reorganization initiatives, significant negative industry, or economic trends or when we conclude that it is more likely than not that an asset will be disposed of or sold. Long-lived assets are reviewed for impairment in accordance with ASC No. 360, “Property, Plant and Equipment,” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. This measurement includes significant estimates and assumptions inherent in the estimate of the fair value of identifiable intangible assets. Newly acquired and recently impaired indefinite-lived assets are more vulnerable to impairment as the assets are recorded at fair value and are then subsequently measured at the lower of fair value or carrying value annually or when triggering events are present. As such, immediately after acquisition or impairment, even small declines in the outlook for these assets can negatively impact on our ability to recover the carrying value and can result in an impairment charge. The Company did not record impairment losses during the year ended December 31, 2021. The Company recorded impairment losses in the amount of $3,600 thousand during the year ended December 31, 2022.

Derivative Liabilities and Fair Value of Financial Instruments

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments and measurement of their fair value for accounting purposes. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt under ASC Topic 470, the Company will continue its evaluation process of these instruments as derivative financial instruments under ASC Topic 815.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives.

Fair value of certain of the Company’s financial instruments including cash, accounts receivable, account payable, accrued expenses, notes payables, and other accrued liabilities approximate cost because of their short maturities. The Company measures and reports fair value in accordance with ASC Topic 820, “Fair Value Measurements and Disclosure”, which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value investments.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

Fair value, as defined in ASC Topic 820, is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of an asset should reflect its highest and best use by market participants, principal (or most advantageous) markets, and an in-use or an in-exchange valuation premise. The fair value of a liability should reflect the risk of nonperformance, which includes, among other things, the Company’s credit risk.

Valuation techniques are generally classified into three categories: the market approach; the income approach; and the cost approach. The selection and application of one or more of the techniques may require significant judgment and are primarily dependent upon the characteristics of the asset or liability, and the quality and availability of inputs. Valuation techniques used to measure fair value under ASC Topic 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. ASC Topic 820 also provides fair value hierarchy for inputs and resulting measurement as follows:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2: Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3: Unobservable inputs for the asset or liability that are supported by little or no market activity, and that are significant to the fair values.

Fair value measurements are required to be disclosed by the Level within the fair value hierarchy in which the fair value measurements in their entirety fall. Fair value measurements using significant unobservable inputs (in Level 3 measurements) are subject to expanded disclosure requirements including a reconciliation of the beginning and ending balances, separately presenting changes during the period attributable to the following: (i) total gains or losses for the period (realized and unrealized), (ii) segregating those gains or losses included in earnings and (iii) a description of where those gains or losses included in earning are reported in the statement of income.

The Company records a debt discount related to the issuance of convertible debts that have conversion features at adjustable rates. The debt discount for the convertible instruments is recognized and measured by allocating a portion of the proceeds as an increase in additional paid-in capital and as a reduction to the carrying amount of the convertible instrument equal to the fair value of the conversion features. The debt discount will be accreted by recording additional non-cash gains and losses related to the change in fair values of derivative liabilities over the life of the convertible notes.

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis by level within the fair value hierarchy are as follows:

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis by level within the fair value hierarchy are as follows:

Balance as of December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets:
Marketable securities	-	-	-	-
Total assets	-	-	-	-

Liabilities:
Stock based liabilities	-	-	-	-
Total liabilities	-	-	-	-

	Balance as of December 31, 2021
	Level 1	Level 2	Level 3	Total

Liabilities:
Stock based liabilities	3	-	-	3
Total liabilities	3	-	-	3

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

Deferred Revenue

The Company records deferred revenue for any upfront payments received in advance of the Company’s performance obligations being satisfied. These contract liabilities consist principally of unearned new minutes fees. Changes in the deferred revenue balance are driven primarily by the amount of new minutes fees recognized during the period, and the degree to which these reductions to the deferred revenue balance are offset by the deferral of new minutes fees associated with minutes sold during the period.

Non-Controlling Interest

The Company reports the non-controlling interest in its majority owned subsidiaries in the consolidated balance sheets within the stockholders’ deficit section, separately from the Company’s stockholders’ deficit. Non-controlling interest represents the non-controlling interest holders’ proportionate share of the equity of the Company’s majority-owned subsidiaries. Non-controlling interest is adjusted for the non-controlling interest holders’ proportionate share of the earnings or losses and other comprehensive income (loss) and the non-controlling interest continues to be attributed its share of losses even if that attribution results in a deficit non-controlling interest balance.

Revenue Recognition

The Company follows paragraph 605-10-S99 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable and (iv) collectability is reasonably assured. The Company primarily generates revenues through the brokering of sales of minutes from one telecommunications carrier to another and to a lesser extent the sales of prepaid calling minutes to consumers through its Tel3 division. While the Company collects payment for such minutes in advance, revenue is recognized upon delivery to and consumption of minutes by the consumer. Minutes are forfeited buy the consumer after twelve consecutive months of non-use at which point the Company recognizes revenue from the forfeiture of prepaid minutes.

The Company is also recognize revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers (ASC 606), when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expect to receive in exchange for those goods or services. To determine whether arrangements are within the scope of ASC 606, the Company perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies its performance obligation. The Company apply the five-step model to contracts when it is probable that the Company will collect the consideration the Company are entitled to in exchange for the goods or services the Company transfer to the customer. At contract inception, once the contract is determined to be within the scope of this guidance, the Company assessed the goods or services promised within each contract and identify, as a performance obligation, and assess whether each promised good or service is distinct. The Company then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Business Segments

The Company operates in a two-business segments of telecommunications and General Purpose Reloadable Cards.

Income Taxes

Income taxes are accounted for under the assets and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Use of net operating loss carry forwards for income tax purposes may be limited by Internal Revenue Code Section 382 if a change of ownership occurs.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

Net Loss Per Basic and Diluted Common Share

Basic loss per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted average number of shares adjusted for any potentially dilutive debt or equity.

At December 31, 2022, potentially dilutive securities consisted of 615,063 shares which of 128,477 options to purchase of common stock at prices ranging from $36.40 to $186.55 per share and 486,587 warrants to purchase of common stock at prices ranging from $7.67 to $260.00 per share. The effects of these options and warrants been excluded as the conversion would be anti-dilutive due to the net loss incurred in the year ended December 31, 2022.

At December 31, 2021, potentially dilutive securities consisted of 260,854 shares which of 121,938 options to purchase of common stock at prices ranging from $36.40 to $186.55 per share and 138,915 warrants to purchase of common stock at prices ranging from $55.90 to $260.00 per share. The effects of these options and warrants been excluded as the conversion would be anti-dilutive due to the net loss incurred in the year ended December 31, 2021.

Advertising Costs

The Company’s policy regarding advertising is to expense advertising when incurred. The Company incurred $1 and $37 of advertising costs during the years ended December 31, 2022 and 2021, respectively.

Stock-Based Compensation

The Company applies ASC Topic 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expenses for all share-based payment awards made to employees and directors (including employee stock options under the Company’s stock plans) based on estimated fair values.

ASC Topic 718-10 requires companies to estimate the fair value of equity-based payment awards on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s statement of operations.

The Company recognizes compensation expenses for the value of non-employee awards based on the straight-line method over the requisite service period of each award, net of estimated forfeitures.

The Company estimates the fair value of stock options granted as equity awards using a Black-Scholes options pricing model. The option-pricing model requires a number of assumptions, of which the most significant are share price, expected volatility and the expected option term (the time from the grant date until the options are exercised or expire). Expected volatility is estimated based on volatility of similar companies in the technology sector. The Company has historically not paid dividends and has no foreseeable plans to issue dividends. The risk-free interest rate is based on the yield from governmental zero-coupon bonds with an equivalent term. The expected option term is calculated for options granted to employees and directors using the “simplified” method. Grants to non-employees are based on the contractual term. Changes in the determination of each of the inputs can affect the fair value of the options granted and the results of operations of the Company.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

Related Parties

The registrant follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 of the FASB Accounting Standards Codification, the Related parties include (a) affiliates of the registrant; (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825-10-15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; (d) principal owners of the registrant; (e) management of the registrant; (f) other parties with which the registrant may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: (a) the nature of the relationship(s) involved; (b) description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; (c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and (d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Recently Issued Accounting Standards

Recently Issued Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued Accounting Standards Update No. 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires measurement and recognition of expected credit losses for financial assets. In April 2019, the FASB issued clarification to ASU 2016-13 within ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, or ASU 2016-13. The guidance is effective for fiscal years beginning after December 15, 2022. The Company adopted ASU 2016-13 since December 15, 2022.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our financial statements upon adoption.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

NOTE 3 -INVESTMENTS IN UNCONSOLIDATED ENTITIES

On July 21, 2021, The Company and WaveMAX entered into a Definitive Joint-Venture Agreement (the “Agreement”). Pursuant to the Agreement, Cuentas and WaveMax are to form a joint venture (“CUENTASMAX”) which would install WiFi6 shared network (“WSN”) systems in 1,000 retail locations in the New York metropolitan tristate area using access points and small cells to provide users with access to the WSN (the “JV Project”). The WSN will allow CUENTASMAX to generate location-based advertising configured by advertisers using WaveMAX’s advertising dashboard technology directly to users over the WSN, or permit users to pay a service fee for ad-free access to the WSN. The ownership and management of CUENTASMAX shall be as follows: 50% to Cuentas, 25% to WaveMAX and 25% to Consultoria y Asesoria de Redes, S.A. de C.V. (“Execon”). Execon currently manages approximately 20,000 WiFi endpoints with WaveMax in Mexico. Each of the Company and WaveMAX agrees to fund $120,000 (for a total of $240,000) initially upon execution of the Agreement. In addition, each of Cuentas and WaveMAX has agreed to fund an additional $127,500 over the succeeding five months, in each case, subject to approval of each party’s board of directors. The expenses of the JV Project shall include acquiring the Access Points hardware, the installation and configuration of the Access Points hardware for use with the broadband internet service at each Retail Location, entering into the necessary agreements with the Retail Locations, instore marketing and promotion of the WSN program, and expenses relating to commercialization of the digital advertising program. The Board of Directors of CUENTASMAX shall initially be comprised of four persons, two designated by Cuentas, one designated by WaveMAX, and one designated by Execon. The officers of CUENTASMAX shall be the persons from time to time designated by mutual agreement of Cuentas and WaveMAX, with the initial officers to be determined. Up to 1,000 high traffic, prime location convenience stores and “bodegas” (small community markets) will be signed up in conjunction with Cuentas’ distribution network that sells prepaid debit card, e-store, e-wallet and digital services. A fee of 2% (two percent) of the Net Revenue of CUENTASMAX will be paid by CUENTASMAX on a monthly basis as a commission to Innovateur Management SAPI de CV. WaveMax and Innovateur Management, SAPI de CV will be included in the Cuentas Share Incentive plan subject to approval by the Cuentas BOD and approval by Cuentas shareholders and Side Letter Participants at the next scheduled Annual Shareholders meeting. WaveMAX grants CUENTASMAX exclusive rights to use and deploy the WaveMAX Technology, including any and all patents owned or to be owned by WaveMAX and any and all related enhancements or applications of the WaveMAX Technology and any and all prior and subsequent improvements and/or new technology developed by WaveMAX solely in Cuentas BODEGAS network throughout the United States. The parties have agreed to expand CUENTASMAX to other areas of the US once the current deployment is in progress or has been completed. As of December 31,2022, the Company funded $80 in CUENTASMAX and recorded equity losses in the amount of $58.

On May 27, 2022, the Company entered into a Membership Interest Purchase Agreement (the “MIPA”) with SDI Black 011, LLC (“SDI Black”), the holders of all the membership interests of SDI Black and Cuentas SDI, LLC, a Florida limited liability (“Cuentas-SDI”), for the acquisition of 19.99% of the membership interests of Cuentas-SDI in exchange for $750,000 in addition to a loan in the amount of $100,000 that was provided to Cuentas SDI, LLC for the marketing purposes. SDI Black previously transferred all of its assets including the platform, portals, domain names, and related software necessary to conduct its business to Cuentas-SDI. As of December 31, 2022, Cuentas-SDI did not repay the loan to the Company and therefore that Company wrote off the entire loan.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

NOTE 4 - INTANGIBLE ASSETS

On December 31, 2019, the Company entered into a series of integrated transactions to license the Platforms from CIMA, through CIMA’s wholly owned subsidiaries Knetik, and Auris (the “Transaction Closing”) pursuant to that certain Platform License Agreement, dated December 31, 2019 by and among (i) the Company, (ii) CIMA, (iii) Knetik and (iv) Auris (the “License Agreement”) and the various other agreements. Under the License Agreement Cima received a one-time licensing fee in the amount of $9,000 in the form of a convertible note that may be converted, at the option of Cima, into up to 25% of the total shares of Common Stock of the Company, par value $0.001 per share (the “Common Stock”) on a fully diluted basis as of December 31, 2019.

The acquired intangible assets that consisted of perpetual software license had an estimated fair value of $9,000. The Company will amortize the intangible assets on a straight-line basis over their expected useful life of 60 months. Identifiable intangible assets were recorded as follows:

Asset	Amount	Life (months)
Intangible Assets	$9,000	60
Total	$9,000	60

Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values and reviewed periodically for impairment.

On March 5, 2021, the Company purchased the domain www.cuentas.com in consideration of $47. The Company will amortize the intangible assets on a straight-line basis over their expected useful life of 60 months. Identifiable intangible assets were recorded as follows:

Asset	Amount	Life (months)
Intangible Assets	$47	60
Total	$47	60

Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values and reviewed periodically for impairment.

Amortization of intangible assets for each of the next five years and thereafter is expected to be as follows:

Year ended December 31,
2023	$10
2024	10
2025	8
Total	$28

Amortization expense was $1,810 for the year ended December 31, 2022, and $1,809 for the year ended December 31, 2021, respectively. Amortization expense for each period is included in operating expenses. During the year ended December 31, 2022, the Company recorded an impairment charges related to the acquired intangible assets that consisted of perpetual software license in the amount of $3,600.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

NOTE 5 - OTHER ACCOUNTS LIABILITIES

	December 31, 2022	December 31, 2021
Accrued expenses, interest and other liabilities	$309	$1,063
Accrued salaries and wages	105	63
Accrued bonuses	267	-
Total	$681	$1,126

NOTE 6 - RELATED PARTY TRANSACTIONS

The Company has had extensive dealings with related parties including those in which our interim Chief Executive Officer and Chairman of the Board holds a significant ownership interest as well as an executive position during the years ended December 31, 2022 and 2021.

Employment Agreements

On July 24, 2020, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Cuentas Inc. (the “Company”) approved the Amended and Restated employment agreements with each of Arik Maimon, the Company’s Chief Executive Officer (“Maimon”), and Michael De Prado, the Company’s President (“De Prado,” and together with Maimon, the “Executives,” each an “Executive”), the “New Employment Agreements”. The New Employment Agreements shall supersede the terms of the Pre-existing Employment Agreements.

Pursuant to the terms of the New Employment Agreements, among other things:

(1)	De Prado will receive the following compensation: (1) (a) a base salary of $265,000 per annum; (b) a Funding Bonus equal to 0.5% of the amount of the funding that exceeds the Funding Threshold; (c) a change of control bonus, if applicable; (d) participation in the Company’s employee benefits plan;

(2)	Maimon will receive the following compensation: (a) a base salary of $295,000 per annum; (b) a Funding Bonus equal to 0.5% of the amount of the funding that exceeds the Funding Threshold; (c) a change of control bonus, if applicable; (d) participation in the Company’s employee benefits plan;

(3)	For each Executive, the term of the Agreement shall end on the earlier of (i) the date that is four months following the Effective Date or (ii) the date that the Company appoints a new president or chief operating officer but the Company can extend the Employment Term on a month to month basis with the approval of both Dinar Zuz LLC (“Dinar”) and CIMA until a new president or chief operating officer is appointed. Upon expiration of the Employment Term (other than a termination by the Company for “Cause”), the Executive will entitled to a special board compensation package with annual compensation equal to the Annual Base Salary (pro-rated for any partial year of service), beginning on the Expiration or Termination Date and ending 18 months later, provided that such payments will cease if the Executive resigns as a member of the Board during such period. The Board Compensation Period may be extended from year to year for an additional 12 months (for up to 36 months in total) if two of three of the then-current chief executive officer of the Company, Dinar and CIMA agree to extend the period for an additional 12 months. The Executive’s right to receive the Special Board Compensation shall be subject to the Board’s determination that he has complied with his obligations under this Agreement. The Executive will remain on the Board until he resigns, is not re-elected or is removed from the Board in accordance with the Company’s practice for removal of directors.

(4)	Pursuant to the terms of the New Employment Agreements, the Executives are entitled to severance in the event of certain terminations of his employment. The Executives are entitled to participate in the Company’s employee benefit, pension and/or profit-sharing plans, and the Company will pay certain health and dental premiums on their behalf.

(5)	Each of the Executives are entitled to travel and expense reimbursement;

(6)	The Executives have agreed to a one-year non-competition agreement following the termination of their employment.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

On February 24, 2021, the employment agreement dated July 24, 2020 for Arik Maimon expired in accordance with its terms and as previously disclosed by the Company. As a result of the expiration of the employment agreement, Mr. Maimon was no longer employed as the Chief Executive Officer of the Company, but he continued to act as Chairman of the Board of Directors of the Company. On February 25, 2021, the Board appointed Mr. Maimon to act as interim Chief Executive Officer, which position will terminate upon the earlier of August 25, 2021 or the date on which his successor is duly elected and appointed by the Board of the Company. On February 24, 2021, the employment agreement dated July 24, 2020 for Michael De Prado expired in accordance with its terms and as previously disclosed by the Company. As a result of the expiration of the employment agreement, Mr. De Prado is no longer the President of the Company but has become the Vice Chairman of the Board. On March 5, 2021 and pursuant to the Side Letter Agreement, the Board of Directors of the Company approved a special bonus in the amount of $500 to each of Mr. Maimon and Mr. De Prado due to the successful up-listing of the Company’s shares on the Nasdaq Capital Markets. Half of the bonus $250 was paid in cash and half will be paid in Common stock of the Company . On August 2, 2021, the Company’s Board of Directors approved the payment of the remainder of the up-listing bonus to Mr. Maimon and Mr. De Prado in the amount of $250 for each of them. On the same date, the Company paid $250 to Mr. Maimon and $250 for Mr. De Prado as described above. On August 26, 2021, the Company and Arik Maimon entered into a Founder/Executive Chairman Compensation Agreement. Additionally, on August 26, 2021, the Company and Michael De Prado entered into a Founder/Executive Vice-Chairman Compensation Agreement (the “Compensation Agreements”). The term of each of these Compensation Agreements became effective as of August 26, 2021 and replaces any prior arrangements or employment agreements between the Company and each of Mr. Maimon and Mr. De Prado. Under the terms of the Compensation Agreements, the Executives agreed to be employed by the Company for an initial continuous twelve-month term beginning on the effective date of August 26, 2021, and ending on August 25, 2022. The initial term would be automatically extended for additional one (1) year periods on the same terms and conditions as set out in the Compensation Agreements; however, the Compensation Agreements, respectively, will not renew automatically if either the Company or the respective Executive provide a written notice to the other of a decision not to renew, which notice must be given at least ninety (90) days prior to the end of the initial term or any subsequently renewed one (1) year term. Pursuant to the terms of his Compensation Agreement, Mr. Maimon will receive an annual base salary of two hundred ninety-five thousand dollars ($295) per year, and pursuant to the terms of his Compensation Agreement, Mr. De Prado will receive an annual base salary of two hundred seventy-five thousand dollars ($275) per year, and each will be eligible for an annual incentive payment of up to one hundred percent (100%) of their respective base salary, which annual incentive payment shall be based on the Company’s performance as compared to the goals established by the Company’s Board of Directors in consultation with each Executive, respectively. This annual incentive shall have a twelve (12) month performance period and will be based on a January 1 through December 31 calendar year, with the Executives’ entitlement to the annual incentive and the amount of such award, if any, remaining subject to the good faith discretion of the Board of Directors. Any such annual incentive shall be paid by the end of the second quarter following the calendar year to which each respective Executive’s performance relates. Pursuant to the terms of the Compensation Agreements, each of Mr. Maimon and Mr. De Prado has the option to have any such earned annual incentive be paid in fully vested shares of the Company’s Common Stock, but must elect such option by the end of the first quarter following the relevant performance calendar year period. In the event of a change in control of the Company, as defined under the terms of the Compensation Agreements, that takes place (i) during the term of the Compensation Agreement or (ii) prior to the date which is twenty-four (24) months from the effective date of the Compensation Agreements, if the Executive’s employment otherwise terminates prior to such date, each respective Executive shall be entitled to a bonus payment equal to two and one-half percent (2.5%) of the cash consideration received by the shareholders of the Company in the change in control transaction. On August 19, 2022, the Company’s Board of Directors approved a motion to appoint Arik Maimon as Interim CEO (in addition to his current position as Chairman of the Board) and Michael De Prado as Interim President (in addition to his current position as Vice Chairman of the Board). Both Arik Maimon and Michael De Prado agreed to assume these positions with no additional compensation.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

On August 25, 2021, the Company and Jeffery D. Johnson entered into an employment agreement, pursuant to which Mr. Johnson agreed to serve as the Company’s new Chief Executive Officer (“The Johnson Employment Agreement”). The Johnson Employment Agreement commenced and became effective as of August 25, 2021, and shall continue for an initial term of three (3) years, ending on August 24, 2024. The initial term would be automatically extended for additional one (1) year periods on the same terms and conditions as set out in the Johnson Employment Agreement; however, the Employment Agreement will not renew automatically if either the Company or Mr. Johnson provide a written notice to the other of a decision not to renew, which notice must be given at least ninety (90) days prior to the end of the initial term or any subsequently renewed one (1) year term. Pursuant to the terms of the Johnson Employment Agreement, Mr. Johnson will receive an annual base salary of three hundred thousand dollars ($300) per year, and will be eligible for an annual incentive payment of up to one hundred percent (100%) of his base salary, which annual incentive payment shall be based on the Company’s performance as compared to the goals established by the Company’s Board of Directors in consultation with Mr. Johnson. This annual incentive shall have a twelve (12) month performance period and will be based on a January 1 through December 31 calendar year, with Mr. Johnson’s entitlement to the annual incentive and the amount of such award, if any, remaining subject to the good faith discretion of the Board of Directors. Pursuant to the terms of the Johnson Employment Agreement, Mr. Johnson has the option to have any such earned annual incentive be paid in fully vested shares of the Company’s Common Stock, but must elect such option by the end of the first quarter following the relevant performance calendar year period. In consideration of Mr. Johnson’s agreement to enter into the Johnson Employment Agreement and remain with the Company, Mr. Johnson was to receive a one-time signing bonus in the amount of two hundred thousand dollars ($200), which is to be paid in two (2) installments: the first installment of one hundred thousand dollars ($100) to be paid on the Company’s next regular payday following the hire date of August 25, 2021, which was paid on August 30, 2021, and the second installment of one hundred thousand dollars ($100) to be paid on Company’s next regular payday following the first (1st) anniversary of the hire date of August 25, 2021, provided that Mr. Johnson is employed by the Company on such relevant payment date. Pursuant to the terms of the Johnson Employment Agreement, subject to the shareholder approval of the 2021 Plan, the Company shall issue to Mr. Johnson an option to purchase up to 38,462 shares of Common Stock; On August 18, 2022, Jeffery D. Johnson entered into a Separation of Employment Agreement between himself and the Company and resigned as the chief executive officer of the Company effective immediately. On August 19, 2022, the Board of Directors approved the Separation and General Release Agreement, approved the immediate acceleration of the vesting of 12,308 options previously issued to him under the Stock Option Plan that will be exercisable for a period of three years after the resignation and noted that the separation was cordial and positive. Mr. Johnson received a onetime Separation Payment of $100and the Company paid all costs for COBRA (health insurance) benefits through the end of calendar year 2022.

On August 5, 2021, the Company and its Chief Financial Officer entered in an Amendment of his Employment Agreement where his annual base salary will be $245 and he will not be entitled to a cash payment of his accrued vacation and sick days.

On December 31, 2019, the Company entered into a series of integrated transactions to license the Platforms from CIMA, through CIMA’s wholly owned subsidiaries Knetik, and Auris (the “Transaction Closing”) pursuant to that certain Platform License Agreement, dated December 31, 2019 by and among (i) the Company, (ii) CIMA, (iii) Knetik and (iv) Auris (the “License Agreement”) and the various other agreements listed below. Under the License Agreement Cima received a one-time licensing fee in the amount of $9,000 in the form of a convertible note that may be converted, at the option of Cima, into up to 25% of the total shares of Common Stock of the Company, par value $0.001 per share (the “Common Stock”) on a fully diluted basis as of December 31, 2019.

Pursuant to the License Agreement, the Company shall pay CIMA annual fees for the maintenance and support services in accordance with the following schedule: (i) for the first (1st) calendar year from the Effective Date, $300 were paid in 2020; (ii) for the second (2nd) calendar year from the Effective Date, $500 , were paid in 2021; (iii) for the third (3rd) calendar year from the Effective Date, $700 to be paid during 2022; (iv) for the fourth (4th) calendar year from the Effective Date, $1,000 to be paid on December 31, 2022; (v) for the fifth (5th) calendar year from the Effective Date, $640 to be paid on December 31, 2022; and (vi) for each calendar year thereafter, $640 to be paid on the anniversary date On August 2, 2022, the Company and CIMA, along with two of CIMA’s wholly-owned subsidiaries, Knetik and Auris executed a Settlement Agreement and General Release (“Settlement Agreement”) which provides the following: In exchange for the consideration provided in the Settlement Agreement, (1) the Company paid CIMA $350 on or about August 2, 2022 and (2) on or about August 15, 2022, Cuentas paid CIMA the balance of the unpaid Fees of $420 CIMA agreed: (i) to restore immediately Cuentas’s access to the Platform upon receipt of the $350 payment; (ii) to provide Cuentas with a limited license to utilize the Platform the terms of which are detailed specifically in the Settlement Agreement, and to use reasonable efforts, subject to Cuentas’ compliance hereto, to provide the Company’s customer data to the Company through the end of the limited license term; (iii) deliver to the Company the Source Code relating to Out-Of-Scope Services, and as further detailed in the settlement agreement; The Settlement Agreement also provides other terms and for mutual general releases by the Company for the benefit of CIMA and by CIMA for the benefit of the Company of all claims other than claims relating to a breach of the Settlement Agreement. The settlement agreement by its terms in effect terminates the obligations under the license agreement, dated December 31, 2019 by and between the Company and CIMA. Per the settlement agreement, the ownership of the platforms will be maintained by the Company and Cima will not be obligated to provide services under the license agreement.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

Related parties balances at December 31, 2021 and December 31, 2020 consisted of the following:

Due from related parties

	December 31, 2022	December 31, 2021
	(dollars in thousands)

SDI Cuentas LLC, net of allowance for credit losses of $157 and $0 as of December 31, 2022 and December 31,2021, respectively.	198	1
Total Due from related parties	198	1

Related party payables, net of discounts

	December 31, 2022	December 31, 2021
	(dollars in thousands)
(a) Due to Cima Telecom Inc.	$-	250
Total Due from related parties	$-	$250

(a)	Composed from annual fees in the amount of $250 for the maintenance and support services in accordance with the software maintenance agreement for the second calendar year from the Effective Date and other software development services.

Related party transactions

	Year ended at December 31, 2022	Year ended at December 31, 2021
	(dollars in thousands)

Sales to SDI Cuentas LLC	$2,052	$62

Consulting fees to Angelo De Prado (a)	6	-
Consulting fees to Sima Maimon Bakhar (b)	10	-
Doubtful accounts - Cuentas SDI LLC	157	-
Consulting fees to Carol Pepper (d)	-	40
Cima Telecom Inc. (c)	$918	840
	$1,051	$880

(a)	Angelo De Prado is the son of Michael De Prado.

(b)	Sima Maimon Bakhar is the wife of Aril Maimon.

(c)	Composed of periodic fees in the amount of $700 thousand for the maintenance and support services in accordance with the software maintenance agreement and the Settlement Agreement and General Release dated August 2, 2022 and $500 for the first half of the second calendar year from the effective date of the agreement, $218 thousand for software development and other services during 2022 and $340 thousand for software development and other services during 2022. Refer to note 10. The maintenance and support services and most of the software development and other services were recorded in cost of goods sold in the Digital products and General-Purpose Reloadable Cards segment.

(d)	Composed of consulting fee in additional to the directorship fees.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

NOTE 8 - STOCK OPTIONS

The following table summarizes all stock option activity for the year ended December 31, 2022:

	Shares	Weighted- Average Exercise Price Per Share
Outstanding, December 31, 2021	121,938	$47.97
Granted	38,461	36.40
Forfeited	(31,922)	36.40
Outstanding, December 31, 2022	128,477	$56.44

The following table discloses information regarding outstanding and exercisable options as of December 31, 2022:

	Outstanding			Exercisable
Exercise Prices	Number of Option Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Number of Option Shares	Weighted Average Exercise Price
$186.55	6,093	$186.55	0.24	6,093	$186.55
97.50	2,769	97.50	0.71	2,769	97.50
67.99	1,538	67.99	1.24	1,538	67.99
36.40	118,077	36.40	8.88	110,382	36.40
	128,477	$56.42	8.14	120,782	$45.78

On December 30, 2022, the Company issued 7,692 options to its member of the board of the Directors of the Company. The options carry an exercise price of $36.40 per share. half of the options vested on December 30, 2022 and the balance shall vest on the first anniversary of grant date, so long as they engaged by the Company on that date. The Options are exercisable until December 30, 2032. The Company has estimated the fair value of such options at a value of $18 at the date of issuance using the Black-Scholes option pricing model using the following assumptions:

Common stock price	2.366
Dividend yield	0%
Risk-free interest rate	3.88%
Expected term (years)	10
Expected volatility	454%

On August 19, 2022, the Board of Directors approved the immediate acceleration of the vesting of 12,307 options previously issued under the Stock Option Plan to Jeffery D. Johnson that will be exercisable for a period of three years after his resignation.

On May 17, 2022, the Company issued 15,384 options to its two members of the board of the Directors of the Company. The options carry an exercise price of $36.40 per share. half of the options vested on May17, 2022 and the balance shall vest on the first anniversary of grant date, so long as they engaged by the Company on that date. The Options are exercisable until May 17, 2032. The Company has estimated the fair value of such options at a value of $134 at the date of issuance using the Black-Scholes option pricing model using the following assumptions:

Common stock price	8.71
Dividend yield	0%
Risk-free interest rate	2.98%
Expected term (years)	10
Expected volatility	480%

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

On February 1, 2022, the Company issued 15,384 options to its Chief Operating Officer of the Company. The options carry an exercise price of $36.40 per share. 3,847 of the options vested on February 1, 2022. The option shall vest on the first, second and third anniversary of grant date, so long as its Chief Operating Officer is employed by the Company on that date. The Options are exercisable until January 31, 2032. The Company has estimated the fair value of such options at a value of $213 at the date of issuance using the Black-Scholes option pricing model using the following assumptions:

Common stock price	13.91
Dividend yield	0%
Risk-free interest rate	1.79%
Expected term (years)	10
Expected volatility	197%

On November 3, 2021, the Company issued 119,229 stock options to executives’ officers and non-employee directors. The options vest on the terms set forth on the table below. Such options can be exercised until, November 2, 2031, and were approved by the Company’s shareholders on December 15, 2021.

Name	Number of Options	Exercise Price	Vesting Schedule
Jeffery D Johnson	38,462	$36.40	9,616 on grant date. 14,423 on each of the next 2 Employment Anniversaries.
Shalom Arik Maimon	15,385	$36.40	50% on grant date; 50% on 12 month anniversary of grant date
Michael DePrado	11,538	$36.40	50% on grant date; 50% on 12 month anniversary of grant date
Ran Daniel	7,692	$36.40	50% on grant date; 50% on 12 month anniversary of grant date
Richard Berman	7,692	$36.40	50% on grant date; 50% on 12 month anniversary of grant date
Yochanon Bruk	7,692	$36.40	50% on grant date; 50% on 12 month anniversary of grant date
Jeff Lewis	7,692	$36.40	50% on grant date; 50% on 12 month anniversary of grant date
David Schottenstein	7,692	$36.40	50% on grant date; 50% on 12 month anniversary of grant date
Adiv Baruch	7,692	$36.40	50% on grant date; 50% on 12 month anniversary of grant date
Carol Pepper	7,692	$36.40	50% on grant date; 50% on 12 month anniversary of grant date

The Company has estimated the fair value of such options at a value of $4,340 at the date of issuance using the Black-Scholes option pricing model using the following assumptions:

Common stock price	36.40
Dividend yield	0%
Risk-free interest rate	1.60%
Expected term (years)	10
Expected volatility	480%

The following table summarizes all stock option activity for the year ended December 31, 2021:

	Shares	Weighted- Average Exercise Price Per Share
Outstanding, December 31, 2020	10,401	$145.34
Granted	119,229	$36.40
Forfeited	7,692	$36.40
Outstanding, December 31, 2021	121,938	$47.97

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

The following table discloses information regarding outstanding and exercisable options at December 31, 2021:

	Outstanding			Exercisable
Exercise Prices	Number of Option Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Number of Option Shares	Weighted Average Exercise Price
$186.55	6,093	$186,055	1.24	6,093	$186.55
97.50	2,769	97.50	1.71	2,769	97.50
67.99	1,538	67.99	2.24	1,538	67.99
36.40	111,538	36.40	9.84	60,385	36.40
	121,938	$56.44	9.13	70,785	$55.12

As of December 31, 2022, 124,231 ordinary shares are reserved under the 2021 equity incentive plan.

NOTE 9 - STOCKHOLDERS’ EQUITY

Common Stock Activity During the Year Ended December 31, 2022

The following summarizes the Common Stock activity for the year ended December 31, 2022:

Outstanding shares
Balance, December 31, 2021	1,151,207
Shares of Common Stock issued	324,928
Shares issued for services	7, 693
Treasury stock	(10,183)
Balance, December 31, 2021	1,473,645

On April 6, 2022, the Company issued 7,693 shares of its Common Stock pursuant to a Service Agreement between the Company and a service provider. The fair market value of the shares at the issuance date was $110.

On August 4, 2022, the Company, entered into a Securities Purchase Agreement (“Purchase Agreement”) with an institutional investor (the “Purchaser”) pursuant to which the Purchaser agreed to purchase, and the Company agreed to issue and sell to the Purchaser in a private placement, an aggregate of 127,308 shares of the Company’s common stock, $0.001 par value, pre-funded warrants to purchase up to 197,620 shares of Common and warrants to purchase up to 324,928 shares of Common Stock. The purchase price per Share and associated Common Stock Warrant was $9.23 and the purchase price per Pre Funded Warrant and associated Common Stock Warrant was $9.23. Each Common Stock Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $7.67 per share. Each Pre Funded Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $0.0001 per share. The Common Stock Warrants are exercisable for a period of five years and six months commencing on the issuance date and the Pre Funded Warrants are exercisable until exercised. The Warrants also contain customary beneficial ownership limitations that may be waived at the option of each holder upon 61 days’ notice to the Company. The Private Placement closed on August 8, 2022. The gross proceeds to the Company, before deducting placement agent fees and other offering expenses, are approximately $3.0 million. On August 4, 2022, in connection with the Private Placement, the Company entered into a registration rights with the Purchaser, pursuant to which the Company agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) to register for resale the Shares and any shares of the Company’s common stock issuable upon exercise of the Warrants within 30 days of the signing of the Registration Rights Agreement, with such registration statement becoming effective within 60 days after the signing of the Registration Rights Agreement, subject to adjustment in the event of a review by the SEC. The Company is subject to customary penalties and liquidated damages in the event it does not meet certain filing requirements and deadlines set forth in the Registration Rights Agreement. Pursuant to an engagement agreement, H.C. Wainwright & Co., LLC (the “Placement Agent’) was engaged by the Company to act as its placement agent for the Private Placement. The Company agreed to pay the Placement Agent a cash fee equal to 7.0% of the gross proceeds received by the Company in the Private Placement, in addition to the reimbursement of certain expenses. The Company also agreed to issue to the Placement Agent warrants to purchase up to 22,745 shares of Common Stock, exercisable for a period of five years and six months commencing on the issuance date, at an exercise price of $11.54 per share. The fair market of those warrants was $165 thousand as of date of issuance.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

NOTE 10 - COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

On May 1, 2019, the Company received a notice of demand for arbitration from Secure IP Telecom, Inc. (“Secure IP), who allegedly had a Reciprocal Carrier Services Agreement (“RCS”) exclusively with Limecom and not with the Company. The arbitration demand originated from another demand for arbitration that Secure IP received from VoIP Capital International (“VoIP”) in March 2019, demanding $1,053 in damages allegedly caused by unpaid receivables that Limecom assigned to VoIP based on the RCS. On or about October 5, 2020, the trial court appointed a receiver over Limecom, Inc. (“Limecom”) in the matter of Spectrum Intelligence Communications Agency, LLC. v. Limecom, Inc., case no. 2018-027150-CA-01 pending in the 11th Circuit for Miami-Dade County, Florida. On June 5, 2020, Secure IP Telecom, Inc. (“Secure IP”) filed a complaint against Limecom, Heritage Ventures Limited (“Heritage”), an unrelated third party and owner of Limecom, and the Company, case no. 20-11972-CA-01. Secure IP alleges that the Company received certain transfers from Limecom during the period that the Company wholly owned Limecom that may be an avoidable under Florida Statute § 725.105. On July 13, 2021, the two cases were consolidated, and are now pending before the same trial court under the former case number. The Company has answered and denied any liability with respect to both complaints. To the extent the Company has exposure for any transfers from Limecom, Heritage has indemnified the Company for any such liability and the Company has a pending cross-claim against Heritage for purposes of enforcing the indemnification obligation. A review of the books and records of the Company reflect aggregate transfers from Limecom to the Company or its affiliates of less than $600. The Company’s books and records reflect that the Company fully reimbursed Limecom through direct payment of expenses of Limecom and through issuance of shares by the Company to employees or other vendors on behalf of Limecom for settlement and release of claims the employees or vendors may have asserted against Limecom. The books and records of the Company therefore do not reflect an identifiable avoidable transfer, but this analysis may change as the discovery process continues. At this time, based upon an analysis of the Company’s books and records, the loss contingency is not capable of reasonable estimation under the above circumstances, and the likelihood of an adverse judgment is not probable at this time. An adverse judgment in this matter is reasonably possible and based upon an analysis of litigation costs and likelihood of a settlement.. As of December 31, 2022 the company accrued $300 thousand due to this matter.

On May 25, 2022, the Company received a notice of default from CIMA Telecom, Inc. (“CIMA”) related to that certain Platform Exclusive License Agreement, maintenance, and related agreements by and among Cuentas, CIMA, Knetik, Inc., and Auris, LLC. The notice provides that Cuentas has failed to pay $700 of maintenance and pass-through fees that CIMA alleges are owed under the License Agreement and also afforded Cuentas the required sixty-day period (through July 24, 2022) to cure the default as provided under the License Agreement.. On August 2, 2022, the Company and CIMA, along with two of CIMA’s wholly-owned subsidiaries, Knetik, Inc. and Auris, LLCexecuted a Settlement Agreement and General Release which resolves the issues related to the July 8, 2022 notice of default from CIMA related to that certain Platform Exclusive License Agreement, maintenance, and related agreements by and among Cuentas, CIMA, Knetik, Inc., and Auris, LLC. The Parties executed Mutual General Releases and the settlement terms are as follows: In exchange for the consideration provided in the Settlement Agreement, (1) the Company paid CIMA $350on August 2, 2022 and (2) on or before 5:00 p.m New York City time, on August 15, 2022, Cuentas will pay CIMA the balance of the Unpaid Fees ($420.239) by wire transfer (3) Cuentas will a period of 30 days from execution date, the exclusive right to facilitate a third party (including to current shareholders and directors of Cuentas) purchase (without markup or broker fee) of, all of the shares of Cuentas held by CIMA at the higher of: (i) the average per share trading price for the three day average before notice in writing is provided by Cuentas of the intent to purchase CIMA’s Cuentas shares, or (ii) the minimum price of $0.50 per share on or before 5:00 p.m. New York City time, on August 31, 2022 pursuant to a purchase agreement delivered by and acceptable to CIMA without any changes thereto (provided, that CIMA shall not be required to provide any representations or warranties other than fundamental warranties related to (a) organization and good standing, (b) power and authority to undertake the transaction and (c) ownership of such shares, and ordinary representations and warranties that the Cuentas shares are being transferred free and clear of any liens, claims, or encumbrances); and (iv) on or before 5:00 p.m. New York City time, on August 2, 2022, Cuentas shall, and shall cause (x) Dinar Zuz, LLC, (y) Michael De Prado and (z) Arik Maimon to provide signed waiver letters, expressly waiving any right of first refusal and co-sale rights granted in their favor under that certain letter agreement, dated December 31, 2019, by and among CIMA, Dinar Zuz, LLC, Michael Del Prado and Arik Maimon, and (y) CIMA agrees: (i) to restore immediately Cuentas’ access to the Platform upon receipt of the $350 payment ; (ii) to provide Cuentas with a limited license to utilize the Platform the terms of which are detailed specifically in Section 6 of the agreement, and to use reasonable efforts, subject to Cuentas’ compliance hereto, to provide Cuentas’ customer data to Cuentas through the end of the limited license term described below in Section 6 of the agreement; (iii) deliver to Cuentas the Source Code (as that term is defined in paragraph 1.18 of the License Agreement) relating to Out-Of-Scope Services, and as further detailed in Section 6 of the agreement; (iv) not enforce its rights under the Side Letter (as that term is defined in the paragraph 1.1 of the Purchase Agreement) through and including August 31, 2022, and (v) shall not transfer, sell, or encumber its Cuentas shares through and including August 31, 2022, except as permitted herein. Cuentas acknowledges and agrees that the amount of Unpaid Fees ($770.239) is valid and outstanding, and waives any right to dispute them. If Cuentas fails to comply with any term of this Settlement Agreement, in addition to the Stipulated Judgment described in Section 5 of the agreement, the limited license set forth in Section 6 and any of CIMA’s obligations under this Settlement Agreement shall become null and CIMA shall have the right to shut off Cuentas access to the Platform without notice. The Settlement Agreement also provides for mutual general releases by Cuentas for the benefit of CIMA and by CIMA for the benefit of Cuentas of all claims other than claims relating to a breach of the Settlement Agreement. The settlement agreement by its terms in effect terminates the obligations under the license agreement, dated December 31, 2019 by and between Cuentas and CIMA. The Company did not exercise its exclusive right to facilitate a third party purchase of, all of the shares of Cuentas held by CIMA. As of December 31, 2022 the company fulfilled all its obligation under the settlement agreement.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

On October 4, 2022, Crosshair Media Placement, LLC, a Kentucky based marketing company, filed and served a complaint on Cuentas for breach of contract alleging breach of contract damages of $629,807.74, which case remains pending in the United States District Court for the Western District of Kentucky, case no. 3:22-CV-512-CHB. The Company is vigorously defending itself against this complaint and on November 8, 2022, filed a Motion to Dismiss for Lack of Jurisdiction and a Motion to Change Venue.

On April 1, 2021 the Company executed a lease for office space effective April 1, 2021. The lease requires monthly rental payments of $7.

NOTE 11 - SEGMENTS OF OPERATIONS

The Company reports segment information based on the “management” approach. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable operating segments. The Company manages its business primarily on a product basis. The accounting policies of the various segments are the same as those described in Note 2, “Summary of Significant Accounting Policies.” The Company evaluates the performance of its reportable operating segments based on net sales and gross profit.

Revenue by product for 2022 and 2021 are as follows:

	December 31, 2022	December 31, 2021
	(dollars in thousands)
Telecommunications	$839	$525
Digital products and General Purpose Reloadable Cards	2,155	68
Total revenue	$2,994	$593

Gross profit (loss) by product for 2022 and 2021 are as follows :

	December 31, 2022	December 31, 2021
	(dollars in thousands)
Telecommunications	$607	$212
Digital products and General Purpose Reloadable Cards	(121)	(88)
Total revenue	$486	$124

Long lived assets by product for 2022 and 2021 are as follows:

	December 31, 2022	December 31, 2021
	(dollars in thousands)
Telecommunications	$-	$-
Digital products and General Purpose Reloadable Cards	-	5,400
Total revenue	$-	$5,400

For the year ended December 31, 2022 and December 31, 2021, the Company’s sales to Cuentas SDI LLC were approximately 72% and 10.5% of the Company’s total revenue, respectively for the years ended December 31, 2022 and December 31, 2021. All of the Company’s sales were generated in the U.S in 2022 and 2021.

NOTE 12 - INCOME TAXES

Internal Revenue Code Section 382 (“IRC 382”) potentially limits the utilization of NOLs and tax credits when there is a greater than 50% change of ownership. The Company has not performed an analysis under IRC 382 related to changes in ownership, which could place certain limits on the company’s ability to fully utilize its NOLs and tax credits. The Company’s has added a note to its financial statements to disclose that there may be some limitations and that an analysis has not been performed. In the interim, the Company has placed a full valuation allowance on its NOLs and other deferred tax items.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

We recognized income tax benefits of $0 during the years ended December 31, 2022 and December 31, 2021. When it is more likely than not that a tax asset will not be realized through future income, the Company must allow for this future tax benefit. We provided a full valuation allowance on the net deferred tax asset, consisting of net operating loss carry forwards, because management has determined that it is more likely than not that we will not earn income sufficient to realize the deferred tax assets during the carry forward period.

The Company has not taken a tax position that, if challenged, would have a material effect on the financial statements for the years ended December 31, 2022 or December 31, 2021 applicable under FASB ASC Topic 740. We did not recognize any adjustment to the liability for uncertain tax position and therefore did not record any adjustment to the beginning balance of accumulated deficit on the balance sheet. All tax returns for the Company remain open.

Reconciliation between the theoretical tax expense, assuming all income is taxed at the statutory tax rate applicable to income of the Company and the actual tax expense as reported in the Statement of Operations, is as follows:

	Year ended December 31,
	2022	2021
Loss before taxes, as reported in the consolidated statements of operations	$14,479	$10,728

Federal and State statutory rate	26.5%	26.5%

Theoretical tax benefit on the above amount at federal statutory tax rate	3,837	2,842

Permanent differences	(1,854)	(1,180)

Losses and other items for which a valuation allowance was provided or benefit from loss carry forward	(1,983)	(1,662)

Actual tax income (expense)	-	-

	2022	2021
	U.S. dollars in thousands
Deferred tax assets:
Net operating loss carry-forward	$8,165	$5,464
Adjustments	(1,118)	(1,015)
Valuation allowance	(7,047)	(4,449)
	$-	$-

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Management has determined, based on its recurring net losses, lack of a commercially viable product and limitations under current tax rules, that a full valuation allowance is appropriate.

U.S. dollars in thousands
Valuation allowance, December 31, 2021	$4,449

Increase	2,598
Valuation allowance, December 31, 2022	$7,047

The net federal operating loss carry forward will begin expire in 2039. This carry forward may be limited upon the consummation of a business combination under IRC Section 382.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

NOTE 13 - SUBSEQUENT EVENTS

On January 5, 2023, the Company entered into a Binding Letter of Intent with Core Development Holdings Corporation (“Core”), a Florida corporation that holds approximately 29.3% of 4280 Lakewood Road Manager, LLC (“Lakewood Manager”), which in turn owns 86.45% of the membership interests in 4280 Lakewood Road, LLC (“4280 Project”), an affordable multi-family real estate project located in Lake Worth, Florida. Core has agreed to sell a portion of its interest in the Lakewood Manager to the Company and the Company has agreed to issue to Core a number of the Company’s common shares to acquire $2 million of equity in the Lakewood Manager . The Company has agreed to issue to Core a number of the Company’s common shares equal to 33.3% of the total number of post- issuance, authorized, issued and outstanding shares on a fully diluted basis measured on a going forward basis to account for the exercise in the future of any currently issued and outstanding warrants and options as of the date of the agreement, of the Company’s stock free and clear of any liens, claims or encumbrances. If for any reason, the Company is unable to issue sufficient shares to satisfy the 33.3% Ownership Percentage or as a result of the exercise and issue of any stock warrants or options outstanding as of the date of the Agreement, the Percentage Membership Interest to be issued by Core to Cuentas pursuant to the Letter of Intent shall be reduced by the same percentage that the actual post-issuance ownership percentage falls below the 33.3% Ownership Ratio. The Percentage of Membership Interest Acquired will be determined by selection of two competent valuation professionals, one by each Party, to prepare a written opinion of the fair market value of Core’s Interest in Lakewood Managers as of the Closing Date provided that, the difference between two appraisals does not exceed 15%, then the average of the fair market value of the two appraisals shall represent the “Appraised Value Denominator” for purposes of determining the Percentage Membership Interest to be transferred by Core to the Company. If the difference between two appraisals is more than 15%, then the Parties shall mutually select a third competent valuation expert who shall prepare a third opinion of the fair market value of Core’s Interest in Lakewood Manager, and the average of the three opinions of the fair market value of Core’s Interest in Lakewood Manager shall be the Appraised Value Denominator. The Percentage Membership Interest to be assigned and transferred shall equal the Purchase Price divided by the Appraised Value Denominator. Core’s transfer of the Percentage Membership Interest is subject to approval by Lakewood Manager. The Company agreed to be bound by the rights and obligations of the current Operating Agreement and other agreements of Lakewood Manager and Core shall have the right continue to exercise its management and other decision making rights at Lakewood Manager and will provide customary rights afforded minority interest holders in limited liability companies provided under Florida law. The Company’s obligation to consummate and enter into a definitive purchase and sale agreement is contingent on board of director and shareholder approval.

On February 3, 2023, the Company (“Cuentas” or “Buyer”) entered into a Membership Interest Purchase Agreement (MIPA) with Core. Core has agreed to sell 6% of its interest in the Lakewood Manager to Cuentas and Cuentas has agreed to issue to Core 295,282 of the Company’s common shares to acquire the 6% equity in the Lakewood Manager valued at $1,195,195. The 295,282 of the Company’s share was equal to 19.9% of the total number of current issued and outstanding shares of the Company as of the date of this Agreement. The Company closed this transaction on or about March 9th, 2023.

As previously disclosed, on June 21, 2022, the Nasdaq Listing Qualifications Staff (the “Staff”) issued the Company a delist letter citing its failure to comply with the minimum bid price requirement under Listing Rule 5550(a)(2). In accordance with Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until December 19, 2022, to regain compliance with Rule 5550(a)(2). On December 20, 2022, Staff notified the Company that it had determined to delist the Company as it did not comply with bid price requirement for listing on the Exchange. On December 27, 2022, the Company requested a hearing, which was held on February 9, 2023. On February 28, 2023, the Company announced that it received on February 23 formal notification from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Nasdaq Hearings Panel (the “Panel”) had determined to grant the Company’s request for continued listing on The Nasdaq Capital Market, pursuant to an extension through April 6, 2023, to evidence compliance with Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). Such extension is subject to the conditions that (1) on or before March 23, 2023, the Company shall effect a reverse stock split at a ratio that is sufficient to ensure compliance with the Bid Price Rule and (2) on April 6, 2023, the Company shall have demonstrated compliance with the Bid Price Rule, by evidencing a closing bid price of $1 or more per share for a minimum of ten consecutive trading sessions. The Company is taking definitive steps to timely evidence compliance with the terms of the Panel’s decision; however, there can be no assurance that it will be able to do so by April 6, 2023, or that the Panel will grant a further extension if required.

 On March 9, 2023 the Board of Directors of the Company approved an annual Incentive of $150,000 for Michael De Prado for fiscal year 2022 and $150,000 for Arik Maimon for fiscal year 2022. Those annual Incentives were paid on March 10, 2023. On March 9, 2023 the Board of Directors of the Company approved an annual Incentive of $150,000 for Michael De Prado for fiscal year 2022 and $150,000 for Arik Maimon for fiscal year 2022. Those annual Incentives were paid on March 10, 2023.

On March 9, 2023, the Board of Directors of the Company approved a Retention Bonus to be included in the negotiation of an employment agreement or amended employment agreement for Shalom Arik Maimon and Michael De Prado.

CUENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

On February 6, 2023, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Investor”) for the purpose of raising approximately $5 million in gross proceeds for the Company. Pursuant to the terms of the Purchase Agreement, the Company agreed to sell, in a registered direct offering, an aggregate of (i) 2,123,478 shares (the “Shares”) of the Company’s common stock (“Common Stock”) and (ii) pre-warrants to purchase up to 1,664,401 shares of Common Stock (the “Pre-Funded Warrants” and such shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”) and, in a concurrent private placement, warrants (the “Purchase Warrants”) to purchase 3,787,879 shares of Common Stock (the shares of Common Stock issuable upon exercise of the Purchase Warrants, the “Purchase Warrant Shares”). The combined purchase price per Share and Purchase Warrant is $1.32 and the combined purchase price per Pre-Funded Warrant and Purchase Warrant of $1.3199.

The Pre-Funded Warrants were sold, in lieu of shares of Common Stock, to any Investor whose purchase of shares of Common Stock in the Registered Offering would otherwise result in such Investor, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at such Investor’s option upon issuance, 9.99%) of the Company’s outstanding Common Stock immediately following the consummation of the Registered Offering. Each Pre-Funded Warrant represents the right to purchase one share of Common Stock at an exercise price of $0.0001 per share. The Pre-Funded Warrants are exercisable immediately and may be exercised at any time until the Pre-Funded Warrants are exercised in full.

The Purchase Warrants will be exercisable on the six-month anniversary of the issuance date and will expire five and one-half years following the date of issuance at an exercise price of $1.335 per share.

The closing of the sales of these securities under the Purchase Agreement occurred on or about February 8, 2023, subject to satisfaction of customary closing conditions.

H.C. Wainwright & Co., LLC (“Wainwright”) is acting as exclusive placement agent for the offering pursuant to an engagement agreement between the Company and Wainwright dated as of December 13, 2022. As compensation for such placement agent services, the Company has agreed to pay Wainwright an aggregate cash fee equal to 7.0% of the gross proceeds received by the Company from the offering, plus a management fee equal to 1.0% of the gross proceeds received by the Company from the offerings, a non-accountable expense of $65,000 and $15,950 for clearing expenses. The Company has also agreed to issue to Wainwright or its designees warrants to purchase 265,152 shares of Common Stock (the “PA Warrants” and the shares of Common Stock issuable upon exercise of the PA Warrants, the “PA Warrant Shares”). The PA Warrants have a term of five years from the commencement of sales in the offering, and have an exercise price of $1.782 per share.

The net proceeds to the Company from the registered direct offering and concurrent private placement, after deducting the Placement Agent’s fees and expenses and the Company’s offering expenses are expected to be approximately $4.3 million.

On March 16, 2023, the Company issued 15,385 shares of its Common Stock pursuant to a Settlement between the Company and a service provider. The fair market value of the shares at the issuance date was $112.

On March 27, 2023, the Company issued 27,759 shares of its Common Stock pursuant to a Service Agreement between the Company and a service provider. The fair market value of the shares at the issuance date was $112.

Unaudited Financial Statements

CUENTAS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands except share and per share data)

	March 31, 2023	December 31, 2022
	Unaudited	Audited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	3,328	466
Accounts Receivables net of allowance for credit losses of $177 as of March 31, 2023 and December 31, 2022, respectively.	221	209
Related parties	88	-
Other current assets	52	14
Total current assets	3,689	689

Property and Equipment, net	6	6
Investment in unconsolidated Entities	1,468	776
Intangible assets	26	28
Total assets	5,189	1,499

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payable	1,224	1,231
Other accounts liabilities	775	681
Deferred revenue	109	113
Notes and Loan payable	112	109
Stock based liabilities	1	-
Total current liabilities	2,221	2,134

Other long-term loans	89	89

TOTAL LIABILITIES	2,310	2,223

STOCKHOLDERS’ EQUITY

Common stock, authorized 360,000,000 shares, $0.001 par value; 2,103,365 and 1,473,645 issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	2	2
Additional paid in capital	57,355	52,053
Treasury Stock	(33)	(29)
Accumulated deficit	(54,445)	(52,750)
Total stockholders’ equity	2,879	(724)
Total liabilities and stockholders’ equity	5,189	1,499

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

CUENTAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

(U.S. dollars in thousands except share and per share data)

	Three Months Ended March 31,
	2023	2022

REVENUE	64	394

COST OF REVENUE	123	260

GROSS PROFIT (LOSS)	(59)	134

OPERATING EXPENSES

Amortization of intangible assets	2	453
Selling, general and administrative	1,625	3,289
TOTAL OPERATING EXPENSES	1,627	3,742

OPERATING LOSS	(1,686)	(3,608)

OTHER EXPENSES
Other income	1	-
Interest expense	-	(1)
Loss from change in fair value of stock-based liabilities	(1)	-
TOTAL OTHER EXPENSES	-	(1)

NET LOSS BEFORE EQUITY LOSSES	(1,686)	(3,609)

Equity losses in non-consolidated entity	(9)	(15)
NET LOSS	(1,695)	(3,624)

Net loss per basic and diluted share	(1.00)	(3.15)
Weighted average number of basic and diluted common shares outstanding	1,696,022	1,151,207

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

CUENTAS, INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Unaudited)

(U.S. dollars in thousands, except share and per share data)

	Common Stock		Additional Paid-in	Treasury	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Stock	Deficit	Equity

Balance as of December 31, 2022	1,473,645	2	52,053	(29)	(52,750)	(724)

Issuance of Shares of Common Stock, net of issuance expenses **	291,376	*	4,319	-	-	4,319
Share based Compensation	-		27	-	-	27
Issuance of Shares of Common due to acquisition of an asset	295,282	*	700	-	-	700
Treasury stock	(227)		-	(4)	-	(4)
Reverse split	145		-	--	-	--
Shares issued for services	27,759	*	136	-	-	136
Shares issued due to a settlement	15,385	*	120	-		120
Net income for the period ending March 31, 2023	-	-	-	-	(1,695)	(1,695)
Balance as of March 31, 2023	2,103,365	$2	$57,355	(33)	$(54,445)	$2,879

*	Less than $1.

**	Issuance expenses totaled to $681

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity

Balance as of December 31, 2021	1,157,207	1	47,668	(38,219)	9,450

Shares issued for services and for employees	-	-	537	-	537
Net income for the period ending March 31, 2022	-	-	-	(3,624)	(3,624)
Balance as of March 31, 2022	1,157,207	$1	$48,205	$(41,843)	$6,363

*	Less than $1.

The accompanying notes are an integral part of these consolidated financial statements

CUENTAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(U.S. dollars in thousands)

	Three Months Ended March 31,
	2023	2022

Cash Flows from Operating Activities:
Net loss	(1,695)	(3,624)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock based compensation and shares issued for services	283	537
Equity losses in non-consolidated entity	9	15
Interest	3	3
Gain from Change in on fair value of stock-based liabilities	1	-
Depreciation and amortization expense	2	453
Changes in Operating Assets and Liabilities:
Accounts receivable	(13)	(81)
Other current assets	(38)	(30)
Accounts payable	(7)	727
Other Accounts liabilities	94	(137)
Related Parties, net	(88)	-
Deferred revenue	(4)	(88)
Net Cash Used by Operating Activities	(1,453)	(2,225)

Cash Flows from Investing Activities:
Investment in non-consolidated entity	-	(40)
Purchase of equipment	-	(7)

Net Cash used for Investing Activities	-	(47)

Cash Flows from Financing Activities:

Proceeds from issuance of common stock, net of issuance expense	4,319	-
Treasury stock	(4)	-
Net Cash Provided by Financing Activities	4,315	-

Net Increase (Decrease) in Cash	2,862	(2,272)
Cash at Beginning of Period	466	6,607
Cash at End of Period	3,328	4,335

Supplemental disclosure of non-cash financing activities

Issuance of Shares of Common due to acquisition of an asset	700	-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

CUENTAS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollar thousands, except share and per share data)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Cuentas, Inc. (the “Company”) together with its subsidiaries, is mainly focused on financial technology (“FINTECH”) services, delivering mobile financial services, prepaid debit and digital content services to unbanked, underbanked and underserved communities. During 2023-Q1, the Company initiated its first investment into the Real Estate market and recently, made its second, more significant investment in Real Estate. The Company derived its revenue from GPR “Debit” Card fees and the sales of prepaid products and services including third party digital content, gift cards, remittances, mobile phone topups and other digital services. Additionally, The Company has an agreement with Interactive Communications International, Inc. (“InComm”) a leading processor of general purpose reloadable (“GPR”) debit cards, to market and distribute a line of prepaid digital content and gift cards targeted towards the Latin American market. Cuentas is able to purchase InComm’s prepaid digital content and gift cards at a discount and resell these same products in real time through its mobile app and through the Cuentas-SDI network of over 31,000 bodegas. Cuentas is able to offer these digital products to the public through its mobile app and the Cuentas-SDI distribution network, many at discounted prices, while making a small profit margin which varies from product to product. The prepaid digital content and gift cards include Amazon Cash, XBox, PlayStation, Nintendo, Karma Koin, Transit System Loads & Reloads (LA TAP, NY Transit, Grand Rapids, CT GO and more coming in 2023), Burger King, Cabela’s, Bass Pro Shops, AT&T, Verizon, Mango Mobile, Black Wireless and many more prepaid wireless carriers in the US and in foreign countries. Cuentas accountholders can also send up to $500 anywhere in the world that WesternUnion operates at a discounted rate. The Company’s real estate investments are intended to broaden its reach into the unbanked, underbanked and underserved communities by using a patented, low cost, sustainable technology that should allow the Company to provide reasonably priced rental apartments to working class residents who have been priced out of rental communities due to severe rent hikes in Florida and other areas in the US.

The Company was incorporated under the laws of the State of Florida on September 21, 2005 to act as a holding company for its subsidiaries. Its subsidiary is Meimoun and Mammon, LLC (100% owned) (“M&M”),Tel3, a business segment of Meimoun and Mammon, LLC provides prepaid calling cards to consumers directly and operates in a complimentary space as Meimoun and Mammon, LLC. The Company also owns 50% of CUENTASMAX LLC which installs WiFi6 shared network (“WSN”) systems in locations in the New York metropolitan tristate area using access points and small cells to provide users with access to the WSN.

On February 3, 2023, the Company entered into a Membership Interest Purchase Agreement (MIPA) with Core Development Holdings Corporation (“Core”). Core is a Florida corporation that holds approximately 29.3% of 4280 Lakewood Road Manager, LLC (“Lakewood Manager”), which in turn owns 86.45% of the membership interests in 4280 Lakewood Road, LLC (“4280 Project”), an affordable multi-family real estate project located in Lake Worth, Florida. Core sold 6% of its interest in the Lakewood Manager to the Company and the Company has agreed to issue to Core 295,282 of the Company’s common shares to acquire the 6% equity in the Lakewood Manager valued at approximately $700. The 295,282 of the Company’s shares were equal to 19.9% of the total number of issued and outstanding shares of the Company as of the date of the Agreement. The Company closed this transaction on or about March 9th, 2023.

On April 13, 2023, the Company signed an Operating Agreement to be a majority member in Brooksville Development Partners, LLC (“Brooksville”) with 2 minority members for the purpose of acquiring land for the development of a residential apartment community consisting of approximately 360 apartments. All real and personal property owned by Brooksville shall be owned by Brooksville as an entity, and the Members nor Manager shall not have any ownership interest in such property. One of the minority members will be the manager of the project.

On April 28, 2023, the Company and minority partners in Brooksville closed on the transaction to acquire a 21.8 acre site for development of the Brooksville project. Cuentas had deposited an “Initial Capital Contribution” of $2,000 into a title insurance escrow account which was released from escrow by the Title Agent to fund the balance of the purchase price of the Vacant Land, together with a $3,050 bank loan from Republic Bank of Chicago. Brooksville owns the Vacant Land, free and clear of any liens, claims and encumbrances with the sole exception being the Republic Bank loan. The Company is currently a 63% interest holder in Brooksville but that may change in the future if the Company is not able to raise sufficient financing to complete the project.

CUENTAS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollar thousands, except share and per share data)

NASDAQ

On June 21, 2022, the Nasdaq Listing Qualifications Staff (the “Staff”) issued the Company a delist letter citing its failure to comply with the minimum bid price requirement under Listing Rule 5550(a)(2). In accordance with Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until December 19, 2022, to regain compliance with Rule 5550(a)(2). On December 20, 2022, Staff notified the Company that it had determined to delist the Company as it did not comply with bid price requirement for listing on the Exchange. On April 14, 2023, the Nasdaq Listing Qualifications Staff issued the Company a compliance letter citing that that the Company regained compliance with the bid price concern.

REVERSE SPLIT

On March 24, 2023, the Company completed a reverse stock split of its common stock. As a result of the reverse stock split, the following changes have occurred (i) every thirteen shares of common stock have been combined into one share of common stock; (ii) the number of shares of common stock underlying each common stock option or common stock warrant have been proportionately decreased on a 13-for-1 basis, and the exercise price of each such outstanding stock option and common warrant has been proportionately increased on a 13-for-1 basis. Accordingly, all option numbers, share numbers, warrant numbers, share prices, warrant prices, exercise prices and losses per share have been adjusted within these consolidated financial statements, on a retroactive basis, to reflect this 13-for-1 reverse stock split. On April 14, 2023, the Nasdaq Listing Qualifications Staff issued the Company a compliance letter citing that that the Company regained compliance with the bid price concern.

GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As of March 31, 2023, the Company had approximately $3,328 in cash and cash equivalents, approximately $1,468 in working capital, shareholder equity of $2,879 and an accumulated deficit of approximately $54,445. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Company’s ability to continue as a going concern is dependent upon raising capital from financing transactions and revenue from operations. Management anticipates their business will require substantial additional investments that have not yet been secured. Management is continuing in the process of fund raising in the private equity and capital markets as the Company will need to finance future activities. These financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

SECURITIES OFFERING

On February 6, 2023, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Investor”) for the purpose of raising approximately $5,000 in gross proceeds for the Company. Pursuant to the terms of the Purchase Agreement, the Company agreed to sell, in a registered direct offering, an aggregate of (i) 163,344 shares (the “Shares”) of the Company’s common stock (“Common Stock”) and (ii) pre-warrants to purchase up to 128,031 shares of Common Stock (the “Pre-Funded Warrants” and such shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”) and, in a concurrent private placement, warrants (the “Purchase Warrants”) to purchase 291,375 shares of Common Stock (the shares of Common Stock issuable upon exercise of the Purchase Warrants, the “Purchase Warrant Shares”). The combined purchase price per Share and Purchase Warrant is $17.16 and the combined purchase price per Pre-Funded Warrant and Purchase Warrant of $17.16. The Pre-Funded Warrants were sold, in lieu of shares of Common Stock, to any Investor whose purchase of shares of Common Stock in the Registered Offering would otherwise result in such Investor, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at such Investor’s option upon issuance, 9.99%) of the Company’s outstanding Common Stock immediately following the consummation of the Registered Offering. Each Pre-Funded Warrant represents the right to purchase one share of Common Stock at an exercise price of $0.0013 per share. As of March 31, 2023 the Pre-Funded Warrants were exercised in full. The Purchase Warrants will be exercisable on or before August 5, 2023 and will expire on August 5, 2028 at an exercise price of $17.16 per share. The closing of the sales of these securities under the Purchase Agreement occurred on or about February 8, 2023, subject to satisfaction of customary closing conditions. H.C. Wainwright & Co., LLC (“Wainwright”) is acting as exclusive placement agent for the offering pursuant to an engagement agreement between the Company and Wainwright dated as of December 13, 2022. As compensation for such placement agent services, the Company has agreed to pay Wainwright an aggregate cash fee equal to 7.0% of the gross proceeds received by the Company from the offering, plus a management fee equal to 1.0% of the gross proceeds received by the Company from the offerings, a non-accountable expense of $65 and $16 for clearing expenses. The Company has also agreed to issue to Wainwright or its designees warrants to purchase 20,397 shares of Common Stock (the “PA Warrants” and the shares of Common Stock issuable upon exercise of the PA Warrants, the “PA Warrant Shares”). The PA Warrants have a term of five years from the issuance date and have an exercise price of $23.17 per share. The net proceeds to the Company from the registered direct offering and concurrent private placement, after deducting the Placement Agent’s fees and expenses and the Company’s offering expenses were approximately $4,300.

CUENTAS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollar thousands, except share and per share data)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Unaudited Interim Financial Statements

The accompanying unaudited consolidated financial statements include the accounts of the Company and its subsidiaries, prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and with the instructions to Form 10-Q and Article 10 of U.S. Securities and Exchange Commission Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the financial statements presented herein have not been audited by an independent registered public accounting firm but include all material adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the financial condition, results of operations and cash flows for the for three-months ended March 31, 2023. However, these results are not necessarily indicative of results for any other interim period or for the year ended December 31, 2023. The preparation of financial statements in conformity with GAAP requires the Company to make certain estimates and assumptions for the reporting periods covered by the financial statements. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues, and expenses. Actual amounts could differ from these estimates.

Certain information and footnote disclosures normally included in financial statements in accordance with generally accepted accounting principles have been omitted pursuant to the rules of the U.S. Securities and Exchange Commission (“SEC”). The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023 (the “Annual Report”). For further information, reference is made to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Principles of Consolidation

The consolidated financial statements are prepared in accordance with US GAAP. The consolidated financial statements of the Company include the Company and its wholly owned and majority-owned subsidiaries. All inter-company balances and transactions have been eliminated.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, certain revenues and expenses, and disclosure of contingent assets and liabilities as of the date of the financial statements. Actual results could differ from those estimates.

CUENTAS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollar thousands, except share and per share data)

Deferred Revenue

Deferred revenue is comprised mainly of unearned revenue related to prepayments from retail consumers for telecommunications minutes. The following table represents the changes in deferred revenue for the three months ended March 31, 2023:

Deferred Revenue
Balance at December 31, 2022	$113
Change in deferred revenue	(4)
Balance at March 31, 2023	$109

Revenue allocated to remaining performance obligations represent contracted revenue that has not yet been recognized (“contracted not recognized”). Contracted not recognized revenue was $109 as of March 31, 2023, of which the Company expects to recognize 100% of the revenue over the next 12 months.

Derivative and Fair Value of Financial Instruments

Fair value of certain of the Company’s financial instruments including cash, accounts receivable, accounts payable, accrued expenses, notes payables, and other accrued liabilities approximate cost because of their short maturities. The Company measures and reports fair value in accordance with ASC 820, “Fair Value Measurements and Disclosure” defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements.

Fair value, as defined in ASC 820, is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of an asset should reflect its highest and best use by market participants, principal (or most advantageous) markets, and an in-use or an in-exchange valuation premise. The fair value of a liability should reflect the risk of nonperformance, which includes, among other things, the Company’s credit risk.

CUENTAS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollar thousands, except share and per share data)

Valuation techniques are generally classified into three categories: the market approach; the income approach; and the cost approach. The selection and application of one or more of the techniques may require significant judgment and are primarily dependent upon the characteristics of the asset or liability, and the quality and availability of inputs. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. ASC 820 also provides fair value hierarchy for inputs and resulting measurement as follows:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2: Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3: Unobservable inputs for the asset or liability that are supported by little or no market activity, and that are significant to the fair values.

Fair value measurements are required to be disclosed by the Level within the fair value hierarchy in which the fair value measurements in their entirety fall. Fair value measurements using significant unobservable inputs (in Level 3 measurements) are subject to expanded disclosure requirements including a reconciliation of the beginning and ending balances, separately presenting changes during the period attributable to the following: (i) total gains or losses for the period (realized and unrealized), segregating those gains or losses included in earnings, and a description of where those gains or losses included in earning are reported in the statement of income.

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis by level within the fair value hierarchy are as follows:

	Balance as of March 31, 2022
	Level 1	Level 2	Level 3	Total
Liabilities:
Stock based liabilities	1	-	-	1
Total liabilities	1	-	-	1

Balance as of December 31, 2022
	Level 1	Level 2	Level 3	Total
Liabilities:
Stock based liabilities	-	-	-	-
Total liabilities	-	-	-	-

CUENTAS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollar thousands, except share and per share data)

Recently Issued Accounting Standards

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” This updated guidance sets forth a current expected credit loss model based on expected losses. Under this model, an entity recognizes an allowance for expected credit losses based on historical experience, current conditions and forecasted information rather than the current methodology of delaying recognition of credit losses until it is probable a loss has been incurred. This guidance becomes effective for the Company beginning in interim periods starting in fiscal year 2023. The impact of adopting the new standard did not have a material impact on the Company’s consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our financial statements upon adoption.

NOTE 3 - STOCK OPTIONS

The following table summarizes all stock option activity for the three months ended March 31, 2023:

	Shares	Weighted- Average Exercise Price Per Share
Outstanding, December 31, 2022	128,477	$56.44
Granted	-	-
Forfeited	6,093	186.55
Outstanding, March 31, 2023	122,384	$49.96

The following table discloses information regarding outstanding and exercisable options as of March 31, 2023:

	Outstanding			Exercisable
Exercise Prices	Number of Option Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Number of Option Shares	Weighted Average Exercise Price
$97.50	2,769	97.50	0.46	2,769	97.50
67.99	1,538	67.99	0.99	1,538	67.99
36.40	118,077	36.40	8.68	110,382	36.40
	122,384	$49.96	8.38	114,689	$38.30

The following table discloses information regarding outstanding and exercisable options at March 31, 2022:

	Outstanding			Exercisable
Exercise Prices	Number of Option Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Number of Option Shares	Weighted Average Exercise Price
$186.55	6,093	$186.55	0.99	6,093	$186.55
97.50	2,769	97.50	1.46	2,769	97.50
67.99	1,538	67.99	1.99	1,538	67.99
36.40	126,923	36.40	9.59	53,846	36.40
	137,323	$47.97	8.88	64,246	$54.08

CUENTAS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollar thousands, except share and per share data)

NOTE 4 - RELATED PARTY TRANSACTIONS

Related parties balances at March 31, 2023 and December 31, 2022 consisted of the following:

Due from related parties

	March 31, 2023	December 31, 2022
	(dollars in thousands)
Arik Maimon (Chairman of the Board and the CEO)	42	-
Michael De Prado (Vice Chairman of the Board and President)	46	-
SDI Cuentas LLC, net of allowance for credit losses of $157 as of March 31, 2023 and December 31,2022, respectively.	210	198
Total Due from related parties	298	198

Related party transactions

	Period ends at March 31, 2023	Period ends at March 31, 2022
	(dollars in thousands)
Sales to SDI Cuentas LLC	$12	$214

Carol Pepper (b)	-	40
Cima Telecom Inc. (a)	$-	324
	$-	$364

(a)	Composed of periodic fees in the amount of $177 thousand for the maintenance and support services in accordance with the software maintenance agreement for the first quarter of the third calendar year and $147 thousand for software development services during the first quarter of 2022.

(b)	Composed of a consulting fee in addition to the directorship fees.

CUENTAS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollar thousands, except share and per share data)

NOTE 5 - COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

On May 1, 2019, the Company received a notice of demand for arbitration from Secure IP Telecom, Inc. (“Secure IP), who allegedly had a Reciprocal Carrier Services Agreement (“RCS”) exclusively with Limecom and not with the Company. The arbitration demand originated from another demand for arbitration that Secure IP received from VoIP Capital International (“VoIP”) in March 2019, demanding $1,053 in damages allegedly caused by unpaid receivables that Limecom assigned to VoIP based on the RCS. On or about October 5, 2020, the trial court appointed a receiver over Limecom, Inc. (“Limecom”) in the matter of Spectrum Intelligence Communications Agency, LLC. v. Limecom, Inc., case no. 2018-027150-CA-01 pending in the 11th Circuit for Miami-Dade County, Florida. On June 5, 2020, Secure IP Telecom, Inc. (“Secure IP”) filed a complaint against Limecom, Heritage Ventures Limited (“Heritage”), an unrelated third party and owner of Limecom, and the Company, case no. 20-11972-CA-01. Secure IP alleges that the Company received certain transfers from Limecom during the period that the Company wholly owned Limecom that may be an avoidable under Florida Statute § 725.105. On July 13, 2021, the two cases were consolidated, and are now pending before the same trial court under the former case number. The Company has answered and denied any liability with respect to both complaints. To the extent the Company has exposure for any transfers from Limecom, Heritage has indemnified the Company for any such liability and the Company has a pending cross-claim against Heritage for purposes of enforcing the indemnification obligation. A review of the books and records of the Company reflect aggregate transfers from Limecom to the Company or its affiliates of less than $600. The Company’s books and records reflect that the Company fully reimbursed Limecom through direct payment of expenses of Limecom and through issuance of shares by the Company to employees or other vendors on behalf of Limecom for settlement and release of claims the employees or vendors may have asserted against Limecom. The books and records of the Company therefore do not reflect an identifiable avoidable transfer, but this analysis may change as the discovery process continues. As of March 31, 2023, the company accrued $300 thousand due to this matter.

On October 4, 2022, Crosshair Media Placement, LLC, a Kentucky based marketing company, filed and served a complaint on Cuentas for breach of contract alleging breach of contract damages of $630, which case remains pending in the United States District Court for the Western District of Kentucky, case no. 3:22-CV-512-CHB. The Company is vigorously defending itself against this complaint and on November 8, 2022, filed a Motion to Dismiss for Lack of Jurisdiction and a Motion to Change Venue. As of March 31, 2023, the company accrued $630 thousand due to this matter.

On March 14, 2023, the Company was served with a complaint for Breach of Contract of an Employment Agreement in excess of $30. The Company has retained counsel and is aggressively defending its rights.

On April 1, 2021 the Company executed a lease for office space effective April 1, 2021. The lease requires monthly rental payments of $9.

CUENTAS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollar thousands, except share and per share data)

NOTE 6 - SEGMENTS OF OPERATIONS

The Company reports segment information based on the “management” approach. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable operating segments. The Company manages its business primarily on a product basis. The accounting policies of the various segments are the same as those described in Note 2, “Summary of Significant Accounting Policies.” The Company evaluates the performance of its reportable operating segments based on net sales and gross profit.

Revenue by product for the three months ended March 31, 2023, and the three months ended March 31, 2022 are as follows:

	March 31, 2023	March 31, 2022
	(dollars in thousands)
Telecommunications	$49	$175
Digital products and General Purpose Reloadable Cards	15	219
Total revenue	$64	$394

Gross loss by product for the three months ended March 31, 2023, and the three months ended March 31, 2022 are as follows:

	March 31, 2023	March 31, 2022
	(dollars in thousands)
Telecommunications	$(7)	$66
Digital products and General Purpose Reloadable Cards	(52)	(88)
Total Gross Loss	$(59)	$(22)

NOTE 7 - SUBSEQUENT EVENTS

On April 14, 2023, the Nasdaq Listing Qualifications Staff (the “Staff”) issued the Company a compliance letter citing that the Company regained compliance with the bid price concern, as required by the Hearing Panel’s (“Panel”) decision dated February 23, 2023.

On April 13, 2023, the Company signed an Operating Agreement to be a majority member in Brooksville Development Partners, LLC (“Brooksville”) with 2 minority members for the purpose of acquiring land for the development of a residential apartment community consisting of approximately 360 apartments. All real and personal property owned by Brooksville shall be owned by Brooksville as an entity, . One of the minority members is qualified and will be the manager of the project.

On April 28, 2023, the Company and minority partners in Brooksville closed on the transaction to acquire a 21.8 acre site for development of the Brooksville project for total purchase price of $5,050. Cuentas had deposited an “Initial Capital Contribution” of $2,000 into a title insurance escrow account which was released from escrow by the Title Agent to fund the balance of the purchase price of the Vacant Land, together with a $3,050 bank loan from Republic Bank of Chicago. Brooksville owns the Vacant Land, free and clear of any liens, claims and encumbrances with the sole exception being the Republic Bank loan. The Company is currently a 63% interest holder in Brooksville but that may change in the future if the Company is not able to raise sufficient financing to complete the project.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

311,771 Shares

Common Stock

PROSPECTUS

August 9, 2023